Execution Version

Exhibit 10.11
PURCHASE AND SALE AGREEMENT (SILVER)
i-80 GOLD CORP.
as Seller
– and –
PREMIER GOLD MINES USA, INC.
OSGOOD MINING COMPANY, LLC
RUBY HILL MINING COMPANY, LLC
– and –
OMF FUND III (HG) LTD.
AND EACH OF THE OTHER PURCHASERS
FROM TIME TO TIME PARTY HERETO
as Purchasers
– and –
OMF FUND III (HG) LTD.
as Purchasers’ Agent

December 13, 2021

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- ii -

Page
1.1    Definitions    2
1.2    Certain Rules of Interpretation    37
1.3    Accounting Principles    38
1.4    Paramountcy    38
1.5    Interest Act    38
1.6    Maximum Rate of Interest    38
1.7    No Subordination    39
1.8    Schedules    39
ARTICLE 2 PURCHASE AND SALE    40
2.1    Purchase and Sale of Refined Silver    40
2.2    Product Specifications    40
2.3    Delivery Obligations    41
2.4    Delivery Notifications and Invoicing    42
2.5    Purchase Price    43
2.6    Payment    43
2.7    Minimum Quarterly Deliveries    43
ARTICLE 3 DEPOSIT PAYMENT    44
3.1    Deposit    44
3.2    Additional Deposit    44
3.3    Use of Deposit    44
3.4    Conditions Precedent to Deposit    45
3.5    Satisfaction of Conditions    47
ARTICLE 4 TERM    47
4.1    Term    47
4.2    Survival    48
ARTICLE 5 REPORTING; BOOKS AND RECORDS; INSPECTIONS    48
5.1    Operations Reports    48
5.2    Financial Reports    48
5.3    Other Reports    49
5.4    Copies of Project Documents    49
5.5    Notice of Adverse Impact    50
5.6    Notice of Permitted Restricted Payment    51
5.7    Provision of Reports    51
5.8    Books and Records    51
5.9    Inspections    52
ARTICLE 6 COVENANTS    53
6.1    Conduct of Operations    53
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(continued)
Page
6.2    Annual Metal Delivery Coverage Ratio    54
6.3    Processing; Commingling    54
6.4    Certain Corporate Standards    55
6.5    Preservation of Corporate Existence    56
6.6    Maintenance of Property; Encumbrances    56
6.7    Blackjack    57
6.8    Insurance    57
6.9    NGM Matters    59
6.10    Restrictions on Business Activities    59
6.11    Indebtedness and Encumbrances    60
6.12    Other Restrictive Covenants    61
6.13    Confidentiality    62
ARTICLE 7 TRANSFERS OF INTERESTS    64
7.1    Prohibition on Sale of Mineral Interests    64
7.2    Prohibition on Transfers and Change of Control    64
7.3    Permitted Transfers    64
7.4    Abandonment    69
ARTICLE 8 SECURITY    69
8.1    Security Documents    69
8.2    Additional Security from New Subsidiaries    70
8.3    Further Assurances – Security    71
8.4    Security Effective Notwithstanding Date of Deposit    71
8.5    No Merger    71
8.6    Release of Security    72
8.7    Stockpiling    72
8.8    Consent to Refinancing Facility and Agreement to Subordinate    72
ARTICLE 9 REPRESENTATIONS AND WARRANTIES    73
9.1    Representations and Warranties of the Stream Parties    73
9.2    Representations and Warranties of the Purchaser    73
9.3    Survival of Representations and Warranties    73
9.4    Knowledge    73
ARTICLE 10 SELLER EVENTS OF DEFAULT    74
10.1    Events of Default    74
10.2    Remedies    76
ARTICLE 11 PURCHASER EVENTS OF DEFAULT    77
11.1    Events of Default    77
11.2    Remedies    78
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(continued)
Page
ARTICLE 12 THE PURCHASERS AND THE PURCHASERS’ AGENT    78
12.1    Decision-Making    78
12.2    Purchasers’ Obligations Several; No Partnership    79
12.3    Intercreditor Agreement    79
12.4    Purchasers’ Agent    79
12.5    Sharing of Information    80
12.6    Amendments to this Article    80
12.7    Adjustments Among Purchasers    80
ARTICLE 13 ADDITIONAL PAYMENT TERMS    81
13.1    Payments    81
13.2    Taxes    81
13.3    Overdue Payments    83
13.4    Set-Off    83
ARTICLE 14 INDEMNITIES    84
14.1    Indemnity of the Seller    84
14.2    Indemnity of Purchasers    84
14.3    Non-Party Indemnified Persons    85
ARTICLE 15 GENERAL    85
15.1    Disputes and Arbitration    85
15.2    Further Assurances    86
15.3    No Joint Venture    86
15.4    Governing Law    87
15.5    Notices    87
15.6    Press Releases    88
15.7    Amendments    89
15.8    Beneficiaries    89
15.9    Entire Agreement    89
15.10    Waivers    89
15.11    Assignment    89
15.12    Severability    90
15.13    Costs and Expenses    91
15.14    Counterparts    91

iii-

THIS PURCHASE AND SALE AGREEMENT (SILVER) dated as of December 13, 2021
BETWEEN:
i-80 GOLD CORP., a corporation existing under the laws of the Province of British Columbia (the “Seller”)
– and –
PREMIER GOLD MINES USA, INC., a corporation incorporated under the laws of the State of Delaware
– and –
OSGOOD MINING COMPANY, LLC, a limited liability company existing under the laws of the State of Nevada
– and –
RUBY HILL MINING COMPANY, LLC, a limited liability company existing under the laws of the State of Nevada
– and –
OMF FUND III (HG) LTD. AND EACH OF THE OTHER PURCHASERS FROM TIME TO TIME PARTY HERETO
– and –
OMF FUND III (HG) LTD., an exempted company incorporated with limited liability under the laws of the Cayman Islands, in its capacity as the Purchasers’ Agent
WITNESSES THAT:
WHEREAS the Granite Creek Owner owns and operates the Granite Creek Project and the Ruby Hill Owner owns and operates the Ruby Hill Project;
AND WHEREAS the Seller has agreed to sell to the Purchasers, and the Purchasers have agreed to purchase from the Seller, Refined Silver referenced to production from the Granite Creek Project and the Ruby Hill Project, subject to and in accordance with the terms and conditions of this Agreement;
NOW THEREFORE in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties hereto, the Parties mutually agree as follows:

Article 1
INTERPRETATION
1.1Definitions
For the purposes of this Agreement (including the recitals hereto and the Schedules), unless the context otherwise requires, the following terms shall have the respective meanings given to them, as set out below, and grammatical variations of such terms shall have corresponding meanings:
“Aboriginal” means any indigenous and/or aboriginal person(s), tribe(s) and/or band(s).
“Aboriginal Claims” means any claims, assertions or demands, written or oral, whether proven or unproven, made by any Aboriginal, or any representatives thereof, in respect of asserted or proven Aboriginal rights, Aboriginal title, treaty rights or any other Aboriginal interest in, to or affecting all or any portion of the Projects or the Project Real Property.
“Aboriginal Information” means any and all written and material oral communications and documentation, including in electronic or other form related to any (a) Aboriginal Claims, or (b) any Governmental Body, or representatives thereof, in respect of any matter, including the issuance of required permits, licences and other governmental authorizations, including any Aboriginal Claims or Aboriginal groups in relation to the Projects or the Project Real Property.
“Accrued Fees” has the meaning set out in the definition of “Early Termination Amount”.
“Acquisition” means, with respect to any Person, any purchase or other acquisition by such Person, regardless of how accomplished or effected (including any such purchase or other acquisition effected by way of amalgamation, merger, arrangement, business combination or other form of corporate reorganization or by way of purchase, lease or other acquisition arrangements), of: (a) any other Person (including any purchase or acquisition of such number of the issued and outstanding securities of, or such portion of an equity interest in, such other Person so that such other Person becomes a Subsidiary of the purchaser or of any of its Affiliates) or of all or substantially all of the property of any other Person, or (b) any division, business, project, operation or undertaking of any other Person or of all or substantially all of the property of any division, business, project, operation or undertaking of any other Person.
“Additional Amounts” has the meaning ascribed to such term in Section 13.2(a).
“Additional Deposit” has the meaning ascribed to such term in Section 3.2.
“Administrative Agent” means OMF Fund III (Hg) Ltd., in its capacity as administrative agent for the lenders under the Gold Prepay Agreement, or any successor administrative agent appointed thereunder.
“Affiliate” means, with respect to any Person, any other Person which directly or indirectly, through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, such Person.

“Agreement” means this purchase and sale agreement and all attached schedules, in each case as the same may be amended, restated, amended and restated, supplemented, modified or superseded from time to time in accordance with the terms hereof.
“AML Legislation” means the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), the USA Patriot Act and other applicable anti-money laundering, anti-terrorist financing, government sanction and “know your client” Applicable Laws, whether within Canada, in the United States or, to the extent applicable to the Seller or any other Project Entity, elsewhere, including any regulations, guidelines or orders thereunder.
“Annual Compliance Certificate” means a certificate signed by an authorized senior officer of the Seller, the form of which is attached to this Agreement as Schedule A.
“Annual Forecast Report” means a written report in relation to a fiscal year with respect to each Project, to be prepared by or on behalf of the Seller, including with reasonable detail:
(i)the amount and a description of planned operating and capital expenditures, including:
(A)the amount and a description of planned exploration expenditures, including a breakdown by exploration target;
(B)the amount and a reasonable description of planned development and other capital expenditures, including a breakdown of the major components thereof; and
(C)a breakdown by sustaining and non-sustaining costs; and
(ii)a forecast, based on the then current Mine Plan for each Project, for such fiscal year on a month-by-month basis and over the remaining life of the mine on a year-by-year basis of:
(A)the estimated tonnes and grade of Minerals to be mined;
(B)the estimated tonnes and grade of Minerals to be stockpiled; and
(C)the estimated tonnes and grade of Minerals to be processed, and expected recoveries for silver.
“Annual Metal Delivery Coverage Ratio” means, at any time, for a calendar year, the ratio of (A) the sum of (i) the aggregated estimated number of ounces of gold contained in Minerals and Other Minerals to be produced from the Projects for such calendar year as set out in the Mine Plans for the Projects that are in effect at such time and have been adopted in compliance with this Agreement, plus (ii) the aggregated estimated number of ounces of gold expected to be available to the Seller from other sources satisfactory to the Purchasers, acting reasonably, to satisfy its obligations under this Agreement and the Gold Prepay Agreement in such calendar year, to (B) the sum of (i) the aggregate amount of ounces of gold in the Quarterly Gold Deliveries that, for such calendar year, are required to be made to the buyers under the Gold Prepay Agreement, plus (ii) the Gold Equivalent Annual Minimum Delivery Amount for such calendar year.
“Annual Minimum Delivery Amount” has the meaning set out in Section 2.7.
“Annual Operations Report” means a written report prepared by or on behalf of the Seller in relation to a fiscal year, which report shall include all material information pertaining to the development and operations of each Project, including the following information for such fiscal year:
(i)the information required to be included in Monthly Production Reports hereunder, except on an annualized basis for such year or as at the end of such year, as applicable;
(ii)a statement setting out the mineral reserves and mineral resources (by category) prepared in accordance with National Instrument 43-101 (with the assumptions used, including cut-off grade, metal prices and metal recoveries) as of the end of such fiscal year;
(iii)a review of the exploration, development, construction and operating activities for such fiscal year, including:
(A)the amount and a description of exploration expenditures, including a breakdown by exploration target, and variances from projected exploration expenditures, and a report on the result of exploration activities conducted during such fiscal year, including all geological, geophysical, geochemical, sampling, drilling, trenching, analytical testing assaying, mineralogical, metallurgical and other similar information, including maps, charts and surveys;
(B)the amount and a description of operating and capital expenditures (excluding exploration expenditures), including a breakdown of the major components thereof, and variances from projected operating and capital expenditures;
(C)a report on any material issues or departures from that contemplated by the Mine Plan for each Project, as the Mine Plan existed as of the first day of such fiscal year; and
(D)any actual or expected materially adverse impact on development or production or recovery of silver, whether as to quantity or timing, together with the details of the plans to resolve or mitigate such matters; and
(iv)details of any material health or safety violations and/or material violations of any Applicable Laws, or any material non-compliance with the ICMM Guidelines, the HSEC Policy or the Anti-Corruption Policy.

The Annual Operations Report shall also contain a report on any Encumbrances placed on the Project Property during the applicable year securing amounts greater than $[Redacted – commercially sensitive information] in the aggregate, other than the Security.
“Anti-Corruption Laws” means the Corruption of Foreign Public Officials Act (Canada), and the United States Foreign Corrupt Practices Act of 1977, and all other laws, rules, and regulations of any jurisdiction applicable to any Group Member from time to time concerning or relating to bribery or corruption.
“Anti-Corruption Policy” means the anti-bribery and anti-corruption policy of the Group Members (which shall include United States Foreign Corrupt Practices Act compliance) adopted by the Board, as the same may be amended, revised, supplemented or replaced from time to time in accordance with this Agreement.
“Applicable Law” means any law (including common law and equity), any international or other treaty, any domestic or foreign constitution or any multinational, federal, provincial, territorial, state, municipal, county or local statute, law, ordinance, code, rule, regulation, Order (including any securities laws or requirements of stock exchanges and any consent, decree or administrative Order), or Authorization of a Governmental Body in any case applicable to any specified Person, property, transaction or event, or any such Person’s property or assets.
“Arbitration Rules” means the International Arbitration Rules of the International Centre for Dispute Resolution.
“Associate” has the meaning ascribed to such term in the Securities Act (Ontario), as in effect on the date of this Agreement.
“Authorization” means any authorization, approval, consent, concession, exemption, license, lease, grant, permit, franchise, right, privilege or no-action letter from any Governmental Body having jurisdiction with respect to any specified Person, property, transaction or event, or with respect to any of such Person’s property or business and affairs (including any zoning approval, mining permit, development permit or building permit) or from any Person in connection with any easements, contractual rights or other matters.
“Board” means the board of directors of the Seller.
“Borealis Facility” means the ore processing facility located in Mineral County, Nevada, which, as at the date hereof, is owned by Borealis Mining Company, LLC, an Affiliate of Waterton Nevada Splitter, LLC and Waterton Nevada Splitter II, LLC.
“Buffalo Mountain Project” means the Buffalo Mountain mining project in Humboldt County, Nevada, as described in the Exchange Agreement.
“Business Day” means any day, other than a Saturday, Sunday or statutory holiday in any one of Toronto, Ontario, New York City, New York, or Vancouver, British Columbia, or a day on which banks are generally closed in any one of those cities.
“Capital Lease Obligation” means, for any Person, any payment obligation of such Person under an agreement for the lease, license or rental of, or providing such Person with the right to use, property that, in accordance with IFRS, is required to be capitalized.

“Cash Purchase Price” means, in respect of each delivery of Refined Silver by the Seller to the Purchasers hereunder, [Redacted – commercially sensitive information]% of the Silver Market Price on the day immediately preceding the Date of Delivery of such Refined Silver.
“Change in Law” has the meaning ascribed to such term in Section 13.2(d).
“Change of Control” of a Person (the “Subject Person”) means the consummation of any transaction, including any consolidation, arrangement, amalgamation or merger or any issue, Transfer or acquisition of securities, the result of which is that any other Person or group of other persons acting jointly or in concert for purposes of such transaction acquires control, directly or indirectly, of the Subject Person; provided that a Change of Control of any Group Member shall not include a change in the beneficial ownership of voting securities of the Seller, or acquisition of control of the Seller, if the common shares of the Seller were listed on a public securities exchange immediately prior to the completion of such transaction.
“Closing Date” means the date on which all of the conditions precedent set forth in Section 3.4 are satisfied by the Stream Parties or waived by the Purchasers.
“Collateral” means (a) the equity and intercompany debt pledged pursuant to the Pledge Agreements, and (b) the Granite Creek Project Property and the Ruby Hill Project Property, and all of the other presently held and future acquired undertaking, property and assets of the Stream Parties charged or intended to be charged pursuant to the Security Documents. For greater certainty, Excluded Assets shall not be Collateral.
“Completion Date” for a Project means [Redacted – commercially sensitive information].
“Confidential Information” has the meaning set out in Section 6.13(a).
“Construction Budget” for a Project means the budget for the construction of the Project approved by the Board at the time of a positive construction decision, as the same may be amended, revised, supplemented or replaced from time to time in accordance with the terms of this Agreement.
“Contingent Value Rights Agreement” means the contingent value rights agreement among Waterton Nevada Splitter, LLC, Waterton Nevada Splitter II, Premier Gold and the Seller dated as of April 14, 2021.
“Contract” means any agreement, contract, lease, licence, concession, option, indenture, mortgage, deed of trust, debenture, note or other instrument, arrangement, understanding or commitment, whether written or oral.
“Control” means, in respect of a particular Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise.
“Convertible Debt Agreements” means the Orion Convertible Credit Agreement, and additional convertible credit agreements with a principal amount not to exceed $[Redacted – commercially sensitive information] and on terms and conditions no more favourable to the lender than the terms and conditions of the Orion Convertible Credit Agreement, provided such additional convertible credit agreements are executed and fully funded on or prior to [Redacted – commercially sensitive information].
“Corrective Action Plan” means a plan to correct and remedy all non-compliance by the Projects with Environmental Law, the ICMM Guidelines, the HSEC Policy and any adverse effects resulting from same.
“Covenant Release Date” means the later of (i) the date on which the Early Termination Amount is reduced to nil in accordance with this Agreement and (ii) the date on which the Threshold Amount has been delivered.
“Credit Collateral Agent” means OMF Fund III (HG) Limited in its capacity as credit collateral agent for the lenders under the Gold Prepay Facility as appointed pursuant to the Intercreditor Agreement, or any successor Credit Collateral Agent appointed thereunder.
“Date of Delivery” has the meaning ascribed to such term in Section 2.3(a).
“Debt” means, at any time, with respect to any Person:
(i)all obligations, including by way of overdraft and drafts or orders accepted representing extensions of credit, that would be considered to be indebtedness for borrowed money, and all obligations, whether or not with respect to the borrowing of money, that are evidenced by bonds, debentures, notes or other similar instruments;
(ii)the face amount of all bankers’ acceptances and similar instruments;
(iii)all liabilities upon which interest charges are customarily paid by that Person, other than liabilities for Taxes;
(iv)any capital stock of that Person, or of any Subsidiary of that Person, which capital stock, by its terms or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder, or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part;
(v)all Capital Lease Obligations, synthetic lease obligations, obligations under Sale-Leasebacks and Purchase Money Obligations;
(vi)the amount of all contingent liabilities in respect of letters of credit and similar instruments;
(vii)accounts payable and accruals that are over 120 days past due (except to the extent being contested in good faith);
(viii)obligations under any Hedging Arrangement;
(ix)contingent liabilities in respect of performance bonds, surety bonds and product warranties, and any other contingent liability, in each case only to the extent that the contingent liability is required by IFRS to be treated as a liability on a balance sheet of the Person contingently liable (which for greater certainty shall include all Encumbrances required to be delivered in connection with surety bonds in respect of the Projects, the Buffalo Mountain Project and the Lone Tree Project); and
(x)the amount of the contingent liability under any Guarantee in any manner of all or any part of an obligation of another Person of the type included in items (i) through (ix) above, provided that for greater certainty trade payables that do not fit the description in paragraph (vii) above shall not be considered Debt.
“Deposit” has the meaning set out in Section 3.1(a).
“Early Termination Amount” means, at any time, an amount equal to the Early Termination Balance plus all Accrued Fees at such time, where the “Early Termination Balance” and “Accrued Fees” are calculated as follows:
(i)The Early Termination Balance will initially be equal to the Deposit and will be adjusted, from time to time until the Early Termination Amount has been reduced to nil, as follows:
(1)upon each delivery of Refined Silver by the Seller pursuant to Section 2.3, the Early Termination Balance will be reduced by an amount equal to the difference between the Silver Market Price on the day immediately preceding the Date of Delivery of such Refined Silver and the Cash Purchase Price for such Refined Silver (and, once the Early Termination Balance has been reduced to nil, any remaining amount will be applied to reduce any Accrued Fees);
(2)upon any payment to the Purchasers pursuant to Section 6.8(b), the Early Termination Balance will be reduced by the same amount deducted from the Deposit pursuant to Section 6.8(b) (and, once the Early Termination Balance has been reduced to nil, any remaining amount will be applied to reduce any Accrued Fees); and
(3)an early termination fee payable on the Early Termination Balance outstanding from time to time will be calculated and accrued on the last day of each calendar month in an amount equal to the Early Termination Balance on such day divided by 12 (which amount will be prorated for any partial months) and any Accrued Fees will be added to the Early Termination Balance at the end of each calendar year.
(ii)The Accrued Fees will be the amount of early termination fees which have accrued but have not yet been added to the Early Termination Balance pursuant to paragraph (i)(3) above, subject to any reduction contemplated by paragraphs (i)(1) and (i)(2) above.
For greater certainty, once the Early Termination Amount has been reduced to nil, it shall thereafter remain nil.

“Early Termination Balance” has the meaning set out in the definition of “Early Termination Amount”.
“Eligible Transferee” means a Qualified Project Operator, or a Person whose obligations are fully and unconditionally guaranteed by a Qualified Project Operator pursuant to an instrument in writing executed and delivered by such Person in favour of the Purchasers (in form and substance satisfactory to the Purchasers’ Agent acting reasonably).
“Encumbrance” means any mortgage, debenture, pledge, hypothec, lien, charge, assignment by way of security, contractual right of set-off, consignment, lease, hypothecation, security interest, including a purchase money security interest, or other security agreement, trust or arrangement having the effect of security for the payment of any debt, liability or obligation.
“Environmental Laws” means all Applicable Laws relating to the protection of the environment, natural resources, human health and safety, Hazardous Substances, the assessment of environmental and social impacts or the rehabilitation, reclamation and closure of lands used in connection with a Project.
“Exchange Agreement” means the exchange agreement dated as of September 3, 2021 between NGM, Goldcorp Dee LLC, Au-Reka Gold LLC and the Seller.
“Excluded Assets” means: (i) all shares issued by subsidiaries of the Seller which are not Stream Parties; (ii) all shares issued by subsidiaries of Premier Gold which are not Stream Parties; (iii) all property, assets and undertaking of the Seller other than the Seller Collateral; and (iv) all property, assets and undertaking of Premier Gold other than (A) equity interests from time to time issued by the Ruby Hill Owner or the Granite Creek Owner and (B) Debt from time to time owing by the Ruby Hill Owner or the Granite Creek Owner.
“Excluded Taxes” means:
(i)any Taxes imposed or collected by a jurisdiction by reason of a Purchaser (or any assignee of such Purchaser pursuant to Section 15.11, but with respect only to the interest of such assignee) being incorporated or resident in that jurisdiction, carrying on business in, or having a permanent establishment or a connection in that jurisdiction or participating in a transaction separate from this Agreement in that jurisdiction, in each case determined by application of the laws of that jurisdiction:
(ii)U.S. withholding tax imposed under FATCA; and
(iii)Taxes solely attributable to a Purchaser’s failure to comply with Section 13.2(d);
(iv)provided, however, that “Excluded Taxes” shall not include: (a) any stamp, registration, or similar Taxes arising solely as a result of a Purchaser entering into, or performing its obligations under, this Agreement or any other Stream Document, or receiving deliveries or payments under this Agreement or any other Stream Document, or

(b) any Taxes arising solely as a result of a Purchaser enforcing rights under this Agreement or any other Stream Document.
“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code of 1986, or any associated regulations or other official guidance as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with).
“Financial Assistance” given by any Person (the “Financial Assistance Provider”) to or for the account or benefit of any other Person (the “Financial Assistance Recipient”) means any direct or indirect financial assistance of any nature, kind or description whatsoever (by means of loan, Guarantee or otherwise) of or from such Financial Assistance Provider, or of or from any other Person with recourse against such Financial Assistance Provider or any of its property, to or for the account or benefit of the Financial Assistance Recipient (including Investments in a Financial Assistance Recipient, Acquisitions from a Financial Assistance Recipient, and gifts or gratuities to or for the account or benefit of a Financial Assistance Recipient).
“Financial Statements” means the audited consolidated financial statements of the Seller as at and for the year ended December 31, 2020, including the notes thereto, together with the auditor’s report thereon, and the unaudited consolidated interim financial statements of the Seller as at and for the three and nine-month periods ended September 30, 2021, which form part of the Public Disclosure Documents.
“General Security Agreement” means an agreement pursuant to which the grantor grants a security interest to the Stream Collateral Agent on behalf of the Purchasers in all of its presently held and future acquired Collateral.
“Gold Equivalent Annual Minimum Delivery Amount” for a calendar year means a number of ounces of gold equal to the Annual Minimum Delivery Amount of silver for such calendar year multiplied by [Redacted – commercially sensitive information].
“Gold Prepay Agreement” means the credit agreement dated the date hereof between the lenders thereto and the Seller, as borrower, providing for the Gold Prepay Facility.
“Gold Prepay Facility” means the secured loan facility provided for by the Gold Prepay Agreement making $45,000,000 of financing available to the Seller in connection with the Ruby Hill Acquisition.
“Good Industry Practice” means, in relation to any decision or undertaking, the exercise of that degree of diligence, skill, care, prudence, oversight, economy and stewardship which is commonly observed or would reasonably be expected to be observed by skilled and experienced professionals in the Canadian and U.S. mining industries engaged in the same type of undertaking under the same or similar circumstances.
“Governmental Body” means any domestic or foreign federal, provincial, regional, state, municipal or other government, governmental department, agency, authority or body (whether administrative, legislative, executive or otherwise), court, tribunal, commission or commissioner, bureau, minister or ministry, board or agency, or other regulatory authority, including any securities regulatory authorities or stock exchange.

“Granite Creek Owner” means Osgood Mining Company, LLC, a limited liability company existing under the laws of the State of Nevada, and its permitted successors and assigns.
“Granite Creek Project” means the Granite Creek mining project, formerly known as the Getchell mining project, located in Humboldt County, Nevada, as described in the Granite Creek Technical Report.
“Granite Creek Project Property” means all of the property, assets, undertaking, approvals, licenses, permits and rights of the Group Members in and relating to the Granite Creek Project, whether now owned or existing or hereafter acquired or arising, including real property, personal property and Mineral Interests, and specifically including, but not limited to: (i) the Granite Creek Project Real Property and Minerals and other minerals produced from the Granite Creek Project Real Property; (ii) all accounts, instruments, chattel paper, deposit accounts, documents, intangibles, goods (including inventory, equipment and fixtures), money, letter of credit rights, supporting obligations, claims, causes of action and other legal rights and investment property in each case relating to the Granite Creek Project; (iii) all products, proceeds (including proceeds of proceeds), rents and profits of the foregoing; and (iv) all books and records of the Group Members related to any of the foregoing.
“Granite Creek Project Real Property” means all real property interests, all mineral claims, mineral leases and other mineral rights, concessions, unpatented mining claims and interests, and all surface access rights held by any Group Member relating to the Granite Creek Project (which as of the date hereof, are as set forth in Schedule D), and all buildings, structures, improvements, appurtenances and fixtures thereon or attached thereto, whether created privately or by the action of any Governmental Body. “Granite Creek Project Real Property” shall also include any term extension, renewal, replacement, conversion or substitution of any such real property interests, mineral claims, mineral leases, mineral rights, concessions, unpatented mining claims or interests, and surface access rights, owned or in respect of which an interest is held, directly or indirectly, by any Group Member at any time during the term of this Agreement, whether or not such ownership or interest is held continuously. The Granite Creek Project Real Property is depicted on the map attached at Schedule D.
“Granite Creek Technical Report” means the technical report titled “Preliminary Economic Assessment NI 43-101 Technical Report, Granite Creek Mine Project, Humboldt County, Nevada, U.S.A.” dated November 8, 2021 with an effective date of May 4, 2021, prepared by Global Resource Engineering Ltd.
“Group Members” means, collectively, the Seller and its Subsidiaries from time to time, including the Project Entities, and “Group Member” means any one of them.
“Guarantee” means, with respect to any Person, any direct or indirect liability, contingent or otherwise, of such Person with respect to any indebtedness, letter of credit, lease, dividend or other obligation of another, including any such obligation directly or indirectly guaranteed, endorsed (otherwise than for collection or deposit in the ordinary course of business) or discounted or sold with recourse by such Person, or in respect of which such Person is otherwise directly or indirectly liable, including any such obligation in effect guaranteed by such Person through any agreement (contingent or otherwise) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain the solvency or any balance sheet or other financial condition of the obligor of such obligation (including keep-well covenants), or to make payment for any products, materials or supplies or for any transportation or services regardless of the non-delivery or non-furnishing thereof, in any such case if the purpose or intent of such agreement is to provide assurance that such obligation will be paid or discharged, or that any agreements relating thereto will be complied with, or that the lender of such obligation will be protected against loss in respect thereof. The amount of any guarantee shall be equal to the outstanding principal amount of the obligation guaranteed or such lesser amount to which the maximum exposure of the guarantor shall have been specifically limited.
“Guarantors” means, collectively, any Person (other than the Seller) that holds or acquires directly or indirectly any interest in the Ruby Hill Project or the Granite Creek Project, other than any Person holding an interest in such Project solely through its interests in the Seller, and “Guarantor” means any one of them, as the context may require. As of the date hereof, the Guarantors are Premier Gold, the Ruby Hill Owner and the Granite Creek Owner.
“Hazardous Substances” means any substance, material or waste defined, regulated, listed or prohibited by Environmental Laws, including pollutants, contaminants, chemicals, deleterious substances, dangerous goods, hazardous or industrial toxic wastes or substances, tailings, wasterock, radioactive materials, flammable substances, explosives, petroleum and petroleum products, polychlorinated biphenyls, chlorinated solvents and asbestos.
“Hedging Arrangement” means any interest rate, currency, equity or commodity swap, hedge, derivative, forward sale or similar arrangement;
“HSEC Policy” means the integrated health, safety, environmental and community policies and operating guidelines for the Projects adopted by the Board.
“ICMM Guidelines” means the International Council on Mining & Metals Mining Principles, as amended, supplemented or superseded from time to time.
“IFRS” means the International Financial Reporting Standards adopted by the International Accounting Standards Board from time to time.
“Inchoate Lien” means, with respect to any property or asset of any Person, the following liens:
(i)any lien for Taxes, assessments or governmental charges not yet due or being contested in good faith by appropriate proceedings and for which a reasonable reserve satisfactory to the Purchasers’ Agent has been provided; and
(ii)undetermined or inchoate liens, privileges or charges incidental to current operations which have not been filed (or are not required to be filed) pursuant to law against such Person’s property or assets or which relate to obligations not due or delinquent.
“Indemnified Other Tax” has the meaning ascribed to it in Section 13.2(b).

“Indemnified Tax” means any Indemnified Other Tax or Indemnified Withholding Tax.
“Indemnified Withholding Tax” has the meaning ascribed to it in Section 13.2(b).
“Initial Term” has the meaning ascribed to such term in Section 4.1(a).
“Intercreditor Agreement” means the intercreditor agreement dated the date hereof among the Administrative Agent, on behalf of the lenders under the Gold Prepay Agreement, the Purchasers’ Agent on behalf of the Purchasers, the Credit Collateral Agent, the Stream Collateral Agent, the Seller and the Guarantors, as the same may be amended, modified, supplemented or replaced from time to time.
“Investment” means, with respect to any Person, the making by such Person of: (i) any direct or indirect investment in or purchase or other acquisition of the securities of or an equity interest in any other Person, (ii) any loan or advance to, or arrangement for the purpose of providing funds or credit to (excluding extensions of trade credit in the ordinary course of business in accordance with customary commercial terms), any other Person, or (iii) any capital contribution to (whether by means of a transfer of cash or other property or any payment for property or services for the account or use of) any other Person; provided that, for greater certainty, an Acquisition shall not be treated as an Investment.
“Key Transaction Agreements” means, collectively this Agreement, the Orion Convertible Credit Agreement, the Intercreditor Agreement, the Purchaser Offtake Agreement, the Subscription Agreement, Gold Prepay Agreement and the Warrant Certificate.
“Lone Tree and Buffalo Mountain Acquisition” means the acquisition of the Lone Tree Project and the Buffalo Mountain Project pursuant to the Exchange Agreement.
“Lone Tree Contingent Consideration Agreement” means the contingent consideration agreement dated as of September 3, 2021 delivered by the Seller in favour of NGM in connection with the Exchange Agreement.
“Lone Tree Guarantee” means the guarantee dated as of September 3, 2021 delivered by the Seller in favour of NGM in connection with the obligations of its affiliates under the Lone Tree Contingent Consideration Agreement.
“Lone Tree Owner” means Goldcorp Dee LLC, a limited liability company existing under the laws of the State of Nevada, and its permitted successors and assigns.
“Lone Tree Processing Facility” means the buildings, structures, improvements and fixtures (including fixed machinery and fixed equipment) included in the Lone Tree Project comprising the non-operating autoclave and the processing facility located at the Lone Tree mine.
“Lone Tree Project” means the Lone Tree mining project and processing facilities in Humboldt County, Nevada, as described in the Exchange Agreement.
“Lone Tree Project Property” means all of the property, assets, undertaking, approvals, licenses, permits and rights of the Group Members in and relating to the Lone Tree Project, whether now owned or existing or hereafter acquired or arising, including real property, personal property and Mineral Interests, and specifically including, but not limited to: the Lone Tree Project Real Property and Other Minerals produced from the Lone Tree Project Real Property; all accounts, instruments, chattel paper, deposit accounts, documents, intangibles, goods (including inventory, equipment and fixtures), money, letter of credit rights, supporting obligations, claims, causes of action and other legal rights and investment property in each case relating to the Granite Creek Project; all products, proceeds (including proceeds of proceeds), rents and profits of the foregoing; and all books and records of the Group Members related to any of the foregoing.
“Lone Tree Project Real Property” means all real property interests, all mineral claims, mineral leases and other mineral rights, concessions, unpatented mining claims and interests, and all surface access rights held by any Group Member relating to the Lone Tree Project and all buildings, structures, improvements, appurtenances and fixtures thereon or attached thereto, whether created privately or by the action of any Governmental Body. “Lone Tree Project Real Property” shall also include any term extension, renewal, replacement, conversion or substitution of any such real property interests, mineral claims, mineral leases, mineral rights, concessions, unpatented mining claims or interests, and surface access rights, owned or in respect of which an interest is held, directly or indirectly, by any Group Member at any time during the term of this Agreement, whether or not such ownership or interest is held continuously.
“Losses” means any and all damages, claims, losses, diminution of value, liabilities, fines, injuries, costs, penalties and expenses (including reasonable legal fees). Losses shall not include consequential, special, exemplary, indirect, incidental or punitive damages or loss of profits or opportunity except to the extent such losses are awarded to a third party in connection with a claim by a third party.
“Majority Purchasers” means, at any time, one or more Purchasers holding a Purchaser’s Share greater than 66 2/3% in the aggregate.
“Material Adverse Effect” means any change, event, occurrence, circumstance, fact or effect that, when taken individually or together with all other events, occurrences, changes or effects has, or could reasonably be expected to have, a material adverse effect on:
(i)the operations, results of operations, business, affairs, properties, assets, liabilities and obligations (contingent or otherwise), capitalization or condition (financial or otherwise) of the Stream Parties, taken as a whole;
(ii)a Project, including (A) the ability of the relevant Owner to develop and operate such Project substantially in accordance with the Mine Plan in effect at the time of the occurrence of such change, event, occurrence, circumstance, fact or effect, or (B) any significant decrease to expected silver production from such Project based on the Mine Plan in effect at the time of the occurrence of such change, event, occurrence, circumstance, fact or effect; or
(iii)the ability of any Stream Party to perform its obligations under any Stream Document to which it is a party, the legality, validity, binding effect or enforceability against any Stream Party of any Stream Document to which it is a party, or the rights and remedies of the Purchasers’ Agent or Purchasers under the Stream Documents, provided, in each case, that it shall not include any event, change or effect resulting exclusively from (x) the announcement of the execution of this Agreement or any other Key Transaction Agreement; (y) any change in the price of the publicly listed stock of the Seller; or (z) any change in silver prices (it being understood that the underlying effects, events, facts or occurrences giving rise to any of (x), (y) or (z) that are not otherwise excluded by this proviso may be determined to constitute, or give rise to, a Material Adverse Effect).
“Material Contracts” means (i) the Contracts listed in Schedule E, (ii) the Material Project Agreements, (iii) any Contract involving the potential expenditure by or revenue to a Project Entity of more than $[Redacted – commercially sensitive information] in the aggregate or in excess of $[Redacted – commercially sensitive information] in any fiscal year (other than any Contract for Permitted Debt or a Permitted Acquisition), and (iv) any other Contract, the breach, loss or termination of which would, or could reasonably be expected to, be material to any of the Project Entities or otherwise result in a Material Adverse Effect.
“Material Project Agreements” means (i) the Contracts listed in Schedule F, and (ii) any other Project Agreement, the breach, loss or termination of which would, or could reasonably be expected to, be material to the development and ongoing operation of commercial production (including commercial production transactions) of a Project or otherwise result in a Material Adverse Effect relating to a Project.
“Material Project Authorization” means (i) the Project Authorizations listed in Schedule G, and (ii) any other Project Authorization, the breach, loss or termination of which would, or could reasonably be expected to, be material to the development and ongoing operation of commercial production (including commercial production transactions) of a Project or otherwise result in a Material Adverse Effect relating to a Project.
“McCoy-Cove Project” means the McCoy-Cove Project and the Cove property, located 50 kilometres southwest of Battle Mountain, Nevada.
“McCoy-Cove Technical Report” means the technical report titled “Preliminary Economic Assessment for the Cove Project, Lander County, Nevada” dated January 25, 2021 (effective January 1, 2021), prepared by Dagny Odell, P.E., Laura Symmes, SME and T.R. Raponi of Practical Mining LLC.
“Milestone Payment Rights Agreement” means the milestone payment rights agreement between inter alia, Waterton Nevada Splitter, LLC, Waterton Nevada Splitter II, LLC and the Seller dated as of October 15, 2021.
“Mine Plans” means the exploration, development and mine plans for each of the Projects, as applicable, each as approved by the Board, as the same may be amended, revised, supplemented or replaced from time to time in accordance with the terms of this Agreement.
“Mineral Interest” means any royalty, stream, participation or production interest, or any agreements that are similar to a royalty, stream, participation or production interest agreement, in each case in respect of any Minerals.
“Minerals” until the Second Threshold Amount has been delivered, means any and all marketable metal bearing material in whatever form or state that is mined, produced, extracted or otherwise recovered from any Granite Creek Project Real Property or Ruby

Hill Project Property, and including any such material derived from any processing or reprocessing of any tailings, waste rock or other waste products originally derived from any Granite Creek Project Real Property or Ruby Hill Project Real Property, and including ore and any other products resulting from the further milling, processing or other beneficiation of Minerals, including doré; and, following the delivery of the Second Threshold Amount, “Minerals” means any and all marketable metal bearing material in whatever form or state that is mined, produced, extracted or otherwise recovered from the Ruby Hill Project Real Property, and including any such material derived from any processing or reprocessing of any tailings, waste rock or other waste products originally derived from the Ruby Hill Project Real Property, and including ore and any other products resulting from the further milling, processing or other beneficiation of Minerals, including doré.
“Monthly Operations Report” means, until the Second Threshold Amount has been delivered, a written report in respect of each Project, and thereafter, the Ruby Hill Project, prepared by or on behalf of the Seller in relation to the immediately preceding calendar month, which report shall include all material information pertaining to the development or operations of each such Project, including the following information for such month:
(iv)until the Second Threshold Amount has been delivered, a review of the permitting, development or operating activities for the month and a report on any material issues, departures from, or contemplated or potential changes to the Project Schedule or the Mine Plan for each Project, as applicable, and thereafter for the Ruby Hill Project;
(v)until the Completion Date for such Project:
(1)a summary of the actual Project Costs incurred on a cumulative and monthly basis (including costs committed to and/or actually funded, and, if applicable, the expected time of funding);
(2)material variances of actual Project Costs from projected Project Costs in the Construction Budget;
(3)the percentage completion of the major elements of construction compared to the Project Schedule; and
(4)the anticipated Completion Date;
(vi)details of any material health or safety violations and/or material violations of any Applicable Laws, or any material non-compliance with the ICMM Guidelines, the HSEC Policy or the Anti-Corruption Policy.
(vii)The Monthly Operations Report shall also contain a report on any Encumbrances placed on, until the Second Threshold Amount has been delivered, the Project Property, and thereafter, the Ruby Hill Project Property, securing amounts greater than $[Redacted – commercially sensitive information] in the aggregate, other than the Security.
“Monthly Production Report” means, prior to the delivery of the Second Threshold Amount, a written report prepared by or on behalf of the Seller in relation to a calendar month with respect to each Project, and thereafter, with respect to the Ruby Hill Project, that contains, for such month:
(viii)the estimated tonnes and estimated grade of Minerals mined during such month;
(ix)the estimated tonnes and estimated grade of Minerals stockpiled during such month (and the total stockpile at the end of such month);
(x)the estimated tonnes and estimated grade of Minerals processed during such month and estimated recoveries for silver;
(xi)the estimated number of ounces of silver contained in Minerals processed as of the end of such month that have not yet been delivered to an Offtaker;
(xii)a summary of deliveries made to Offtakers during such month showing, among other things, the dates of delivery, provisional Refined Silver and related available Offtaker Settlements and any final settlement adjustments made during such month including details of Offtaker Charges and calculations of the amount of Refined Silver deliverable to the Purchasers under this Agreement;
(xiii)copies of available Settlement Sheets and other Offtaker statements, invoices or receipts, or if the sharing of such documents is restricted by applicable confidentiality restrictions or Applicable Laws, such other information that will allow the Purchaser to verify the quantity of deliveries of Refined Silver and compliance with other provisions of this Agreement;
(xiv)the aggregate number of ounces of Refined Silver delivered to the Purchasers under this Agreement up to the end of such month;
(xv)a detailed calculation of the Uncredited Balance as of the end of such month; and
(xvi)such other information regarding the calculation of the amount of Refined Silver delivered to the Purchasers as the Purchasers’ Agent may reasonably request.
“National Instrument 43-101” means National Instrument 43-101 – Standards of Disclosure for Mineral Projects of the Canadian Securities Administrators and the companion policy thereto.
“Net Proceeds” means, with respect to the receipt of insurance proceeds under Sections 6.8(b) and 6.8(c), the aggregate cash proceeds of insurance received by any Group Member in respect of any loss, damage to or destruction of any of the Collateral after deducting therefrom all reasonable fees, costs and expenses (including legal and accounting fees) incurred in connection with the collection of such proceeds (as evidenced by supporting documentation provided to the Purchasers upon request), without deduction for any insurance premiums or similar payments, provided however that insurance proceeds arising from third-party liability insurance shall not constitute Net Proceeds under Sections 6.8(b) and 6.8(c).

“Nevada Security Documents” means: (i) deed of trust and UCC financing statement governed by Nevada law by the Ruby Hill Owner to the trustee set out therein for the benefit of OMF Fund III (Hg) Ltd., as Stream Collateral Agent for the Purchasers; (ii) deed of trust and UCC financing statement governed by Nevada law by the Granite Creek Owner to the trustee set out therein for the benefit of OMF Fund III (Hg) Ltd., as Stream Collateral Agent for the Purchasers; and (iii) any subordination or other instruments prepared and held from time to time by the Stream Collateral Agent under Nevada law as Security Documents.
“NGM” means Nevada Gold Mines LLC.
“NGM Direct Agreement” means a direct agreement in respect of the NGM Toll Treatment Agreements, between NGM and the Stream Collateral Agent in form and substance satisfactory to the Purchasers, acting reasonably.
“NGM Toll Treatment Agreements” means, collectively, (i) the toll milling agreement among NGM, the Granite Creek Owner and Au-Reka Gold LLC effective as of October 14, 2021, and (ii) the toll milling agreement between NGM and Au-Reka Gold effective as of October 14, 2021.
“NPV Criteria” means a calculation of net present value based on (i) the future production set forth in the then current Mine Plan(s), and (ii) published Selected Commodity Analysts’ consensus annual future prices for gold and silver. For the purpose of the foregoing, “Selected Commodity Analysts” means the respective division, group or entity of each of the following, which is responsible for forecasting metal prices for gold and silver: Bank of America Merrill Lynch, BMO Capital Markets, CIBC World Markets, Credit Suisse, GMP Securities, Morgan Stanley, RBC Capital Markets, Scotia Capital, TD Securities and UBS Securities, provided that any of the foregoing that has not published a forecast for the applicable metal(s) prior to the end of the last calendar quarter shall be excluded with respect to such metal(s) and the foregoing list may be updated by the Parties, acting reasonably, in writing from time to time in order to remove and replace any institution that ceases to publish the relevant information. Where such term is used herein, the reference to consensus prices shall be determined based on the most recent forecast published by such persons.
“NPV of the Projects” means the net present value of the Group Members’ interests in the Projects based on the NPV Criteria.
“NPV of the Remaining Stream” means the net present value of the Purchasers’ rights under this Agreement based on the NPV Criteria.
“OFAC” means The Office of Foreign Assets Control of the US Department of the Treasury.
“Offtake Agreement” means any agreement entered into by the Seller with any Person (i) for the sale of Minerals to such Person, or (ii) for the smelting, refining or other beneficiation of Minerals by such Person for the benefit of the Seller.
“Offtaker” means any Person that enters into an Offtake Agreement with the Seller.
“Offtaker Charges” means any and all refining charges, treatment charges, penalties, insurance charges, transportation charges, settlement charges, premiums, financing charges, Taxes, price participation charges, deductions based on a payable metal percentage, and/or other similar charges, deductions or expenses charged or deducted by an Offtaker and/or charged or deducted in respect of delivery to the Offtaker or to the final customer of the Seller, as the case may be (or charged to the Seller as and by way of royalty payments) regardless of whether such charges or deductions are expressed as a specific metal deduction in each case.
“Offtaker Delivery” means the delivery of a Parcel to an Offtaker or the transfer of the entitlement to or benefit of a Parcel to an Offtaker.
“Offtaker Settlement” means (A) with respect to Minerals purchased by an Offtaker from the Seller, the receipt by the Seller of payment or other consideration from the Offtaker, whether provisional or final, or other consideration from the Offtaker in respect of any Minerals refined, smelted, or otherwise beneficiated by an Offtaker for the benefit of the Seller, including amounts received in respect of warehouse holding certificates, and (B) with respect to Minerals refined, smelted or otherwise beneficiated by an Offtaker on behalf of the Seller, the receipt by the Seller of marketable silver or other minerals in accordance with the applicable Offtake Agreement.
“Order” means any order, directive, decree, judgment, ruling, award, injunction, direction or request of any Governmental Body or other decision-making authority of competent jurisdiction.
“Other Minerals” means any and all marketable metal bearing material in whatever form or state (including ore) that is mined, produced, extracted or otherwise recovered from any location that is not within the Granite Creek Project Real Property or Ruby Hill Project Real Property.
“Other Rights” means all licenses, approvals, authorizations, consents, rights (including surface rights, access rights and rights of way), privileges, concessions, unpatented mining claims or franchises held by a Group Member or required to be obtained from any Person (other than a Governmental Body) for the development and operation of the Projects, as contemplated by the current or then applicable Mine Plans.
“Orion Convertible Credit Agreement” means the convertible debt agreement dated the date hereof between the parties hereto.
“Owners” means, collectively, Ruby Hill Owner, Granite Creek Owner and Lone Tree Owner, and “Owner” means any one of them.
“Parcel” means the applicable quantity of Minerals delivered or shipped or to be delivered or shipped to an Offtaker of a particular type of product under a single shipment or delivery pursuant to the relevant Offtake Agreement.
“Parties” means the parties to this Agreement.
“Payable Silver” means, in respect of each Parcel:
(i)until a total of [Redacted – commercially sensitive information] ounces of Refined Silver (including for this purpose, any amount of Refined Silver, delivery of which is satisfied by the delivery of Refined Gold in accordance with Section 2.7) have been delivered by the Seller to the Purchasers under this Agreement, [Redacted – commercially sensitive information]% of the Reference Silver;

(ii)thereafter and until a total of [Redacted – commercially sensitive information] ounces of Refined Silver (including for this purpose, any amount of Refined Silver, delivery of which is satisfied by the delivery of Refined Gold in accordance with Section 2.7) have been delivered by the Seller to the Purchasers under this Agreement, [Redacted – commercially sensitive information]% of the Reference Silver; and
(iii)thereafter, [Redacted – commercially sensitive information]% of the Reference Silver from the Ruby Hill Project.
“Payment” has the meaning ascribed to it in Section 13.2(a).
“Payor” has the meaning ascribed to it in Section 13.2(b).
“Permitted Acquisition” means an Acquisition by the Seller or Premier Gold (i) in which the business of the entity being acquired is (in the case of a share Acquisition) or the assets being acquired are used in or relate to (in the case of an asset Acquisition) a business engaged in the exploration or mining of base or precious metals or such other line of business as is substantially similar, ancillary or related thereto or a reasonable extension thereof, and (ii) to the extent such Acquisition is not made in connection with the development, expansion or working capital requirements of one or more of the Projects, the consideration paid for such Acquisition shall not be derived from the Deposit, and provided further such Acquisition would not reasonably be expected to (a) result in a Material Adverse Effect, (b) impair the ability of the Stream Parties to perform and comply with their obligations under the Stream Documents, or (c) materially impair the ability of the Project Entities to construct, develop and operate the Projects in accordance with the Construction Budget, the Project Schedule and the Mine Plan.
“Permitted Asset Disposition” means, as at any particular time, a sale, transfer or other disposition of: (i) tangible personal property that is no longer required in the conduct of the business of the Project Entities or is being replaced, to a maximum aggregate amount in each fiscal year of the Seller of $[Redacted – commercially sensitive information] (whether in cash or other property); (ii) minerals pursuant to this Agreement, the Gold Prepay Agreement, the Purchaser Offtake Agreement, royalty agreements entered into (and amended, as applicable) in compliance with the terms of this Agreement or otherwise in the ordinary course of business in compliance with the terms of this Agreement, including delivery of Minerals by a Project Entity up the corporate chain to the Seller; and (iii) Abandonment Property as permitted under this Agreement.
“Permitted Debt” means:
(i)the Stream Obligations;
(ii)obligations under the Gold Prepay Agreement;
(iii)obligations of the Seller, as borrower, and the Guarantors, as guarantors, under the Convertible Debt Agreements;
(iv)Debt of the Owner secured by Encumbrances permitted pursuant to paragraph (x) of the definition of “Permitted Encumbrances” (Purchase Money Obligations and Capital Lease Obligations);

(v)obligations under Permitted Hedging Arrangements;
(vi)Subordinated Intercompany Debt;
(vii)deposits received from customers in the ordinary course of business;
(viii)unsecured trade payables incurred in the ordinary course of business;
(ix)Debt in respect of surety or completion bonds, standby letters of credit or letters of guarantee securing mine closure, asset retirement and environmental reclamation obligations in connection with the Projects or the Plants to the extent required by Applicable Laws or a Governmental Body;
(x)Guarantees by the Seller of Debt of a Subsidiary that, other than the Lone Tree Owner, is not a Project Entity, provided recourse on such Guarantee is limited to the pledge of equity of such Subsidiary held by the Seller;
(xi)Guarantees by Premier of Debt of a Subsidiary that, other than the Lone Tree Owner, is not a Project Entity, provided recourse on such Guarantee is limited to the pledge of equity of such Subsidiary held by Premier;
(xii)the Waterton Payments, subject to the Waterton Subordination Agreement;
(xiii)obligations under the Lone Tree Guarantee and the Lone Tree Contingent Consideration Agreement;
(xiv)Debt of the Project Entities (other than the Granite Creek Owner and the Ruby Hill Owner) incurred for the bona fide purpose of development, operation or construction of a Project;
(xv)Debt of the Granite Creek Owner and the Ruby Hill Owner incurred for the bona fide purpose of development, operation or construction of the Granite Creek Project or the Ruby Hill Project, provided that such Debt is subordinated to the Stream Obligations, on terms and conditions satisfactory to the Purchasers;
(xvi)Debt of the Lone Tree Owner incurred for the bona fide purpose of development, operation or construction of Buffalo Mountain;
(xvii)any other Debt of the Project Entities permitted in writing by the Purchasers’ Agent; and
(xviii)any Refinancing Facility.
“Permitted Encumbrances” means, in respect of any Project Property, any of the following:
(i)Encumbrances arising from court or arbitral proceedings or any judgment rendered, claim filed or registered related thereto, provided that the judgment or claim secured thereby are being contested in good faith by such Person, adequate reserves with respect thereto are maintained on the books of such Person in accordance with IFRS, execution thereon has been stayed and continues to be stayed and such Encumbrances do not result in a Seller Event of Default or materially impair the operation of the business of any Project Entity or any Project;
(ii)good faith deposits made in the ordinary course of business to secure the performance of bids, tenders, contracts (other than for the repayment of borrowed money), leases, surety, customs, performance bonds and other similar obligations, provided such Encumbrances do not materially impair the operation of the business of any Project Entity or any Project;
(iii)Encumbrances made or incurred in the ordinary course of business to secure (a) workers’ compensation, surety or appeal bonds, letters of credit, costs of litigation when required by law, Order, and public and statutory obligations, or (b) the discharge of Encumbrances or claims incidental to construction and mechanics’, warehouseman’s, carriers’ and other similar liens or construction and mechanics’ and other similar Encumbrances, provided such Encumbrances do not materially impair the operation of the business of any Project Entity or any Project (which for greater certainty shall include all Encumbrances required to be delivered in connection with surety bonds in respect of the Projects and that the amount of cash collateral subject to Encumbrances for surety bonding shall not exceed $[Redacted – commercially sensitive information] without the prior consent of the Purchaser, not to be unreasonably withheld);
(iv)any development or similar agreements concerning real property of the Project Entities or the Projects entered into with a Governmental Body or public utility from time to time which do not and will not in the aggregate materially and adversely affect the Security or materially detract from the value of such property or materially impair its use in the operation of the business of the Project Entities or the Projects, and which are not violated in any material respect;
(v)any Inchoate Lien;
(vi)such minor defects as may be revealed by an up to date plan of survey of any property and any minor registered or unregistered encumbrances, including, without limitation, easements, rights of way, encroachments, restrictive covenants, servitudes or other similar rights in land granted to or reserved by other Persons, rights of way for sewers, electric lines, telephone lines and other similar purposes, or zoning by-laws or other restrictions as to the use of real property which defects, encumbrances, easements, servitudes, rights of way and other similar rights and restrictions do not in the aggregate materially detract from the value of the said properties or materially impair their use in the operation of the business of any Project Entity or the Projects;
(vii)security or deposits given to a public utility or any Governmental Body when required by such utility or Governmental Body pursuant to any Project Agreement, or in the ordinary course of business;
(viii)the Security;
(ix)Encumbrances securing the obligations under the Gold Prepay Agreement, provided that such Encumbrances are subject to the Intercreditor

Agreement, or any Refinancing Facility provided that such Encumbrances are subject to an intercreditor agreement entered into in accordance with the terms hereof;
(x)Encumbrances securing Purchase Money Obligations and Capital Lease Obligations relating solely to the acquisition of mobile equipment necessary for the development, construction or operation of the Projects, provided that the aggregate of the Debt outstanding at any time in respect of the Purchase Money Obligations and Capital Lease Obligations referred to in this paragraph (x) shall not exceed $[Redacted – commercially sensitive information]; and provided that such Encumbrances extend only to the property clearly and individually identified as acquired or financed thereby (including the proceeds of such property) and no recourse is available to any other Project Property;
(xi)Encumbrances for Taxes, assessments or governmental charges or levies not at the time due or delinquent provided that the claims secured thereby are being contested in good faith and adequate reserves with respect thereto are maintained in accordance with IFRS and such Encumbrances do not result in a Seller Event of Default or materially impair the operation of the business of any Project Entity or any Project;
(xii)Encumbrances and charges incidental to construction or current operations (including, without limitation, carrier’s warehouseman’s, mechanics’, materialmen’s and repairmen’s liens) that have not at such time been filed pursuant to law or which relate to obligations not due or delinquent provided that the claims secured thereby are being contested in good faith and adequate reserves with respect thereto are maintained in accordance with IFRS and such Encumbrances do not result in a Seller Event of Default or materially impair the operation of the business of any Project Entity or any Project;
(xiii)the right reserved to or vested in any Governmental Body by the terms of any lease, licence, franchise, grant or permit acquired by a Project Entity or by any statutory provision, to terminate any such lease, licence, franchise, grant or permit, or to require annual or other payments as a condition to the continuance thereof, provided such Encumbrances do not result in a Seller Event of Default or materially impair the operation of the business of any Project Entity or any Project;
(xiv)the restrictions, exceptions, reservations, limitations, provisos and conditions, if any, expressed in any original patents or grants from any Governmental Body, and such Encumbrances do not result in a Seller Event of Default or materially impair the operation of the business of the Project Entities or the Projects;
(xv)in respect of any unpatented mining claim included in any Project, the paramount title of the United States of America;
(xvi)Encumbrances on concentrates or minerals or the proceeds of sale of such concentrates or minerals arising or granted pursuant to a processing or refining arrangement entered into in the ordinary course and upon usual market terms, securing only the payment of the fees, costs and expenses attributable to the processing of such concentrates or minerals under any such processing or refining arrangement, but only insofar as such Encumbrances relate to obligations which are at such time not past due or the validity of which are being contested in good faith by appropriate proceedings and adequate reserves with respect thereto are maintained in accordance with IFRS and such Encumbrances do not result in a Seller Event of Default or materially impair the operation of the business of any Project Entity or any Project;
(xvii)Encumbrances granted as credit support for Permitted Hedging Arrangements (to the extent expressly permitted by such Permitted Hedging Arrangements), subject to the execution of an intercreditor agreement by any hedge providers in form and substance satisfactory to the Purchasers’ Agent, acting reasonably;
(xviii)the Royalties as they exist as of the date hereof, or as amended following the date hereof in accordance with this Agreement;
(xix)the Encumbrances securing the obligations under the Milestone Payment Rights Agreement and the Contingent Value Rights Agreement, provided that such Encumbrances are subject to the Waterton Subordination Agreement;
(xx)the Encumbrances under the Lone Tree Guarantee consisting solely of a customary assignment and postponement of intercompany claims;
(xxi)the Encumbrances securing Debt of the Project Entities (other than the Granite Creek Owner and the Ruby Hill Owner) incurred for the bona fide purpose of development, operation or construction of a Project;
(xxii)the Encumbrances securing Permitted Debt under clause (xv) of such definition; or
(xxiii)other Encumbrances agreed to in writing by the Purchasers’ Agent, provided, however, that no Encumbrance described in paragraphs (i) through (v) above shall constitute a Permitted Encumbrance if it was incurred in connection with the borrowing of money.
“Permitted Hedging Arrangements” means derivative or hedging arrangements of a Project Entity which have been entered into for bona fide business purposes, and not for speculative purposes, and (i) entered into prior to the Covenant Release Date, only pursuant to a hedging plan and policy as may be adopted by the Seller from time to time, provided that such hedging plan and policy is approved by the Purchasers’ Agent, acting reasonably, or (ii) entered into following the Covenant Release Date.
“Permitted Restricted Payments” means:
(i)payments of the Seller under the Gold Prepay Agreement, subject to the terms of the Intercreditor Agreement;
(ii)payments of the Seller under this Agreement, subject to the terms of the Intercreditor Agreement;

(iii)payments of the Seller or the Lone Tree Owner under the Exchange Agreement, the Lone Tree Contingent Consideration Agreement or the Lone Tree Guarantee, provided that such payments are not made from proceeds of the Gold Prepay Facility, this Agreement or the Convertible Debt Agreements;
(iv)payments of the Seller under the Convertible Debt Agreements;
(v)payments among Project Entities;
(vi)regularly scheduled payments by a Project Entity in respect of Permitted Debt regarding Purchase Money Obligations and Capital Lease Obligations, Permitted Hedging Arrangements, Debt incurred for the bona fide purpose of development, operation or construction of a Project or Plant and other Permitted Debt permitted by the Purchasers’ Agent, respectively, subject to any subordination or intercreditor agreement, if applicable;
(vii)the Waterton Payments, provided that such payments are subject to the Waterton Subordination Agreement; and
(viii)required payments by the Owner in respect of Permitted Debt under paragraph (ix) of such definition regarding reclamation obligations.
“Person” means and includes individuals, corporations, bodies corporate, limited or general partnerships, joint stock companies, limited liability companies, joint ventures, associations, companies, trusts, banks, trust companies, Governmental Bodies or any other type of organization or entity, whether or not a legal entity.
“Plants” means the processing facilities and related infrastructure at (i) the Buffalo Mountain Project, and (ii) the Lone Tree Project.
“Pledge Agreement” means an agreement pursuant to which any Stream Party pledges its equity interests in, and intercompany debt of, any Stream Party in favour of the Stream Collateral Agent.
“Premier Gold” means Premier Gold Mines USA, Inc., a corporation existing under the laws of Delaware, and its permitted successors and assigns.
“Proceeds Accounts” means (i) the US dollar bank account in the name of the Ruby Hill Owner to be provided by the Seller to the Purchasers’ Agent in writing, and (ii) US dollar bank account in the name of the Granite Creek Owner numbered [Redacted – confidential information] maintained with [Redacted – confidential information].
“Processing Facilities” means the Lone Tree Processing Facility, the Borealis Facility and any other crushing plants, processing plants and associated infrastructure and facilities of the Projects used to process Minerals.
“Project Agreements” means all Contracts listed in Schedule H and all other Contracts of any Group Member relating to (i) the ownership, lease or use of the Projects or Project Property, (ii) the development and mining operations of the Projects, (iii) the sale or disposition of mineral production from the Projects, including sales, royalty, streaming and off-take agreements and other similar arrangements, and (iv) any option, right of first refusal or right, title, interest, reservation, claim, rent, royalty, or payment in the nature of rent or royalty, or right capable of becoming an option, right of first refusal or right, title, interest, reservation, claim, rent, royalty, or payment in the nature of rent or royalty, in respect of the Project Property, or the mineral production or proceeds therefrom, in each case, whether entered into prior to or after the date of this Agreement.
“Project Authorizations” means all Authorizations and Other Rights (including environmental Authorizations) necessary for (i) the development and mining operations of the Projects, and (ii) the ongoing operation of commercial production transactions.
“Project Costs” in respect of a Project means all capital expenditures incurred by the applicable Project Entity on a consolidated basis for the purposes of developing the Project, including escalation, contingencies, initial working capital, Taxes, duties, expenditures for plant equipment, spares and other capital goods, inventory, capital expenditures required to maintain the Project at its design capacity (including repairs and replacements funded by insurance proceeds), interest during construction, financing fees and expenses and other development costs, as initially set out in the Construction Budget, and as the same may be amended from time to time in accordance with the terms hereof.
“Project Entity” means from time to time, the Seller, Premier Gold, the Ruby Hill Owner, the Granite Creek Owner and the Lone Tree Owner and any other Person (now or hereafter formed or acquired) that is an Affiliate of a Group Member that holds or acquires directly or indirectly any interest in any Project Property, other than any Person holding an interest in the Project Property solely through its interest in the Seller.
“Project Property” means all of the property, assets, undertaking, approvals, licenses, permits and rights of the Group Members in and relating to the Projects, whether now owned or existing or hereafter acquired or arising, including real property, personal property and Mineral Interests, and specifically including, but not limited to: (i) Project Real Property and Minerals and other minerals produced from Project Real Property; (ii) all accounts, instruments, chattel paper, deposit accounts, documents, intangibles, goods (including inventory, equipment and fixtures), money, letter of credit rights, supporting obligations, claims, causes of action and other legal rights and investment property in each case relating to the Projects; (iii) all products, proceeds (including proceeds of proceeds), rents and profits of the foregoing; and (iv) all books and records of the Group Members related to any of the foregoing.
“Project Real Property” means all real property interests, all mineral claims, mineral leases and other mineral rights, concessions, unpatented mining claims and interests, and all surface access rights held by any Group Member relating to the Projects, and all buildings, structures, improvements, appurtenances and fixtures thereon or attached thereto, whether created privately or by the action of any Governmental Body. “Project Real Property” shall also include any term extension, renewal, replacement, conversion or substitution of any such real property interests, mineral claims, mineral leases, mineral rights, concessions, unpatented mining claims or interests, and surface access rights, owned or in respect of which an interest is held, directly or indirectly, by any Group Member at any time during the term of this Agreement, whether or not such ownership or interest is held continuously.
“Project Schedule” for a Project means the project summary schedule for the construction of the Project as delivered to the Purchaser on the date hereof, as the same may be amended, revised, supplemented or replaced from time to time in accordance with the terms of this Agreement.
“Projects” means (i) the Granite Creek Project, (ii) the Ruby Hill Project and (iii) the Lone Tree Project, and “Project” means any one of them.
“Public Disclosure Documents” means, collectively, all of the documents which have been filed by or on behalf of the Seller with the relevant Securities Regulators pursuant to the requirements of Securities Laws, including all documents publicly available on the Seller’s SEDAR profile.
“Purchase Money Obligations” means the outstanding balance of the purchase price of real and/or personal property, title to which has been acquired or will be acquired upon payment of such purchase price, or indebtedness to non-vendor third parties incurred to finance the acquisition of such new and not replacement real and/or personal property, or any refinancing of such indebtedness or outstanding balance.
“Purchase Price” has the meaning set out in Section 2.5.
“Purchaser Assignment Agreement” means an assignment agreement in the form attached as Schedule I.
“Purchaser Offtake Agreement” means the amended and restated offtake agreement dated the date hereof between, among others, the purchasers thereunder and the Seller, as seller, providing for, among other things, the purchase and sale of Refined Gold.
“Purchaser’s Share” means, at any given time, in respect of each Purchaser, the percentage obtained by dividing the amount set out beside such Purchaser’s name in Schedule B, as amended from time to time in accordance with this Agreement, by the amount of the Deposit; provided that such Purchaser’s entitlement to receive any payment or delivery from the Seller or any other Group Member shall be reduced or increased, as applicable in accordance with the terms of the Agreement, on account of any Taxes applicable to such Purchaser, such that the amounts received by the other Purchasers is not affected thereby.
“Purchasers” means the Purchasers party hereto from time to time as set forth in Schedule B, as may be updated from time to time in accordance with this Agreement and “Purchaser” means any one of them, as the context so requires.
“Purchasers’ Agent” means OMF Fund III (Hg) Ltd., in its capacity as agent for the Purchasers under this Agreement, or any successor Purchasers’ Agent appointed by the Majority Purchasers in accordance with Section 12.4.
“Qualified Project Operator” means any Person that (a) has demonstrated experience in owning, managing or operating assets similar in nature to the Projects or has one or more operating or management contracts in place with one or more Persons with demonstrated experience in owning, managing or operating assets similar in nature to the Projects; and (b) either (i) has a rating that is equal to or greater than [Redacted – commercially sensitive information] from DBRS (or equivalent from another rating agency), or (ii) has a minimum Tangible Net Worth equal to $[Redacted – commercially sensitive information] or more, or (iii) in the case of an investment fund, pension plan or other similar entity, has aggregate assets under management of at least $[Redacted – commercially sensitive information], or (iv) is Controlled by a Person that has the rating specified in clause (b)(i) above, or the minimum Tangible Net Worth specified in clause (b)(ii) above, or the minimum assets under management in clause (b)(iii) above.
“Quarterly Gold Deliveries” has the meaning given to such term in the Gold Prepay Agreement.
“Real Property” means the Project Real Property and all other real property interests, mineral claims, mineral leases and other mineral rights, concessions, unpatented mining claims and interests, and all surface access rights held by any Project Entity and all buildings, structures, improvements, appurtenances and fixtures thereon or attached thereto, whether created privately or by the action of any Governmental Body (which, as of the date hereof, to the extent not constituting Granite Creek Project Real Property or the Ruby Hill Project Real Property, are as set forth in Schedule AA).
“Receiving Party” has the meaning set out in Section 6.13(a).
“Reference Silver” means any and all silver in whatever form or state that is contained in Minerals in a Parcel which has been sold and delivered to an Offtaker without giving effect to any Offtaker Charges applied by the Offtaker pursuant to the relevant Offtake Agreement.
“Refinancing Facility” means any credit facility, bonds, debentures, notes or other similar instruments, the net proceeds of which are used to replace, refinance, defease or discharge the Gold Prepay Facility (or any other Refinancing Facility), provided that:
(i)the principal amount of such Debt available under such Refinancing Facility does not exceed the principal amount of the Debt so replaced, refinanced, defeased or discharged (plus the amount of all fees, and expenses and premiums incurred in connection therewith); provided that, for purposes of the foregoing, the principal amount owing under the Gold Prepay Facility shall be the “Principal Amount” (as defined in the Gold Prepay Agreement) at the time of refinancing;
(ii)such Refinancing Facility has a maturity date which is on or after the maturity date of the Debt being replaced, refinanced, defeased or discharged, and a weighted average life to maturity equal to or greater than the Debt being replaced, refinanced, defeased or discharged;
(iii)other than in connection with the refinancing of the Gold Prepay Facility, such Refinancing Facility has an interest rate which is equal to or lower than the interest rate of the Debt being replaced, refinanced, defeased or discharged, and
(iv)such Refinancing Facility is secured against no more of the Collateral than the Debt being replaced, refinanced, defeased or discharged, and, if such Refinancing Facility is secured against the Collateral, the lenders or holders thereunder have agreed to be bound by an intercreditor agreement with the Purchasers which is (x) substantially on the same terms and conditions as the Intercreditor Agreement or (y) otherwise at least as favourable to the Purchasers (as determined by the Purchasers’ Agent acting reasonably) as the Intercreditor Agreement.

“Refined Gold” means marketable metal bearing material in the form of gold bars or coins that is refined to standards meeting or exceeding 995 parts per 1,000 fine gold, and otherwise conforming to the London Bullion Market Association specifications for good delivery.
“Refined Silver” means marketable metal bearing material in the form of silver bars or coins that is refined to standards meeting or exceeding 999 parts per 1,000 fine silver, and otherwise conforming to the London Bullion Market Association specifications for good delivery.
“Related Party” means, with respect to any Person (the “first named Person”), any Person that does not deal at arm’s length with the first named Person or is an Associate of the first named Person and, in the case of any Group Member includes: (a) any director, officer, employee or Associate of the Seller or any of its Affiliates, (b) any Person that does not deal at arm’s length with the Seller or any of its Affiliates, and (c) any Person that does not deal at arm’s length with, or is an Associate of, a director, officer, employee or Associate of the Seller or any of its Affiliates.
“Restricted Payment” means any payment by such Person to any other Person (a) of any dividends or any other distribution on any shares of its capital or other equity interests, (b) on account of, or for the purpose of setting apart any property for a sinking or other analogous fund for, the purchase, redemption, retirement or other acquisition of any shares of its capital or other equity interests or any warrants, options or rights to acquire any such shares, (c) of any principal of, or interest or premium on, or of any amount in respect of a sinking or analogous fund or defeasance fund for, any Debt of such Person ranking in right of payment pari passu with or subordinate to the Stream Obligations, or (d) of any management, consulting or similar fee, or any material bonus or comparable payment, or material payment by way of gift or other gratuity, to any Related Party, unless such payment is to a director, officer or employee of the applicable Group Member in that capacity and consists of reimbursement for reasonable and ordinary course expenses related to the business of a Project Entity incurred by such individual in accordance with the policies in effect governing such reimbursements.
“Royalties” means the royalties set forth in Schedule J.
“Ruby Hill Acquired Entity” means the Ruby Hill Owner.
“Ruby Hill Acquired Entity Financial Statements” means the unaudited financial statements for the Ruby Hill Owner as at and for each of the fiscal years ended on December 31, 2020 and 2019, including the notes thereto and the unaudited balance sheet and statement of cash flows of the Ruby Hill Owner as at and for the three-month period ended March 31, 2021, which form part of the Public Disclosure Documents.
“Ruby Hill Acquisition” means the indirect acquisition by the Seller of the Ruby Hill Project through the acquisition of, directly or indirectly, all of the outstanding membership interest of the Ruby Hill Acquired Entity pursuant to the Ruby Hill Acquisition Agreement.
“Ruby Hill Acquisition Agreement” means the membership interest purchase agreement dated September 3, 2021 between Waterton Nevada Splitter, LLC, Waterton Nevada Splitter II, LLC, Premier Gold and the Seller.

“Ruby Hill Owner” means Ruby Hill Mining Company, LLC, a limited liability company existing under the laws of the State of Nevada, and its permitted successors and assigns.
“Ruby Hill Project” means the Ruby Hill mine in Eureka County, Nevada, as described in the Ruby Hill Technical Report.
“Ruby Hill Project Property” means all of the property, assets, undertaking, approvals, licenses, permits and rights of the Group Members in and relating to the Ruby Hill Project, whether now owned or existing or hereafter acquired or arising, including real property, personal property and mineral interests, and specifically including, but not limited to: (i) the Ruby Hill Project Real Property and Minerals and other minerals produced from the Ruby Hill Project Real Property; (ii) all accounts, instruments, chattel paper, deposit accounts, documents, intangibles, goods (including inventory, equipment and fixtures), money, letter of credit rights, supporting obligations, claims, causes of action and other legal rights and investment property in each case relating to the Ruby Hill Project; (iii) all products, proceeds (including proceeds of proceeds), rents and profits of the foregoing; and (iv) all books and records of the Group Members related to any of the foregoing.
“Ruby Hill Project Real Property” means all real property interests, all mineral claims, mineral leases and other mineral rights, concessions, unpatented mining claims and interests, and all surface access rights held by any Group Member relating to the Ruby Hill Project (which as of the date hereof, are as set forth in Schedule K), and all buildings, structures, improvements, appurtenances and fixtures thereon or attached thereto, whether created privately or by the action of any Governmental Body. “Ruby Hill Project Real Property” shall also include any term extension, renewal, replacement, conversion or substitution of any such real property interests, mineral claims, mineral leases, mineral rights, concessions, unpatented mining claims or interests, and surface access rights, owned or in respect of which an interest is held, directly or indirectly, by any Group Member at any time during the term of this Agreement, whether or not such ownership or interest is held continuously. The Ruby Hill Project Real Property is depicted on the map attached at Schedule K.
“Ruby Hill Technical Report” means the report titled “NI 43-101 Report on 2021 Ruby Hill Mineral Resource Estimate, Eureka Country [sic], Nevada, USA” dated October 22, 2021 with an effective date of July 31, 2021 prepared for the Ruby Hill Owner by Wood Canada Limited.
“Sale-Leaseback” means an arrangement under which title to any property or an interest therein is transferred by or on the direction of a Person (“X”) to another Person which leases or otherwise grants the right to use such property, asset or interest (or other property, which X intends to use for the same or a similar purpose) to X (or nominee of X), whether or not in connection therewith X also acquires a right or is subject to an obligation to acquire the property, asset or interest, and regardless of the accounting treatment of such arrangement.
“Sanctioned Entity” means (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government, or (d) a Person resident in or determined to be resident in a country, in each case, that is subject to a country Sanctions program administered and enforced by OFAC or any Canadian Governmental Body.

“Sanctioned Person” means, (a) any Person listed in any sanctions-related list of designated Persons maintained by any Canadian Governmental Body, or (b) a Person named on the list of Specially Designated Nationals maintained by OFAC.
“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by OFAC or any Canadian Governmental Body.
“Second Threshold Amount” means [Redacted – commercially sensitive information] ounces of Refined Silver (including for this purpose, any amount of Refined Silver, delivery of which is satisfied by the delivery of Refined Gold in accordance with Section 2.7), in the aggregate.
“Securities Laws” means all applicable securities laws and the respective regulations made thereunder, together with applicable published fee schedules, prescribed forms, policy statements, notices, orders, blanket rulings and other regulatory instruments of the Securities Regulators, and all rules and policies of the Toronto Stock Exchange and any other stock exchange on which securities of the Seller are traded.
“Securities Regulators” means, collectively, the securities regulators or other securities regulatory authorities in each of the provinces and territories of Canada in which the Seller is a reporting issuer, in the United States and in any other jurisdictions whose Securities Laws are applicable to the Seller.
“Security” means the Encumbrances granted in favour of the Stream Collateral Agent pursuant to the Security Documents.
“Security Agreement” means an agreement governed by Ontario law pursuant to which the Seller grants a security interest to the Stream Collateral Agent in all of its presently held and future acquired Collateral.
“Security Documents” means any Guarantees in favour of the Stream Collateral Agent on behalf of the Purchasers in respect of the Stream Obligations, the General Security Agreements, the Security Agreement, the Pledge Agreements, the Nevada Security Documents and any other security documents held from time to time by the Stream Collateral Agent securing or intended to secure payment and performance of the Stream Obligations, including the security described in Section 8.1.
“SEDAR” means the System for Electronic Document Analysis and Retrieval of the Canadian Securities Administrators.
“Seller Collateral” means (a) any and all marketable metal bearing material owned or held by the Seller, in whatever form or state, that was mined, produced, extracted or otherwise recovered from the Granite Creek Project Real Property and the Ruby Hill Project Real Property, and including ore and any other products resulting from the further milling, processing or other beneficiation of minerals, including doré and refined gold and silver and any proceeds thereof, (b) any debts, liabilities or obligations owing by a Stream Party to the Seller, and (c) all shares from time to time issued by a Guarantor.
“Seller Event of Default” has the meaning set out in Section 10.1.

“Settlement Sheets” means in respect of each Parcel, the Seller’s final invoice and sale documentation (or if such final documents are not available in the case of provisional payment, the relevant documents on which provisional payments have been determined) evidencing at least the amount and, if applicable, grade of silver in such Parcel.
“Shortfall Amount” has the meaning set out in Section 2.7.
“Silver Market Price” means, with respect to any day, the daily per ounce LBMA Silver Price in U.S. dollars quoted by the London Bullion Market Association (currently in partnership with CME Group and Thomson Reuters) for Refined Silver on such day or, if such day is not a trading day, the immediately preceding trading day; provided that, if the LBMA Silver Price is no longer quoted by the London Bullion Market Association, the Silver Market Price shall be determined by reference to the price of Refined Silver in the manner endorsed by the London Bullion Market Association, failing which the Silver Market Price will be determined by reference to the price of Refined Silver on a commodity exchange mutually acceptable to the Seller and the Purchasers’ Agent, acting reasonably.
“Stream Collateral Agent” means OMF Fund III (Hg) Ltd., in its capacity as collateral agent for the Purchasers hereunder as appointed pursuant to the Intercreditor Agreement, or any successor Stream Collateral Agent appointed thereunder.
“Stream Commencement Date” means April 1, 2022.
“Stream Documents” means this Agreement, the Guarantee executed by each Guarantor in favour of the Purchasers’ Agent, the other Security Documents executed by each of the Stream Parties, the Intercreditor Agreement, the Waterton Subordination Agreement, any Subordination and Postponement of Claims and all other agreements, instruments and documents from time to time (both before and after the date of this Agreement) delivered to the Purchasers, the Purchasers’ Agent for the benefit of the Purchasers or the Stream Collateral Agent in connection with this Agreement or the other Stream Documents.
“Stream Obligations” means all indebtedness, liabilities and other obligations owed to the Purchasers hereunder or under any other Stream Document, whether actual or contingent, direct or indirect, matured or not, now existing or hereafter arising.
“Stream Parties” means the Seller and the Guarantors.
“Subordinated Intercompany Debt” means any debts, liabilities or obligations owing by a Stream Party to any other Group Member on any account and in any capacity, subordinated in accordance with the provisions of the Subordination and Postponement of Claims.
“Subordination and Postponement of Claims” means a subordination and postponement of claims in favour of the Purchasers’ Agent in respect of Debt of a Stream Party owing to another Stream Party pursuant to which, among other things, the holder of such Debt agrees that such Debt will be subordinated and postponed to the Stream Obligations and that (i) no interest or principal in respect of such Subordinated Intercompany Debt shall be payable other than Permitted Restricted Payments, (ii) no Encumbrances have been or will be taken by such holder of such Debt, and (iii) no remedies will be exercised by such holder of such Debt, in each case while any Stream Obligations remain outstanding, and which shall otherwise be in form and substance satisfactory to the Stream Collateral Agent, acting reasonably.

“Subscription Agreement” means the subscription agreement dated as of October 14, 2021 between the Seller and Orion Mine Finance Fund III LP.
“Subsidiary” means with respect to any Person, any other Person which is Controlled directly or indirectly by that Person.
“Tangible Net Worth” means, with respect to a Person, the aggregate value of all assets of such Person after eliminating from the calculation intangible assets (which includes, without limitation, all assets classified as intellectual property, goodwill or licences on the balance sheet of such Person) and future income tax benefits less the aggregate of all liabilities of such Person.
“Tax Returns” means all returns, declarations, reports, estimates, information returns and statements required to be filed in respect of any Taxes, including any schedule or attachment thereto or amendment thereof.
“Taxes” means all present and future taxes (including, for certainty, real property taxes), levies, imposts, stamp taxes, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Body, including any interest, additions to tax or penalties applicable thereto, and “Tax” shall have a corresponding meaning.
“Technical Reports” means the McCoy-Cove Technical Report, the Granite Creek Technical Report and the Ruby Hill Technical Report.
“Term” has the meaning set out in Section 4.1(a).
“Third-Party Processor” means a third party which processes ore from any of the Project pursuant to the NGM Toll Treatment Agreements or the Waterton Processing Agreement.
“Threshold Amount” means [Redacted – commercially sensitive information] ounces of Refined Silver (including for this purpose, any amount of Refined Silver, delivery of which is satisfied by the delivery of Refined Gold in accordance with Section 2.7), in the aggregate.
“Time of Delivery” has the meaning set out in Section 2.3(a).
“Transfer” means to, directly or indirectly, sell, transfer, assign, convey, dispose or otherwise grant a right, title or interest (including expropriation or other transfer required or imposed by law or any Governmental Body), whether voluntary or involuntary.
“Unanimous Purchasers” means, at any time, all of the Purchasers at such time.
“Uncredited Balance” means, at any time, the uncredited balance of the Deposit determined in accordance with this Agreement.
“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)), as amended or modified from time to time.
“Warrant Certificates” means the certificates providing for the Warrants issuable under the Subscription Agreement.

“Warrants” means 5,500,000 common share purchase warrants of the Seller registered in the name of Orion Mine Finance Fund III LP issued on the date hereof.
“Waterton Payments” means all payments and any other obligations owing from time to time pursuant to the Milestone Payment Rights Agreement or the Contingent Value Rights Agreement.
“Waterton Processing Agreement” means the processing agreement to be entered into between the Seller and Borealis Mining Company, LLC, pursuant to Section 6.7 of the Ruby Hill Acquisition Agreement, and approved by the Purchasers’ Agent, to permit the Seller to process its loaded carbon at the ore processing facility located in Mineral County, Nevada.
“Waterton Subordination Agreement” means the subordination agreement(s) to be entered into between the Administrative Agent, the Stream Collateral Agent, the Credit Collateral Agent, Waterton Nevada Splitter, LLC and Waterton Nevada Splitter II, LLC, in form and substance satisfactory to the Purchaser’s Agent, and including any corresponding subordination agreement entered into by any assignee or transferee of any of the Waterton Payments.
1.2Certain Rules of Interpretation
Except as may be otherwise specifically provided in this Agreement and unless the context otherwise requires:
(a)The terms “Agreement”, “this Agreement”, “the Agreement”, “hereto”, “hereof”, “herein”, “hereby”, “hereunder” and similar expressions refer to this Agreement in its entirety and not to any particular provision hereof.
(b)References to an “Article”, “Section” or “Schedule” followed by a number or letter refer to the specified Article or Section of or Schedule to this Agreement.
(c)Headings of Articles and Sections are inserted for convenience of reference only and shall not affect the construction or interpretation of this Agreement.
(d)References to a Party in this Agreement mean the Party or its successors or permitted assigns.
(e)Where the word “including” or “includes” is used in this Agreement, it means “including without limitation” or “includes without limitation”.
(f)The language used in this Agreement is the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.
(g)Words importing the singular include the plural and vice versa and words importing gender include all genders.
(h)A reference to an agreement includes all schedules, exhibits and other appendices attached thereto and shall include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of this Agreement.

(i)A reference to a statute includes all regulations made pursuant to and rules promulgated under such statute and, unless otherwise specified, any reference to a statute or regulation includes the provisions of any statute or regulation which amends, supplements or supersedes any such statute or any such regulation from time to time.
(j)Time is of the essence in the performance of the Parties’ respective obligations under this Agreement.
(k)In this Agreement a period of days shall be deemed to begin on the first day after the event which began the period and to end at 5:00 p.m. (New York City time) on the last day of the period. Whenever any payment is required to be made, action is required to be taken or period of time to expire on a day other than a Business Day, such payment shall be made, action shall be taken or period shall expire on the next following Business Day.
(l)Unless specified otherwise in this Agreement, all statements or references to dollar amounts in this Agreement are to the lawful currency of the United States of America.
(m)References to an “ounce” are to a troy ounce (being equal to 31.1034768 grams).
1.3Accounting Principles
Where the character or amount of any asset or liability or item of revenue or expense is required to be determined, or any consolidation or other accounting computation is required to be made, for the purposes of this Agreement, including the contents of any certificate to be delivered hereunder, such determination, consolidation or computation shall, unless the Parties otherwise agree or the context otherwise requires, be made in accordance with IFRS.
1.4Paramountcy
(a)If there is any inconsistency between the terms of this Agreement and the other Stream Documents (other than the Intercreditor Agreement), the provisions hereof shall prevail to the extent of the inconsistency.
(b)In the event of any conflict or inconsistency between the provisions of this Agreement and the provisions of the Intercreditor Agreement, the provisions of the Intercreditor Agreement shall prevail and be paramount. If any covenant, representation, warranty or event of default contained in any other Stream Document is in conflict with or is inconsistent with a provision of this Agreement relating to the same specific matter, such covenant, representation, warranty or event of default shall be deemed to be amended to the extent necessary to ensure that it is not in conflict with or inconsistent with the provision of this Agreement relating to the same specific matter.
1.5Interest Act
For the purposes of the Interest Act (Canada) and disclosure under such statute, whenever interest to be paid under this Agreement or any other Stream Document is to be calculated on the basis of a year of three-hundred sixty (360) days or any other period of time that is less than a calendar year, the yearly rate of interest to which the rate determined pursuant to such calculation is equivalent is the rate so determined multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by 360 or such other period of time, as the case may be.
1.6Maximum Rate of Interest
Notwithstanding anything herein or in any of the other Stream Documents to the contrary, in the event that any provision of this Agreement or any other Stream Document would oblige the Seller to make any payment of interest or other amount payable to the Purchasers in an amount or calculated at a rate which would be prohibited by law or would result in a receipt by the Purchasers of interest at a criminal or prohibited rate (as such terms are construed under the Criminal Code (Canada) or any other Applicable Law), then, notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with the same effect as if adjusted at the Stream Commencement Date to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law or so result in a receipt by the Purchasers of interest at a criminal or prohibited rate, such adjustment to be effected to the extent necessary in each case, as follows:
(a)by reducing any fees and other amounts which would constitute interest for the purposes of Section 347 of the Criminal Code (Canada) or any other Applicable Law;
(b)by reducing the amount or rate of interest exigible under Section 13.3; and
(c)any amount or rate of interest referred to in this Section 1.6 shall be determined in accordance with generally accepted actuarial practices and principles over the maximum term of this Agreement (or over such shorter term as may be required by Section 347 of the Criminal Code (Canada) or any other Applicable Law) and, in the event of a dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by the Purchasers’ Agent shall be conclusive for the purposes of such determination, absent manifest error.
1.7No Subordination
The use of the term “Permitted Encumbrances” to describe any interests and Encumbrances permitted hereunder shall mean that they are permitted to exist (whether in priority to or subsequent in priority to the Security, as determined by Applicable Law), and shall not be interpreted as meaning that such interests and Encumbrances are entitled to priority over the Security.
1.8Schedules
The following schedules are attached to and form part of this Agreement:

Schedule A	-	Form of Annual Compliance Certificate
Schedule B	-	Purchasers
Schedule C	-	Form of Completion Certificate
Schedule D	-	Granite Creek Project Real Property

Schedule E	-	Material Contracts
Schedule F	-	Material Project Agreements
Schedule G	-	Material Project Authorizations
Schedule H	-	Project Agreements
Schedule I	-	Purchaser Assignment Agreement
Schedule J	-	Royalties
Schedule K	-	Ruby Hill Project Real Property
Schedule L	-	Seller Representations and Warranties
Schedule M	-	Purchaser Representations and Warranties
Schedule N	-	Organization and Powers
Schedule O	-	Authorization; No Conflict
Schedule P	-	Subsidiaries
Schedule Q	-	Principal Place of Business and Other Locations
Schedule R	-	Maintenance of Project Property
Schedule S	-	Bank Accounts
Schedule T	-	Environmental Compliance
Schedule U	-	Community Matters
Schedule V	-	Employee and Labour Matters
Schedule W(f)	-	Audits
Schedule W(h)	-	Taxes
Schedule X(c)	-	Off-Balance Sheet Transactions
Schedule Y	-	Related Party Transactions
Schedule Z	-	Litigation
Schedule AA(c)	-	Exceptions to Public Disclosure Documents
Schedule BB	-	Real Property

Article 2
PURCHASE AND SALE
2.1Purchase and Sale of Refined Silver
(a)Subject to and in accordance with the terms of this Agreement, beginning on the Stream Commencement Date, the Seller hereby agrees to sell to each Purchaser, and each Purchaser hereby agrees to purchase from the Seller, an amount of Refined Silver equal to the Purchaser’s Share of the Payable Silver with respect to each Offtaker Delivery, free and clear of all Encumbrances.

(b)The Purchasers shall not be responsible for any Offtaker Charges in respect of the Refined Silver purchased by it hereunder, all of which shall be for the account of the Seller (or other Stream Party).
2.2Product Specifications
(a)The Refined Silver delivered by the Seller to the Purchasers pursuant to this Agreement need not come from silver physically produced at the Projects, provided that the Seller shall not sell or deliver to the Purchasers (for the purposes of this Agreement and at any time during the Term) any Refined Silver that has been directly or indirectly purchased on a commodity exchange.
(b)The Refined Silver to be delivered by the Seller to the Purchasers pursuant to this Agreement shall conform in all respects with the London Bullion Market Association specifications for good delivery, and the Purchasers shall not be required to purchase any Refined Silver that does not meet such specifications.
(c)If the London Bullion Market Association ceases to exist or ceases to publish rules for the good delivery of silver or such rules should no longer be internationally recognized as the basis for good delivery of silver, the Purchasers’ Agent may designate, for purposes of this Agreement, a new basis for determining good delivery of Refined Silver. Until the Purchasers’ Agent makes such designation, deliveries of Refined Silver by the Seller to the Purchasers under this Agreement shall conform to the last set of rules for good delivery in effect under this Agreement immediately prior to the time such rules ceased to be published or recognized.
2.3Delivery Obligations
(a)On the date of each Offtaker Settlement in respect of a Parcel on and after the Stream Commencement Date, the Seller shall sell and deliver to the Purchasers the Refined Silver in respect of such Parcel as determined in accordance with Section 2.1. The applicable amount of Refined Silver shall be delivered to each of the Purchasers by way of credit (in metal) to the respective metal account or accounts in London designated by the Purchasers pursuant to Section 2.3(g). Delivery by the Seller of the applicable amount of Refined Silver to the Purchasers shall be deemed to have been made at the time and on the date Refined Silver is credited to the designated metal accounts of the Purchasers (the “Time of Delivery” on the “Date of Delivery”).
(b)Where, as a result of a delivery to the Purchasers made on the basis of a provisional payment from an Offtaker, there is an over-delivery of Refined Silver to the Purchasers for a given delivery, the amount of such excess, once determined by the Seller, will be set off and deducted from the next delivery to the Purchasers hereunder and, if no further deliveries are to be made, the Purchasers shall pay to the Seller the Silver Market Price for such excess, in cash.
(c)Where, as a result of a delivery to the Purchasers made on the basis of a provisional payment from an Offtaker, there is an under-delivery of Refined Silver to the Purchasers for a given delivery, the amount of such deficiency, once determined by the Seller, will be added to the next delivery to the Purchasers hereunder and, if no further deliveries are to be made, the Seller shall pay to the Purchasers the Silver Market Price for such deficiency, in cash.

(d)Title to, and risk of loss of, Refined Silver shall pass from the Seller to the applicable Purchaser at the Time of Delivery.
(e)Except as otherwise provided in this Agreement, all costs and expenses pertaining to each delivery of Refined Silver to the Purchasers shall be borne by the Seller.
(f)The Seller hereby represents and warrants to and covenants with the Purchasers that, immediately prior to the Time of Delivery (i) the Seller will be the sole legal and beneficial owner of the Refined Silver credited to a metal account of a Purchaser, (ii) the Seller will have good, valid and marketable title to such Refined Silver, and (iii) such Refined Silver will be free and clear of all Encumbrances (other than the Security or Permitted Encumbrances specified in clause (ix) of that definition).
(g)Each Purchaser shall designate a metal account or accounts in London for the purpose of receiving deliveries of Refined Silver from the Seller hereunder. The designation shall be made by electronic communication to the Seller, which designation shall be effective until changed by the relevant Purchaser. Any such change shall be made at least 10 Business Days prior to a delivery of Refined Silver in order to be effective for such delivery.
2.4Delivery Notifications and Invoicing
(a)On the date of each Offtaker Settlement, the Seller shall deliver an invoice to each Purchaser that shall include:
(i)a calculation of the number of ounces of Refined Silver to be sold to each Purchaser and, in accordance with Sections 2.4(vi) and 2.6, the estimated net number of ounces of Refined Silver to be credited to each Purchaser on the Date of Delivery;
(ii)the Date of Delivery and Time of Delivery;
(iii)the Purchase Price for Refined Silver sold and delivered to such Purchaser;
(iv)reference to the Offtake Agreements relating to the Parcels in respect of which Offtaker Delivery was made;
(v)a copy of the Settlement Sheets on which the calculation is based, where applicable, including, after such are available and/or prepared, copies of all documents, certificates and instruments pertaining to each delivery of Minerals to an Offtaker, including all invoices, credit notes, bills of lading, and any and all documentation prepared or produced by the Offtaker in respect of the Minerals; and
(vi)such other information as may be reasonably requested by the Purchaser to allow such Purchaser to verify all aspects of the delivery of Refined Silver reflected in such invoice.
(b)The calculation required by Section 2.4(a) shall be final and binding unless the Purchaser provides written objection to the Seller within twenty (20) Business Days after receipt of the applicable invoice. The foregoing shall in no way limit the Purchaser’s audit rights under Section 5.8(b) and any adjustments or recoveries arising therefrom; provided that no such adjustment or recovery shall be permitted therefrom unless a written objection is received within 3 years following the end of the calendar year in which the applicable invoice was received.
2.5Purchase Price
The purchase price (the “Purchase Price”) for each ounce of Refined Silver sold and delivered by the Seller to the Purchasers under this Agreement shall be equal to:
(a)until the Uncredited Balance has been reduced to nil, the Silver Market Price on the day immediately preceding the Date of Delivery of such Refined Silver, payable as follows: (i) an amount equal to the Cash Purchase Price payable in cash or by wire transfer, and (ii) the balance payable by crediting an amount equal to the difference between the Silver Market Price on the day immediately preceding the Date of Delivery of such Refined Silver and the Cash Purchase Price against the Deposit in order to reduce the Uncredited Balance until it has been credited and reduced to nil; and
(b)after the Uncredited Balance has been reduced to nil, the Cash Purchase Price, payable in cash or by wire transfer.
2.6Payment
Payment by each Purchaser of the aggregate Purchase Price for each delivery of Refined Silver to such Purchaser shall be made (a) on the third Business Day following the receipt of the Refined Silver in such Purchaser’s metal account, and (b) to a bank account of the Seller designated in accordance with Section 13.1, provided that, at any time, any Purchaser may provide notice to the Seller with respect to one or more deliveries that any cash payments required to be made by such Purchaser hereunder shall instead be offset against, and on the same day as, the applicable delivery of Refined Silver by the Seller to such Purchaser. Any such offsets pursuant to this Section 2.6 shall be at the Silver Market Price on the Business Day immediately preceding the Date of Delivery.
2.7Minimum Quarterly Deliveries
Until the delivery of the Threshold Amount, the Seller shall be obligated to deliver the following minimum amounts of Refined Silver (the “Annual Minimum Delivery Amount”) in each calendar year: (i) in 2022, [Redacted – commercially sensitive information] ounces, (ii) in 2023, [Redacted – commercially sensitive information] ounces, (iii) in 2024, [Redacted – commercially sensitive information] ounces, and (iv) in 2025, [Redacted – commercially sensitive information] ounces. In the event that in a calendar year the amount of Refined Silver delivered under this Agreement is less than the Annual Minimum Delivery Amount, the Seller shall make up such difference (the “Shortfall Amount”) by delivering on or before the fifteenth day of the month immediately following such calendar year, to each Purchaser at the metal account or accounts in London nominated by such Purchaser for the purpose of receiving deliveries an amount of Refined Silver equal to the Purchaser’s Share of the Shortfall Amount. At the Seller’s sole option, the obligation to make up the Shortfall Amount to any Purchaser may be satisfied by the delivery to the nominated metal account of Refined Gold instead of Refined Silver, at a ratio of 1/75th ounce of Refined Gold for each ounce of Refined Silver. Payment of such deliveries shall be made in accordance with Sections 2.5 and 2.6.
Article 3
DEPOSIT PAYMENT
3.1Deposit
(a)In consideration for the respective promises and covenants of the Seller contained herein, including the sale and delivery by the Seller to the Purchasers of Refined Silver, the Purchasers hereby agree to pay, and the Seller hereby agrees to accept, a cash deposit in the amount of $[Redacted – commercially sensitive information] (the “Deposit”) against, and as a prepayment of, the Purchase Price. Subject to the satisfaction or waiver of the conditions in Sections 3.3, the Deposit shall be paid to the Seller by the Purchasers (based on their respective Purchaser’s Share) on the Closing Date.
(b)No interest will be payable by the Seller on or in respect of the Deposit except as expressly provided in this Agreement.
(c)The Seller shall, at all times, maintain a record of the Uncredited Balance, reflecting each credit against or reduction of the Deposit and the dates of such payments, credits and reductions. The Seller shall, upon request of any Purchaser, provide such Purchaser with a copy of such record.
3.2Additional Deposit
Upon a construction decision for the Ruby Hill Project comprised of one or both of the deposits referred to as ‘ruby deep’ or ‘blackjack’, which construction decision is based on a feasibility study prepared by a recognized engineering firm, and which study is in form and substance satisfactory to the Purchasers, acting reasonably, the Seller will have the right to request an additional deposit from the Purchasers in the amount of $50,000,000 (the “Additional Deposit”). At the time of such deposit request, the parties shall agree to the stream rate and minimum deliveries in respect of the Additional Deposit and such other amendments to this Agreement as are necessary or desirable to give effect to the Additional Deposit, which will provide the Purchasers with an internal rate of return of [Redacted – commercially sensitive information]% on such Additional Deposit based on consensus silver prices at the time of such deposit request. The Purchasers’ obligation to fund the Additional Deposit shall be subject to satisfaction of the conditions set forth in Section 3.4(b), (c), (d), (h), (i), (j), (k), (l), (n), (o), (p), (r), (s), (t) and (u) (with references to the Deposit and the Closing Date in such sections being deemed to be references to the Additional Deposit and the funding date for the Additional Deposit, respectively, and references to this Agreement, the Stream Documents and the Key Transaction Agreements being deemed to be references to this Agreement, the Stream Documents and the Key Transaction Agreements, as amended as at the funding date for the Additional Deposit) and such other conditions as the parties may agree at the time of the deposit request.

3.3Use of Deposit
The Seller shall use the entire Deposit to fund the development, expansion and working capital requirements of the Projects.
3.4Conditions Precedent to Deposit
The obligations of the Purchasers to fund the Deposit pursuant to Section 3.1 shall be subject to the following conditions having been satisfied:
(a)the following documents shall have been executed and delivered by the parties thereto, in each case in form and substance satisfactory to the Purchasers, and be in full force and effect:
(i)the Purchaser Offtake Agreement;
(ii)the Intercreditor Agreement;
(iii)the Waterton Subordination Agreement;
(iv)the Postponement and Subordination of Claims executed by each of the Seller and the Guarantors; and
(v)the NGM Direct Agreement;
(b)all of the representations and warranties made by the Seller pursuant to this Agreement shall be true and correct;
(c)the Seller shall have complied with its obligations under this Agreement;
(d)no Seller Event of Default (or event which with notice or lapse of time or both would become a Seller Event of Default) shall have occurred and be continuing;
(e)all of the conditions precedent to the funding pursuant to the Convertible Debt Agreements shall have been satisfied or waived;
(f)all of the conditions precedent to the effectiveness of the Gold Prepay Agreement and the Intercreditor Agreement shall have been satisfied or waived;
(g)the closing of the Gold Prepay Agreement, the Purchaser Offtake Agreement, the Intercreditor Agreement and the funding under the Convertible Debt Agreements shall have occurred or shall occur concurrently with the funding of the Deposit;
(h)the Purchasers’ Agent shall have received a certificate of status, good standing or compliance (or equivalent) for each Stream Party issued by the relevant Governmental Body dated not earlier than the Business Day prior to the Closing Date (or such earlier date as may be acceptable to the Purchasers);
(i)a senior officer of each Stream Party shall have executed a certificate, in form and substance satisfactory to the Purchasers’ Agent, acting reasonably, dated as of the Closing Date and addressed to the Purchasers, as to (i) its constating documents; (ii) the resolutions of its board of directors (or equivalent) authorizing the execution, delivery and performance of this Agreement and the other Stream

Documents to which it is party and the transactions contemplated hereby and thereby; and (iii) the names, positions and true signatures of the persons authorized to sign this Agreement and the other Stream Documents on its behalf;
(j)a senior officer of the Seller shall have executed a certificate, in form and substance satisfactory to the Purchasers’ Agent, acting reasonably, dated as of the Closing Date and addressed to the Purchasers, as to the items set forth in clauses (b) through (g) above;
(k)the Purchasers’ Agent shall have received a copy of all Material Project Authorizations and Material Contracts that have been obtained or entered into as of the Closing Date;
(l)the Purchasers’ Agent shall have received a copy of the current Mine Plans;
(m)the Security Documents shall have been executed and delivered by the Seller and the Stream Parties, in form and substance satisfactory to the Purchasers’ Agent, acting reasonably, and the Security Documents shall have been registered, filed or recorded in all offices, and all actions shall have been taken, that may be prudent or necessary to preserve, protect or perfect the security interest of the Stream Collateral Agent, for the benefit of the Purchasers, under the Security Documents;
(n)the Purchasers’ Agent shall have received certificates of insurance evidencing compliance with Section 6.8(a);
(o)the Purchasers’ Agent shall have received a legal opinion, in form and substance satisfactory to Purchasers’ Agent, acting reasonably, of legal counsel addressed to the Purchasers relating to (A) the legal status of each Stream Party, (B) the corporate power and authority of the Stream Parties to execute, deliver and perform this Agreement and the other Stream Documents to which each is a party, as applicable, (C) the authorization, execution and delivery of this Agreement and the other Stream Documents by the Stream Parties, as applicable, (D) the enforceability of this Agreement and the other Stream Documents against the Stream Parties, as applicable, (E) the due registration or filing of the Security Documents and the perfection of the security interest of the Purchasers under the Security Documents and the results of the usual searches that would be conducted in connection with the Security created pursuant to the Security Documents, and (F) any other customary matters relating to this Agreement and the other Stream Documents and the transactions contemplated hereby and thereby;
(p)the Purchasers’ Agent shall have received a customary updated title opinion or opinions, in form and substance satisfactory to the Purchasers’ Agent and the Purchasers’ counsel, acting reasonably, of the Seller’s legal counsel addressed to the Purchasers’ Agent and the Purchasers relating to the Project Real Property, including real property parcels occupied by the facilities and appurtenant improvements and access thereto;
(q)the Purchasers’ Agent shall have received a title insurance policy or policies relating to the Project Real Property issued by a title insurer, in form and substance satisfactory to the Purchasers’ Agent, acting reasonably;
(r)all Orders and Authorizations necessary for the completion of the transactions contemplated by the Key Transaction Agreements shall have been obtained;

(s)each of the Purchasers shall have concluded its technical, legal and financial due diligence, and conducted a site visit to the Projects with results in form and substance satisfactory to it;
(t)no Order or Applicable Law, which restrains, enjoins, prohibits or otherwise makes illegal the consummation of the transactions contemplated by the Key Transaction Agreements shall be in effect; and
(u)no action or proceeding, at law or in equity, shall be pending or threatened by any Person or Governmental Body to restrain, enjoin or prohibit the consummation of the transactions contemplated by the Key Transaction Agreements.
3.5Satisfaction of Conditions
Each of the conditions set forth in Section 3.4 is for the exclusive benefit of the Purchasers and may be waived by the Purchasers in their sole discretion, in whole or in part in writing.
Article 4
TERM
4.1Term
(a)The term of this Agreement shall commence on the date hereof and, subject to Section 4.1(d), shall continue until the date that is 40 years after the date hereof (the “Initial Term”). The term of this Agreement shall automatically be extended beyond the Initial Term for successive 10-year periods (each an “Additional Term” and, together with the Initial Term, the “Term”), unless there has been no active mining operations on any Project during the final 10 years of the Initial Term or throughout such Additional Term, as applicable, in which case this Agreement shall terminate at the end of the Initial Term or such Additional Term, as applicable.
(b)Notwithstanding Section 4.1(a), if at least 30 days prior to the end of the Initial Term or Additional Term, as applicable, the Purchasers’ Agent, upon the instruction of the Unanimous Purchasers, has given notice to the Seller and the Purchasers of termination at the end of such term, this Agreement shall terminate at the end of the Initial Term or such Additional Term, as applicable.
(c)If by the expiry of the Term, the Seller has not sold and delivered to the Purchasers an amount of Refined Silver sufficient to reduce the Uncredited Balance of the Deposit to nil, as calculated in accordance with Section 3.1(c), then a refund of the Uncredited Balance shall be due and owing by the Seller to the Purchasers. If a refund of the Uncredited Balance shall be due and owing by the Seller to the Purchasers, the Seller shall, on the expiry date of the Term, pay the amount of the Uncredited Balance to the Purchasers (pro rata based upon their respective Purchaser’s Share).
(d)This Agreement may also be terminated prior to the expiry of the Term (i) by the Parties on mutual written consent, or (ii) by the Purchasers upon a Seller Event of Default in accordance with Article 10.

4.2Survival
The following provisions shall survive termination of this Agreement: Section 2.6 (in respect of any Refined Silver delivered prior to such termination), Section 5.8 (in respect of any periods prior to such termination), Section 6.13, Article 13, Article 14, Article 15, and such other provisions of this Agreement as are required to give effect thereto.
Article 5
REPORTING; BOOKS AND RECORDS; INSPECTIONS
5.1Operations Reports
(a)On or before the 20th calendar day after the end of each calendar month during the Term, the Seller shall provide to the Purchasers a Monthly Operations Report and, following the Completion Date, a Monthly Production Report.
(b)On or before the 20th calendar day after the end of each calendar quarter during the Term, the Seller shall provide to the Purchasers a certificate, in form and substance satisfactory to the Purchasers’ Agent, acting reasonably, executed by a senior officer of the Seller, confirming the Annual Metal Delivery Coverage Ratio as of such date.
(c)On or before March 15 of each calendar year during the Term, the Seller shall provide to the Purchasers an Annual Compliance Certificate and an Annual Operations Report in respect of the immediately preceding calendar year.
(d)As soon as possible after November 30, but in any event on or before December 15, of each calendar year during the Term, the Seller shall provide to the Purchasers an Annual Forecast Report in respect of the upcoming calendar year.
5.2Financial Reports
(a)On or before the 45th day after the end of each of the Seller’s first, second and third fiscal quarters, the Seller shall provide to the Purchasers a copy of the Seller’s quarterly unaudited consolidated financial statements for such quarter (provided that the making of documents publicly available on the Seller’s SEDAR profile satisfies this requirement).
(b)On or before the 90th day after the end of each of the Seller’s fiscal years, the Seller shall provide to the Purchasers a copy of the Seller’s audited annual consolidated financial statements for such year (provided that the making of documents publicly available on the Seller’s SEDAR profile satisfies this requirement).
5.3Other Reports
The Seller shall promptly deliver or furnish, or cause to be delivered or furnished, to the Purchasers a copy of any material reports, certificates, documents and notices relating to a Project which are delivered by a Group Member under other Key Transaction Agreements (or any Refinancing Facility) to the extent not already delivered to the Purchasers under the Stream Documents.

5.4Copies of Project Documents
The Seller shall promptly deliver or furnish, or cause to be delivered or furnished, to the Purchasers a copy of:
(a)until the Second Threshold Amount has been delivered, any new Material Contract or any amendment or revision to any existing Material Contract (provided that any such amendment, revision, supplement or replacement shall be subject to Section 6.12(b)), and thereafter any Material Contracts or amendment relating to the Ruby Hill Project;
(b)until the Second Threshold Amount has been delivered, any new Material Project Authorization, or amendment, revision, reissuance or replacement of any existing Material Project Authorization, and thereafter any new Material Project Authorization, or amendment, revision, reissuance or replacement of any existing Material Project Authorization relating to the Ruby Hill Project;
(c)by no later than May 31, 2022, a Mine Plan for each of the Projects;
(d)promptly following preparation thereof, the proposed initial Construction Budget for each of the Projects;
(e)until the Second Threshold Amount has been delivered, any amendment, revision or supplement to or replacement of the Mine Plan, Project Schedule or Construction Budget (provided that any such amendment, revision, supplement or replacement shall be subject to Section 6.1(f)) relating to a Project, and thereafter, relating to the Ruby Hill Project;
(f)until the Second Threshold Amount has been delivered, any new technical reports or updated mineral reserve and mineral resource estimates produced that pertain to any Project Real Property, or any material engineering or technical studies relating to the Projects and, thereafter, any new technical reports or updated mineral reserve and mineral resource estimates produced that pertain to the Ruby Hill Project Real Property, or any material engineering or technical studies relating to the Ruby Hill Project; and
(g)until the Second Threshold Amount has been delivered, any material reports, certificates, documents and notices relating to the Projects, and thereafter, the Ruby Hill Project, which are delivered to any Group Member by or on behalf of any third-party consultant or contractor, including any and all monthly or other periodic construction reports.
5.5Notice of Adverse Impact
The Seller shall provide the Purchasers with written notice of each of the following events promptly upon the Seller becoming aware of or having knowledge of such event:
(a)the occurrence of any Seller Event of Default, or any event or circumstance which with notice or lapse of time or both would become a Seller Event of Default or may result in a Seller Event of Default;

(b)any material default by any party under or termination or threatened termination of, until the Second Threshold Amount has been delivered, any Material Contract and, thereafter, any Material Contract relating to the Ruby Hill Project;
(c)the loss of or material non-compliance with the terms of, or any threat (whether or not in writing) by a Governmental Body to revoke or suspend, until the Second Threshold Amount has been delivered, any Material Project Authorization and, thereafter, any Material Project Authorization relating to the Ruby Hill Project;
(d)all material actions, suits and proceedings before any Governmental Body or arbitrator pending, or to the knowledge of the Seller threatened, against or directly affecting any Project Entity or, until the Second Threshold Amount has been delivered, a Project and, thereafter, the Ruby Hill Project, including any actions, suits, claims, notices of violation, hearings, investigations or proceedings pending, or to the knowledge of the Seller threatened, against or affecting any Project Entity, or with respect to the ownership, use, maintenance and operation of, until the Second Threshold Amount has been delivered, any Project and, thereafter, the Ruby Hill Project;
(e)any violation or suspected violation of any Applicable Law by any Project Entity in any material respect;
(f)any non-compliance by any Group Member with the ICMM Guidelines, the HSEC Policy or the Anti-Corruption Policy in any material respect;
(g)until the Second Threshold Amount has been delivered, any material damage suffered to a Project and, thereafter, the Ruby Hill Project, and whether any Group Member has or plans to make any insurance claim with respect to such damage;
(h)until the Second Threshold Amount has been delivered, any material disputes or disturbances pertaining to a Project and, thereafter, pertaining to the Ruby Hill Project, involving local communities, including any Aboriginal group;
(i)until the Second Threshold Amount has been delivered, any material labour disruption involving the workforce at a Project and, thereafter, at the Ruby Hill Project;
(j)any event, circumstance or fact that could reasonably be expected to give rise to a “Default” or an “Event of Default” as defined under the Gold Prepay Agreement, a Convertible Debt Agreement, any Refinancing Facility or any other agreement in respect of Debt of any Project Entity in a principal amount of $[Redacted – commercially sensitive information] or more without giving effect to any amendments or waivers from the creditor party thereunder; and
(k)any other condition or event which has resulted, or that could reasonably be expected to result, in a Material Adverse Effect, in each case, accompanied by a written statement by a senior officer of the Seller setting forth details of the occurrence referred to therein.

5.6Notice of Permitted Restricted Payment
The Project Entities shall promptly notify the Purchasers’ Agent of any payments made pursuant to clauses (v) and (viii) of the definition of “Permitted Restricted Payments” and shall provide the Purchasers’ Agent with any financial information, balances of accounts and other statements and any other information in connection therewith as the Purchasers’ Agent may reasonably request from time to time.
5.7Provision of Reports
Upon written notice to the Seller by any Purchaser at any time and from time to time, the Seller shall cease to provide any information or reports identified for the time period specified in such notice to such Purchaser. The Seller shall recommence regular reporting under this Agreement upon completion of such period or upon further written notice to the Seller by such Purchaser.
5.8Books and Records
(a)The Project Entities shall keep true, complete and accurate books and records of all of the their respective operations and activities with respect to the Projects and this Agreement, including the mining and production of all Minerals and Other Minerals from the Project Real Property and the mining, treatment, processing, milling, transportation and sale or refining of all Minerals and Other Minerals from the Project Real Property, and all operating or capital costs.
(b)The Project Entities shall permit the Purchasers and its authorized representatives and agents to perform audits or other reviews and examinations of their books and records and other information relevant to the production, delivery and determination of Refined Silver under this Agreement and compliance with this Agreement from time to time at reasonable times at the Purchaser’s sole risk and expense and not less than three Business Days’ notice, provided that the Purchasers and their authorized representatives and agents will not exercise such rights more often than once during any calendar year absent the existence of a Seller Event of Default, or absent a material deficiency identified during a previous audit or review, in which case such rights may be exercised at such periods as may be reasonably determined by the Purchasers (and in any event at least once during any calendar quarter) until no material deficiencies are identified during four consecutive audits or reviews, at which point the Purchasers will once again be limited to exercising such rights once per calendar year. The Purchasers shall use their commercially reasonable efforts to diligently complete any audit or other examination permitted hereunder.
(c)If the Purchasers or any of their Affiliates are required by Applicable Law to prepare a technical report (or similar report) in respect of Project Real Property, as determined by the Purchasers acting reasonably, the Project Entities shall cooperate with and allow the Purchasers and their authorized representatives to access technical information pertaining to Project Real Property and complete site visits at Project Real Property so as to enable the Purchasers or their Affiliates, as the case may be, to prepare the technical report (or similar report) in accordance with National Instrument 43-101 (or any other applicable Canadian and/or U.S. and/or stock exchange rules and policies governing the disclosure obligations of the Purchasers or any of their Affiliates) at the sole cost and expense of the Purchasers. At reasonable times and with the prior consent of the Seller (not to be unreasonably withheld or delayed), at the sole risk and expense of the Purchasers, the Purchasers and their authorized representatives shall have a right of access to all surface and subsurface portions of the Projects, to any mill, smelter, concentrator or other processing facility owned or operated by any Project Entity that is used to process Minerals and to any related operations for the purpose of enabling the Purchasers to comply with the obligations of the Purchasers or any of their Affiliates under National Instrument 43-101 (or any other applicable Canadian and/or U.S. Securities Laws and/or stock exchange rules and policies governing the disclosure obligations of the Purchasers or any of their Affiliates), as determined by the Purchasers acting reasonably. The Purchasers severally agree to indemnify and save the Group Members and their respective directors, officers, employees and agents harmless from and against any and all Losses suffered or incurred by any of them as a result of the actions of such Purchaser or its representatives or agents during any such visit or access except to the extent that such Losses arise from the gross negligence or willful misconduct of such indemnified persons.
5.9Inspections
Upon no less than ten Business Days’ notice to the Seller and subject at all times to the workplace rules and supervision of the applicable Owner and, in the case of third party owned Processing Facilities, the consent of the owner of such Processing Facilities, the Project Entities shall grant to the Purchasers and their representatives, consultants, agents, potential financiers or permitted assignees at reasonable times and at the Purchaser’s sole risk and expense, the right to access Project Real Property, the Processing Facilities and other facilities of the Projects, in each case to monitor the mining, processing and infrastructure operations relating to the Projects and compliance with this Agreement. The Purchasers shall use their commercially reasonable efforts to not interfere with exploration, development, mining or processing work conducted on Project Real Property. The Purchasers severally agree to indemnify and save the Group Members and their respective directors, officers, employees and agents harmless from and against any and all Losses suffered or incurred by any of them as a result of the actions of such Purchaser or its representatives or agents during any such visit except to the extent that such Losses arise from the gross negligence or willful misconduct of such indemnified persons.
Article 6
COVENANTS
6.1Conduct of Operations
(a)Except as otherwise provided herein, all decisions regarding the Projects, including any decisions concerning (i) the methods, extent, times, procedures and techniques of any exploration, development and mining related to a Project or any portion thereof, (ii) milling, processing, or extraction, and (iii) decisions to operate or continue to operate a Project or any portion thereof, including with respect to closure and care and maintenance, shall be made by the applicable Owner or operator in its sole discretion.
(b)The Owners shall operate the applicable Project on a commercial basis as though it has the equivalent economic interest in the silver produced from the relevant Project in the absence of this Agreement and as if it and the other Group Members were entitled to receive the Silver Market Price for all silver produced. The

Owners shall ensure that all cut-off grade, short term mine planning, longer term planning and production decisions, and all resource and reserve calculations, concerning the Projects shall be based on silver prices consistent with normal industry practice.
(c)The Owners shall perform all exploration, development, and mining operations and activities pertaining to or in respect of the applicable Project in accordance with Good Industry Practice and the Mine Plan and in compliance, in all material respects, with Applicable Laws, Project Authorizations, Material Project Agreements, the ICMM Guidelines, the HSEC Policy and the Anti-Corruption Policy.
(d)The Project Entities shall use all commercially reasonable efforts, to obtain, as and when required, and preserve and maintain, all Authorizations (including environmental Authorizations), Other Rights and Contracts which are required to (i) own, operate and maintain the Projects in the manner currently owned and operated, (ii) develop and operate the Projects as contemplated by the Mine Plan, (iii) carry out the operation of commercial production transactions, and (iv) perform their respective obligations under the Stream Documents.
(e)The Owners shall timely and fully perform, pay and observe, or cause to be performed, observed and paid, any and all liabilities and obligations required by any Applicable Laws, Project Authorizations, the ICMM Guidelines or by any Governmental Body, for the reclamation, restoration or closure of any facility or land used in connection with each Owner’s operations or activities at, on or in respect of the Projects or required under this Agreement.
(f)Prior to the Covenant Release Date, the Seller shall use all commercially reasonable efforts to cause the Mine Plan, Project Schedule or Construction Budget for any Project not to be amended, in each case, if such amendment: (i) is not in accordance with Good Industry Practice; (ii) would reasonably be expected to have a Material Adverse Effect; (iii) would materially reduce the design capacity of the Processing Facilities; or (iv) would result in a reduction of greater than [Redacted – commercially sensitive information]% to the projected production of Minerals from the applicable Project (on an annual or life-of-mine basis) relative to the Mine Plan in effect on the date hereof.
6.2Annual Metal Delivery Coverage Ratio
So long as any Stream Obligations remain outstanding, and except as otherwise consented to by the Majority Purchasers, the Seller shall ensure that at all times the Annual Metal Delivery Coverage Ratio is equal to or greater than [Redacted – commercially sensitive information].
6.3Processing; Commingling
(a)The Project Entities shall not, without the prior written consent of the Purchasers’ Agent (at the direction of the Majority Purchasers):
(i)sell unprocessed Minerals;
(ii)process Minerals other than through the Processing Facilities; or

(iii)sell Minerals to any Person other than to an Offtaker pursuant to an Offtake Agreement.
(b)The Seller shall ensure that all Offtake Agreements are on commercially reasonable terms and conditions for Offtake Agreements similar in make-up and quality to those derived from Minerals and that would be obtained from an arm’s length third party, and shall include industry standard reporting and payment settlement protocols and provisions that require the delivery of Settlement Sheets.
(c)The Seller shall provide the Purchaser with a final signed copy of each Offtake Agreement, subject to any redactions required in order to comply with confidentiality provisions, promptly after the execution thereof. The Seller shall take all commercially reasonable steps to enforce its rights and remedies under each such Offtake Agreement with respect to any material breaches of the terms thereof relating to the timing and amount of Offtaker Settlements to be made thereunder. The Seller shall promptly notify the Purchasers in writing of any dispute in respect of a material matter arising out of or in connection with an Offtake Agreement and shall provide the Purchasers with timely updates of the status of any such dispute and the final decision and award of the court or arbitration panel with respect to such dispute, as the case may be.
(d)Notwithstanding Section 6.3(a)(ii), until the completion of the Lone Tree Processing Facility, the Seller and the Project Entities may process Minerals at processing facilities owned and operated by NGM pursuant to the NGM Toll Treatment Agreements or (ii) the Borealis Facility pursuant to the Waterton Processing Agreement. The Seller and the Project Entities shall (i) not permit the NGM Toll Treatment Agreements or the Waterton Processing Agreement to be amended, and (ii) use all commercially reasonable efforts to cause the NGM Toll Treatment Agreements or the Waterton Processing Agreement not to be amended, in each case, without the prior written approval of the Purchasers’ Agent (at the direction of the Majority Purchasers).
(e)Except as otherwise set forth in the NGM Toll Treatment Agreements or the anticipated Waterton Processing Agreement, the Project Entities shall not process Other Minerals through the Processing Facilities in priority to or in place of, or commingle Other Minerals with, Minerals, unless: (i) the Owner has adopted and employs commercially reasonable practices and procedures for weighing, determining moisture content, sampling and assaying and determining recovery factors (a “Commingling Plan”), such Commingling Plan to ensure the division of Other Minerals and Minerals for the purposes of determining the quantum of the Refined Silver to be delivered hereunder; (ii) the Purchasers shall not be disadvantaged as a result of the processing of Other Minerals in place of, in priority to, or concurrently with, Minerals; (iii) the Purchasers’ Agent has approved the Commingling Plan and any changes to such plan which may be proposed from time to time, such approval not to be unreasonably withheld; and (iv) the Project Entities keep all books, records, data and samples required by the Commingling Plan and make such books, records, data and samples available to the Purchasers in accordance with Section 5.8(b). For greater certainty, commingling of Minerals with Other Minerals by a Third-Party Processor in accordance with the terms and conditions of the NGM Toll Treatment Agreement shall be deemed to be in compliance with the provisions of this Section 6.3(e).

6.4Certain Corporate Standards
(a)On or prior to December 31, 2021, a senior officer of each Project Entity shall have executed and delivered to the Purchasers a certificate, in form and substance satisfactory to the Purchasers’ Agent, acting reasonably, that the Project Entities, including without limitation, in the conduct of operations at the Projects, have been and are in compliance in all material respects with the ICMM Guidelines.
(b)The Seller shall (i) at all times maintain the HSEC Policy and shall periodically review and update the HSEC Policy to ensure that it is consistent with the ICMM Guidelines and Good Industry Practice as it pertains to health, safety, environmental, community and related operational matters; (ii) ensure that all operations in respect of a Project comply in all material respects with the ICMM Guidelines and the HSEC Policy, and (iii) keep, or cause the Group Members to keep, all relevant documentation in order for the Purchasers to verify such compliance. In the event of any non-compliance with Environmental Law, the ICMM Guidelines or the HSEC Policy, the appropriate Group Member shall develop and implement a Corrective Action Plan acceptable to the Purchasers’ Agent, acting reasonably. The Group Members shall, upon the request of the Purchasers’ Agent, acting reasonably, provide the Purchasers with any information relating to measures or monitoring undertaken by or on behalf of the Project Entities under Environmental Law, the ICMM Guidelines, the HSEC Policy or any Corrective Action Plan.
(c)The Seller shall, and shall cause all of the Group Members to, at all times comply with the Anti-Corruption Policy, and shall immediately notify the Purchasers’ Agent upon becoming aware of any breach or suspected breach of such policy. The Seller shall not, without the prior written consent of the Purchasers’ Agent, acting reasonably, amend, terminate, replace or otherwise vary the Anti-Corruption Policy.
6.5Preservation of Corporate Existence
(a)Except as permitted by Section 6.5(b), the Project Entities shall, at all times from and after the date hereof do and cause to be done all things necessary or advisable to maintain its corporate or other existence, including the making of all required filings in connection therewith, and to obtain, and, once obtained, maintain all qualifications necessary to carry on its business and own its assets in each jurisdiction in which they carry on business or in which their assets are located. The Seller shall not, and shall not permit any Project Entity to, merge, amalgamate or consolidate with another Project Entity, or change or reorganize its capital structure or amend its articles, by-laws or any other constating documents, if it would adversely impact the Purchasers’ rights under the Stream Documents.
(b)The Seller shall not, and shall not permit any of the Project Entities to consolidate, amalgamate with, or merge with or into, or Transfer all or substantially all of its assets to, or reorganize, reincorporate or reconstitute into or as, another entity, or continue to any other jurisdiction, unless such action is in compliance with Article 7 and at the time of such consolidation, amalgamation, merger, reorganization, reincorporation, reconstitution, Transfer, or continuance, the resulting, surviving or transferee entity assumes in favour of the Purchasers all the obligations of such Project Entity under the Stream Documents, as applicable.

6.6Maintenance of Property; Encumbrances
(a)Each Owner shall at all times do or cause to be done all things necessary to maintain Project Real Property in good standing, including paying or causing to be paid all Taxes owing in respect thereof, performing or causing to be performed all required assessment work thereon, paying or causing to be paid all claim, permit and license maintenance fees in respect thereof, paying or causing to be paid all rents and other payments in respect of leased properties forming a part thereof or otherwise payable under any purchase, option or similar agreements relating thereto and otherwise maintaining the Project Real Property in accordance with Applicable Laws.
(b)The Stream Parties shall at all times warrant and defend the right, title and interest of the Stream Parties in and to any Collateral, and every part thereof, against the claims of any Person, subject only to Permitted Encumbrances.
(c)The Purchasers, at their own expense, may undertake such investigation of the title and status of the Project Real Property as they shall deem necessary. If that investigation should reveal material defects in the title (which shall not include Permitted Encumbrances), the Seller shall forthwith proceed to cure, or cause the Project Entities to cure, such title defects to the satisfaction of the Purchasers’ Agent, acting reasonably. If the Seller fails to so cure or cause to be cured such material defects within 30 days of such notice from the Purchasers Agent (or such longer period thereafter during which the Seller is continuing to diligently pursue, or cause to be pursued, the curing of such material defects): (i) the Purchasers’ Agent may proceed to cure such title defects; (ii) any costs and expenses incurred (including reasonable legal fees and costs) by the Purchasers’ Agent in connection with curing such title defects shall be promptly reimbursed by the Seller; and (iii) the Purchasers’ Agent may lien such properties for such amounts until the Seller reimburses the Purchasers’ Agent in full.
6.7Blackjack
The Seller agrees that it will complete additional drilling and engineering works following the Closing Date in a program designed to convert [Redacted – commercially sensitive information] of the mineral resources of the Blackjack polymetallic deposit, including [Redacted – commercially sensitive information] of the projected recoverable silver ounces, outlined in the current financial model and resource estimate into mineral reserves, as validated by an independent qualified engineering firm in accordance with National Instrument 43-101 by [Redacted – commercially sensitive information].
6.8Insurance
(a)The Project Entities shall keep the Project Property and the Projects insured with financially sound and reputable insurance companies, in amounts and against losses or damages, including property damage and public liability, on a basis consistent with insurance obtained by reasonably prudent participants in comparable businesses in the relevant jurisdictions and cause the policies of insurance referred to above to contain customary endorsements for the benefit of the Purchasers, all in a form acceptable to the Purchasers’ Agent acting reasonably, and use commercially reasonable efforts to include a provision that such policies will not be cancelled without 30 days’ prior written notice being given to the Purchasers’ Agent by the issuers thereof. The Seller shall cause the Stream Collateral Agent to be named as a loss payee (as its interests may appear) with respect to property insurance and the Stream Collateral Agent, the Purchasers’ Agent and the Purchasers to be named as additional insureds with respect to public liability insurance. The Seller shall provide or cause to be provided to the Purchasers’ Agent promptly with such evidence of insurance as any Purchaser may from time to time reasonably require.
(b)Until the Covenant Release Date and subject to Section 6.8(c), to the extent any Group Member receives Net Proceeds, then:
(i)the amount of such Net Proceeds received by the Group Members that is less than $[Redacted – commercially sensitive information] in aggregate in any fiscal year shall either (A) be used by the Project Entities to repair and/or replace the property that is the subject of such Net Proceeds, or (B) to the extent not so used to repair and/or replace property within 365 days of receipt, shall (subject to the Intercreditor Agreement) be paid to the Purchasers; and
(ii)Net Proceeds received by the Group Members that are more than $[Redacted – commercially sensitive information] in aggregate in any fiscal year shall (subject to the Intercreditor Agreement) be paid over to the Stream Collateral Agent to hold, and such funds shall be held by the Stream Collateral Agent: (A) if in the Purchasers’ Agent’s reasonable opinion, the property that is the subject of such Net Proceeds can be adequately repaired and/or replaced in a manner and timeframe such that there will not be a Material Adverse Effect, then at the Seller’s option such property may be repaired and/or replaced within 365 days of receipt, and the Stream Collateral Agent (at the direction of Purchasers’ Agent) shall pay over such funds upon payment being due for such repairs and/or replacement, or (B) if the Purchasers’ Agent is not of such opinion, the Purchasers’ Agent is of such opinion and the Seller elects not to so repair and/or replace or the repair and/or replacement is not completed within 365 days, such funds shall (subject to the Intercreditor Agreement) be paid to the Purchasers.
(iii)The amount of any such Net Proceeds payable to the Purchasers under this Section 6.8(b) shall be equal to the Purchasers’ Applicable Percentage multiplied by the Net Proceeds and, upon payment of any such Net Proceeds to the Purchasers, an amount of the Deposit equal to the amount of such Net Proceeds paid to the Purchasers shall be deemed to have been returned to the Purchasers and the total amount of the Deposit shall be deemed to be reduced for all purposes under this Agreement. In this Section 6.8(b), “Applicable Percentage” means the Purchasers’ share of the Net Proceeds of such insurance payment received by any Group Member, the Purchasers’ share being calculated as the ratio of (i) the NPV of the Remaining Stream to (ii) the NPV of the Projects.
(c)The Project Entities will ensure that each shipment from a Project of Minerals containing silver is adequately insured in such amounts and with such coverage as is customary in the mining industry, until the time that risk of loss and damage for such silver is transferred to the Offtaker. Where any Group Member has received payment under an insurance policy in respect of a shipment of Minerals to the

Offtaker that is lost or damaged after leaving Project Real Property and before the risk of loss or damage is transferred to the Offtaker, the Seller shall use the Net Proceeds received by the Group Member in respect thereof that is attributable to silver contained in the Minerals (as determined by reference to the insurance settlement documents) to acquire Refined Silver and shall sell and deliver to each Purchaser (without duplication to the extent previously sold and delivered to the Purchasers by the Seller) the Purchasers’ Share of the Payable Silver at the Purchase Price, and upon such delivery to the Purchasers, the applicable deduction from the Deposit, if any, shall be made in accordance with Section 3.1(c).
6.9NGM Matters
(a)The Seller shall, and shall cause each of the Project Entities to, use commercially reasonable efforts after the date hereof, as and when the opportunity arises, to encourage NGM to waive its right of first refusal in respect of certain mineral interests comprising the Granite Creek Project that would apply upon the enforcement of the Security by or on behalf of the Purchasers under this Agreement and/or the Security Documents.
(b)Until the earlier to occur of: (i) the Covenant Release Date, or (ii) an assignment of this Agreement by the Purchaser, (ii) in the event that either of the NGM Toll Treatment Agreements are extended beyond their original term or the Seller or any of the Project Entities implement a new toll milling agreement in respect of the matters addressed in the NGM Toll Treatment Agreements that replaces an NGM Toll Treatment Agreement, the Seller will use reasonable best efforts to ensure that a new direct agreement is entered into in favour of the Purchasers, on substantially the same terms as the NGM Direct Agreement, and in form and substance satisfactory to the Purchasers, acting reasonably, with respect to the extended or new agreement.
6.10Restrictions on Business Activities
(a)Except to the extent permitted under this Agreement, the Seller shall not permit Premier Gold (other than with respect to its indirect interest in the McCoy-Cove Project) (i) to carry on or engage directly or indirectly in any material business other than the holding of shares of entities holding only the Plants or the Projects or other Project Entities (or entities or assets acquired pursuant to Permitted Acquisitions) and any activities incidental thereto, including the provision of management, administration or similar services or as reasonably required to perform its obligations under the Key Transaction Agreements, (ii) to have any material assets other than cash, cash equivalents or any investment in the shares or Subordinated Intercompany Debt of any Stream Party or entity whose assets are solely a Plant or other Projects (or entities or assets acquired pursuant to Permitted Acquisitions), or (iii) to have any material liabilities other than pursuant to the Key Transaction Agreements or Permitted Debt.
(b)Except to the extent permitted under this Agreement, the Seller shall not (i) carry on or engage directly or indirectly in any business other than the lending of Subordinated Intercompany Debt to a Project Entity or as reasonably required to perform its obligations under the Key Transaction Agreements, (ii) have any material assets, cash, cash equivalents or Subordinated Intercompany Debt of any Project Entity, or (iii) have any material liabilities other than pursuant to the Key Transaction Agreements or Permitted Debt.

(c)Except to the extent permitted under this Agreement, the Seller shall not permit the Owners to carry on or engage directly or indirectly in any material business activity, or purchase or otherwise acquire any material property, in either case, not related to or in furtherance of the development and operation of the respective Project or the Buffalo Mountain Project, or as reasonably required to perform its obligations under the Key Transaction Agreements.
(d)Except to the extent permitted under this Agreement, the Seller shall not permit any Stream Party to directly or indirectly purchase, acquire or lease any property from, or sell, transfer or otherwise dispose of any property to, or otherwise deal or enter into any agreement with, any Related Party (other than another Stream Party), except in the ordinary course of and pursuant to the reasonable requirements of such Person’s business and upon fair and reasonable terms that are no less favourable to the Stream Parties than those that could be obtained in an arm’s length transaction with a Person that is not a Related Party.
(e)The Seller shall not, and shall not permit any Group Member (other than the Owners) to, acquire, own or hold any Minerals, other than in accordance with this Agreement. Notwithstanding the foregoing, solely in connection with the delivery of Refined Silver contemplated by this Agreement, the Seller, the Project Entities and any Group Member may transfer such Refined Silver up the corporate chain of entities to the Seller in a series of intercompany transfers.
(f)All proceeds received or receivable by the Seller, Premier Gold, the Ruby Hill Owner or the Granite Creek Owner from the sale of Minerals produced from Project Real Property shall be deposited into the Proceeds Accounts.
6.11Indebtedness and Encumbrances
(a)Until the Covenant Release Date, except with the prior written consent of the Purchasers’ Agent (at the direction of the Majority Purchasers), the Seller shall not permit any Project Entity to create, incur, assume, or otherwise become directly or indirectly liable upon or in respect of, or suffer to exist, any Debt other than Permitted Debt.
(b)The Seller shall not permit any Project Entity to enter into any hedge instrument or incur any hedge obligations unless such hedge obligations are pursuant to Permitted Hedging Arrangements.
(c)The Seller shall not, and shall not permit any Group Member to, create, incur, assume or suffer to exist any Encumbrance upon all or any of the Project Property, whether now owned or hereafter acquired, other than Permitted Encumbrances.
6.12Other Restrictive Covenants
(a)Until the Covenant Release Date, except with the prior written consent of the Purchasers’ Agent (at the direction of the Majority Purchasers):
(a)The Seller shall not permit any Project Entity to:
(i)except as otherwise expressly contemplated by this Agreement or the Gold Prepay Agreement, provide Financial Assistance, either directly or indirectly, to any Person other than (A) the Seller on an unsecured basis in favour of another Project Entity or a Subsidiary in connection with a Plant (or assets acquired pursuant to a Permitted Acquisition), or (B) Debt in respect of surety or completion bonds, standby letters of credit or letters of guarantee securing mine closure, asset retirement and environmental reclamation obligations of the Owner to the extent required by Applicable Laws or a Governmental Body; provided that, exclusively with respect to the McCoy-Cove Project, Premier Gold shall not be restricted from providing Financial Assistance provided such Financial Assistance is not derived from the proceeds of the Deposit, and provided further such Financial Assistance would not reasonably be expected to (a) result in a Material Adverse Effect, (b) impair the ability of the Stream Parties to perform and comply with their obligations under the Stream Documents, or (c) materially impair the ability of the Project Entities to construct, develop and operate the Projects in accordance with the Construction Budget, the Project Schedule and the Mine Plan;
(ii)make any Investments, except (i) Investments in another Project Entity or a Subsidiary in connection with, and for the sole purpose of the development or maintenance of a Plant (or assets acquired pursuant to a Permitted Acquisition), provided that if such Investment is by way of Debt, such Debt must be Subordinated Intercompany Debt; (ii) short term Investments in money market instruments with remaining maturities of 12 months or less at the date of purchase including securities issued by government agencies, and term deposits and bank accounts with financial institutions provided that such short-term Investments are readily convertible to cash; (iii) Investments under Permitted Hedging Arrangements; or (iv) Investments (other than Investments in another Project Entity or Subsidiary): (i) in which the business of the entity in which the Investment is made is engaged in the exploration or mining of base or precious metals or such other line of business as is substantially similar, ancillary or related thereto or a reasonable extension thereof, and (ii) to the extent such Investment is not made in connection with the development, expansion or working capital requirements of one or more of the Projects, the consideration paid for such Investment shall not be derived from the proceeds of the Deposit, and provided further such Investment would not reasonably be expected to (a) result in a Material Adverse Effect, (b) impair the ability of the Stream Parties to perform and comply with their obligations under the Stream Documents, or (c) materially impair the ability of the Project Entities to construct, develop and operate the Projects in accordance with the Construction Budget, the Project Schedule and the Mine Plan; or
(iii)make any Acquisitions other than Permitted Acquisitions.
(b)The Seller shall not, and shall not permit any Project Entity to enter into any Material Contract or amend in any material respect or waive any material provision or terminate or assign (other than as contemplated under the Stream Documents) or give notice of termination or assignment of any Material Contract or waive or grant indulgences in respect of any default or event of default under any of the Material Contracts without the prior written consent of the Majority Purchasers, not to be unreasonably withheld, conditioned or delayed.

(c)The Seller shall not permit any Project Entity to make any material expenditure or payment in respect of the development and operation of a Project other than in accordance with the applicable Mine Plan, unless otherwise permitted hereunder.
(d)The Seller shall not, and shall not permit any Project Entity to, make any Restricted Payment other than Permitted Restricted Payments, provided that, except with respect to payments of contingent consideration by the Seller or the Lone Tree Owner under the Lone Tree Exchange Agreement, the Lone Tree Contingent Consideration Agreement or the Lone Tree Guarantee, no Seller Event of Default has occurred and is continuing or will result from such Restricted Payment.
(e)The Seller shall not, and shall not permit any Project Entity to, transfer or assign any Debt owed to it, other than to another Stream Party. The Seller shall not transfer or assign any Debt owed to it from a Stream Party, other than to a Stream Party.
6.13Confidentiality
(a)Each Party (a “Receiving Party”) agrees that it shall maintain as confidential and shall not disclose, and shall cause its Affiliates, employees, officers, directors, advisors and representatives to maintain as confidential and not to disclose, the terms contained in this Agreement and all information (whether written, oral or in electronic format) received or reviewed by it as a result of or in connection with this Agreement (collectively, the “Confidential Information”), provided that a Receiving Party may disclose Confidential Information in the following circumstances:
(i)to its auditor, legal counsel, lenders, underwriters and investment bankers and to persons with which it is considering or intends to enter into a transaction for which such Confidential Information would be relevant (and to advisors and representatives of any such person), provided that such persons are advised of the confidential nature of the Confidential Information, undertake to maintain the confidentiality of it and are strictly limited in their use of the Confidential Information to those purposes necessary for such persons to perform the services for which they were, or are proposed to be, retained by the Receiving Party or to consider or effect the applicable transaction, as applicable;
(ii)subject to Section 15.6, where that disclosure is necessary to comply with Applicable Laws, court order or regulatory request, provided that such disclosure is limited to only that Confidential Information so required to be disclosed and, where applicable, that the Receiving Party will have availed itself of the full benefits of any laws, rules, regulations or contractual rights as to disclosure on a confidential basis to which it may be entitled;
(iii)for the purposes of the preparation and conduct of any arbitration or court proceeding commenced under Section 15.1;
(iv)where such information is already available to the public other than by a breach of the confidentiality terms of this Agreement or is known by the Receiving Party prior to the entry into of this Agreement or obtained independently of this Agreement and the disclosure of such information would not breach any other confidentiality obligations;
(v)with the consent of the disclosing Party;
(vi)to its Affiliates and those of its and its Affiliates’ directors, officers, employees, advisors and representatives who need to have knowledge of the Confidential Information; and
(vii)in the case of a Purchaser and its Affiliates, to any limited partner or co-investor or prospective limited partner or co-investor in or with a private equity fund managed by the Purchaser or Affiliates of the Purchaser, to the extent such information is reasonably relevant to the current investment or future investment decision of any such limited partner or co-investor or prospective limited partner or co-investor, provided that such persons undertake to maintain the confidentiality of it and are strictly limited in their use of the confidential information for the purpose of making an investment decision in or with respect to the Purchaser or Affiliates of the Purchaser.
(b)Each Party shall ensure that its Affiliates and its and its Affiliates’ employees, directors, officers, advisors and representatives and those persons listed in Section 6.13(a)(i) and 6.13(a)(vii) are made aware of this Section 6.13 and comply with the provisions of this Section 6.13. Each Party shall be liable to the other Party for any improper use or disclosure of such terms or information by such persons.
(c)No Party shall file this Agreement on SEDAR without reasonable prior consultation with the other Parties and the Parties shall consult with each other with respect to any proposed redactions to this Agreement in compliance with Applicable Laws before it is filed on SEDAR.
Article 7
TRANSFERS OF INTERESTS
7.1Prohibition on Sale of Mineral Interests
(a)Until the Covenant Release Date, except for this Agreement, the Gold Prepay Facility or the Purchaser Offtake Agreement or with the prior written consent of the Purchasers’ Agent (at the direction of the Majority Purchasers), the Seller shall not, and shall not permit any Group Member to, Transfer a Mineral Interest relating to Minerals, or amend, modify or vary any existing Mineral Interest (including the Royalties) which would have the effect of increasing or accelerating any interest in the Minerals to the owner of such Mineral Interest.
7.2Prohibition on Transfers and Change of Control
Except as set out in Section 7.3 or 7.4 or with the prior written consent of the Purchasers’ Agent (at the direction of the Majority Purchasers), the Seller shall not, and shall ensure that none of the Project Entities, Transfer, in whole or in part,
(a)until the Second Threshold Amount has been delivered, Project Property or other Collateral (other than a Permitted Asset Disposition) or otherwise permit the acquisition of shares of any Project Entity by any entity other than the Seller or another Project Entity; and
(b)following the date on which the Second Threshold Amount has been delivered, Ruby Hill Project Property or other Collateral (other than a Permitted Asset Disposition) or otherwise permit the acquisition of shares of the Ruby Hill Owner by any entity other than the Seller.
7.3Permitted Transfers
Section 7.2 shall not prohibit a Transfer, or a Transfer or issuance of shares of a Project Entity not involving a Change of Control, and a Change of Control will not be a Seller Event of Default, if:
Transfer of the Project Property
(a)in the case of a Transfer of Project Property to a Person that is not a Group Member:
(i)the Seller shall have provided the Purchasers with at least 30 days prior written notice of the proposed Transfer;
(ii)the Seller or other Project Entity, as the case may be, or any Person to which the Project Property has been transferred in accordance with Section 7.3(c), transfers all, but not less than all, of the Project Property (other than leased personal property that is not material to the Project that, by the terms of the lease, may not be transferred) to the same transferee, which is the ultimate parent owner or a Subsidiary of the ultimate parent owner (such ultimate parent owner, for the purposes of this clause (a), the “New Owner”);
(iii)the Seller assigns all its rights and obligations under this Agreement to the New Owner concurrently with any such transfer of Project Property, and the New Owner assumes in favour of the Purchasers all of the Seller’s obligations under this Agreement pursuant to an agreement in form and substance satisfactory to the Purchasers’ Agent, acting reasonably (upon such assumption and agreement and completion of the transfer of Project Property in accordance with this Section 7.3(a), the Seller shall automatically be released from its obligations hereunder except for any obligations that remain outstanding or for any rights that have accrued to the Purchasers prior to such assumption and agreement);
(iv)the New Owner and each Person that has a direct or indirect interest in the Project Property, enters into such documents, including Guarantees, and grants such charges and security interests in, to and over the Project Property and other collateral as to achieve the functionally equivalent security as contemplated by the Security Documents entered into by the Project Entities pursuant to Article 8 (upon the execution and delivery of Security Documents, including Guarantees, and completion of the transfer of Project Property in accordance with this Section 7.3(a), the Project Entities shall automatically be released from their respective obligations thereunder, except for any obligations that remain outstanding or for any rights that have accrued to the Purchasers prior to such execution and delivery);
(v)the Persons referred to subsections (ii),(iii) and (iv) above satisfy the conditions set forth in Sections 3.4(h), 3.4(i), 3.4(m), 3.4(n), 3.4(o) and 3.4(p) as if the provisions applied to them, with appropriate modifications;
(vi)all necessary consents and approvals of any Governmental Body or other Person are obtained or satisfied with respect to such Transfer;
(vii)there is no Seller Event of Default (or an event which with notice or lapse of time or both would become a Seller Event of Default) that has occurred and is continuing;
(viii)the Purchasers’ Agent does not reasonably expect such Transfer to have a Material Adverse Effect (where, in the definition of “Material Adverse Effect”, references to the “Seller”, “Project Entities” or “Owner” shall instead refer to the Persons referred to in subsections (ii), (iii) and (iv) above, as applicable);
(ix)the Purchasers’ Agent is satisfied that the New Owner is an Eligible Transferee, unless such Transfer occurs after the Covenant Release Date and during the Project’s final year of mine life based on the then current mineral reserves and Mine Plan; and
(x)if the Persons referred to in subsections (ii), (iii) and (iv) above, or any of their Affiliates, have any outstanding Debt secured by the same assets secured under the Security Documents, their secured lenders shall have entered into an intercreditor agreement with the Purchasers on terms not less favourable to the Purchasers than those in the Intercreditor Agreement;
Change of Control
(b)in the case of a Change of Control of any Project Entity or any Person to which a direct or indirect interest in Project Property has been transferred in accordance with Section 7.3(c):
(i)the Seller shall have provided the Purchasers with at least 30 days prior written notice of the proposed Change of Control;
(ii)the Seller assigns all of its rights and obligations under this Agreement to the Person acquiring control of any such Person if it is the ultimate parent owner or otherwise to the ultimate parent owner if it is a Subsidiary of the ultimate parent owner (such ultimate parent owner, for the purposes of this clause (b), the “New Owner”) (or a Subsidiary thereof) concurrently with any such Change of Control and the New Owner (or Subsidiary thereof) assumes in favour of the Purchasers all of the Seller’s obligations under this Agreement pursuant to an agreement in form and substance satisfactory to the Purchasers’ Agent, acting reasonably (upon such assumption and agreement and completion of the Change of Control in accordance with this Section 7.3(b), the Seller shall automatically be released from its obligations hereunder except for any obligations that remain outstanding or for any rights that have accrued to the Purchasers prior to such assumption and agreement);
(iii)the New Owner and each Person that, as a result of the Change of Control, acquires a direct or indirect interest in Project Property enters into such documents, including Guarantees, and grants such charges and security interests in, to and over Project Property and other collateral as to achieve the functionally equivalent security as contemplated by the Security Documents entered into by the Project Entities pursuant to Article 8 (upon the execution and delivery of Security Documents, including Guarantees, and completion of the Change of Control in accordance with this Section 7.3(b), the Project Entities shall automatically be released from their respective obligations thereunder, except for any obligations that remain outstanding or for any rights that have accrued to the Purchasers prior to such execution and delivery);
(iv)the Project Entities which will continue to hold a direct or indirect interest in Project Property following the Change of Control shall grant the same security interests in, to and over any shares of the New Owner, its Subsidiaries and the Owner held by them that would be required to be granted by a minority interest holder in accordance with Section 7.3(d);
(v)the Persons referred to in subsections (ii), (iii) and (iv) above satisfy the conditions set forth in Sections 3.4(h), 3.4(i), 3.4(m), 3.4(n), 3.4(o) and 3.4(p) as if the provisions applied to them, with appropriate modifications;
(vi)all necessary consents and approvals of any Governmental Body or other Person are obtained or satisfied with respect to such Change of Control;
(vii)there is no Seller Event of Default (or an event which with notice or lapse of time or both would become a Seller Event of Default) that has occurred and is continuing;
(viii)the Purchasers’ Agent does not reasonably expect such Change of Control to have a Material Adverse Effect (where, in the definition of “Material Adverse Effect”, references to the “Seller”, “Project Entities” or “Owner” shall instead refer to the Persons referred to in subsections (ii), (iii) and (iv) above, as applicable);
(ix)the Purchasers’ Agent is satisfied that the New Owner is an Eligible Transferee, unless such Transfer occurs after the Covenant Release Date and during the Project’s final year of mine life based on the then current mineral reserves and Mine Plan; and
(x)if the Persons referred to in subsections (ii), (iii) and (iv) above have any outstanding Debt secured by the same assets secured under the Security Documents, their secured lenders shall have entered into an intercreditor agreement with the Purchasers on terms not less favourable to the Purchasers than those in the Intercreditor Agreement;

Inter-corporate Transfers
(c)in the case of a Transfer of Project Property or other Collateral to a Group Member (including by way of the issuance of shares of a Project Entity):
(i)the Seller shall have provided the Purchasers with at least 10 days prior written notice of the proposed Transfer;
(ii)the Seller provides a confirmation in writing in favour of the Purchasers that its obligations under this Agreement shall continue in full force and effect despite any such Transfer;
(iii)the provisions of Sections 7.3(a)(iv), 7.3(a)(v), 7.3(a)(vi), 7.3(a)(vii) and 7.3(a)(viii) are complied with mutatis mutandis;
(iv)the transferee shall have no Debt other than Permitted Debt; and
(v)if, following such Transfer, any Group Member has any outstanding Debt secured by the same assets secured under the Security Documents, its secured lenders shall have entered into an intercreditor agreement with the Purchasers on terms not less favourable to the Purchasers than those in the Intercreditor Agreement; and
Joint Ventures and Minority Dispositions
(d)in the case of the Seller or a Project Entity entering into a minority interest disposition, joint venture or other similar commercial arrangement, in any case involving a Transfer of Collateral (other than Project Property) (including by way of the issuance of shares of a Project Entity) with another Person that is not a Group Member:
(i)the Seller shall have provided the Purchasers with at least 30 days prior written notice of the proposed disposition, joint venture or other similar commercial arrangement;
(ii)the Seller retains at least an indirect majority undivided interest in the Projects;
(iii)a Group Member is at all times the operator of the relevant Project;
(iv)such other Person in a document, in form and substance satisfactory to the Purchasers’ Agent, acknowledges to the Project Entities and the Purchasers, the obligations of the Project Entities under this Agreement and the other Stream Documents, and enters into such documents, including Guarantees, and grants such charges and security interests in, to and over any Collateral to which it acquires any legal right, title or interest so as to achieve the functionally equivalent security as contemplated by the Security Documents entered into by the Project Entities pursuant to Article 8;
(v)all filings have been made and all other actions have been taken that are required in order for the Purchasers to continue at all times following such transaction to have the valid and perfected security interest contemplated by Article 8;
(vi)such other Person satisfies the conditions set forth in Sections 3.4(h), 3.4(i), 3.4(m), 3.4(n), 3.4(o) and 3.4(p) as if the provisions applied to them, with appropriate modifications;
(vii)all necessary consents and approvals of any Governmental Body or other Person obtained or satisfied with respect to such arrangements;
(viii)there is no Seller Event of Default that has occurred and is continuing (or an event which with notice or lapse of time or both would become a Seller Event of Default);
(ix)the Purchasers’ Agent does not reasonably expect such transaction to have a Material Adverse Effect (where, in the definition of “Material Adverse Effect”, references to the “Seller”, “Project Entities” or “Owner” shall instead refer to the Seller, Projects Entities and such other Person, as applicable); and
(x)if such other Person or its Affiliates have outstanding Debt secured by the same assets as this Agreement and the Security Documents, its secured lenders shall have entered into an intercreditor agreement with the Purchasers on terms and conditions not less favourable to the Purchasers than those in the Intercreditor Agreement.
7.4Abandonment
If an Owner intends to abandon, surrender, relinquish or let lapse any of the Project Real Property including by way of ceasing to maintain Project Authorizations or the validity of mineral claims, leases or exploration licenses (the “Abandonment Property”), the Seller shall (a) have determined, acting in a commercially reasonable manner, that it is not economical to mine minerals from the Abandonment Property, and (b) first give notice of such intention to the Purchasers’ Agent at least 30 days in advance of the proposed date of abandonment. If: (i) not later than 10 days before the proposed date of abandonment, the Seller receives from the Purchasers’ Agent written notice that one or more of the Purchasers desire the Seller to convey or cause the conveyance of the Abandonment Property to such Purchasers or an assignee, and (ii) the Abandonment Property is not subject to any restrictions that would restrict the transfer of such Abandonment Property to the Purchasers; then the Seller shall, without additional consideration, convey or cause the conveyance of the Abandonment Property to such Purchasers on an as is where is basis and at the sole cost, risk and expense of such Purchasers and shall thereafter have no further obligation to maintain the title to the Abandonment Property. If the Purchasers’ Agent does not give such notice to the Seller within the prescribed period of time, an Owner may abandon the Abandonment Property and shall thereafter have no further obligation to maintain the title to the Abandonment Property; provided, however, that if any Group Member reacquires a direct or indirect interest in any of the ground covered by the Abandonment Property at any time within seven years following abandonment, the production of silver from such property shall be subject to this Agreement. The Seller shall give written notice to the Purchasers’ Agent within ten days of any such reacquisition.

Article 8
SECURITY
8.1Security Documents
As security for the due and punctual payment of all of the Stream Obligations, the Seller shall, and as security for the Guarantee by each of the Guarantors the Seller shall cause each of the Guarantors to, on or prior to the Closing Date, grant a continuing security interest and a first-ranking Encumbrance in favour of the Stream Collateral Agent over all of the Collateral (subject only to Permitted Encumbrances and the Intercreditor Agreement), and in furtherance thereof shall deliver or cause to be delivered to the Stream Collateral Agent, for the benefit of the Purchasers, in form and substance satisfactory to Purchasers’ counsel, acting reasonably:
(A)a Guarantee of the Stream Obligations from each Guarantor;
(B)a Security Agreement from each Stream Party;
(C)the Nevada Security Documents;
(D)Pledge Agreements from each Stream Party with respect to equity interests it holds in any other Stream Party;
(E)an assignment of the proceeds of any property insurance policy relating to the Collateral in which the Stream Party has an interest;
(F)if required pursuant to the Gold Prepay Agreement or any Refinancing Facility, a specific assignment of the Material Contracts that any Stream Party is party to or bound by, together with applicable acknowledgements from the counterparties thereto;
(G)deposit account control agreements between each Owner, the Stream Collateral Agent, and Wells Fargo Bank, N.A. in respect of each Proceeds Account; and
(H)all share or membership certificates (to the extent shares can reasonably be certificated), share transfer forms, stock powers of attorney, documentation, consents or authorizations necessary in order to make valid and effective the aforementioned agreements or as otherwise reasonably required by the Purchasers’ Agent or the Purchasers for the purposes of granting, protecting or ensuring a first-ranking (subject only to Permitted Encumbrances) perfected Encumbrance in favour of the Stream Collateral Agent, for the benefit of the Purchasers, in all assets and property of, and pledged equity in, the Stream Parties (other than Excluded Assets).
8.2Additional Security from New Subsidiaries
The Seller shall cause each Person that becomes a Stream Party after the date hereof (by way of acquisition or otherwise) to promptly deliver to the Stream Collateral Agent (a) a Guarantee of the Stream Obligations, (b) security over the undertaking, property and assets of such Subsidiary substantially to the same effect as the Security provided for in Section 8.1, (c) a third party legal opinion from the Seller’s counsel concerning such Subsidiary, Guarantee and security, to all be delivered to the Purchasers’ Agent, the Purchasers and the Stream Collateral Agent

contemporaneously with such Person first becoming a Stream Party, together with all share or membership certificates (to the extent shares can reasonably be certificated), share transfer forms, stock powers of attorney, consents, authorizations, registrations (or evidence of the filing of the same with the applicable authority for the purposes of registration) and supporting documentation (including updates to disclosure schedules hereto) in respect thereof as necessary in order to make valid and effective the aforementioned agreements and perfect the Encumbrances provided for therein.
8.3Further Assurances – Security
(a)The Seller shall, and the Seller shall cause each other Guarantor to, take or cause to be taken such action and execute and deliver or cause to be executed and delivered to the Stream Collateral Agent such agreements, documents and instruments as the Purchasers’ Agent or the Stream Collateral Agent shall reasonably request, and register, file or record the same (or a notice or financing statement in respect thereof) in all offices where such registration, filing or recording is, in the reasonable opinion of the Purchasers’ Agent, the Stream Collateral Agent or the Purchasers’ counsel, necessary or advisable to constitute, perfect and maintain the Security Documents referred to in Section 8.1 or 8.2 as first-ranking Encumbrances (subject to the Intercreditor Agreement) of the Person granting such Encumbrances, subject only to the Permitted Encumbrances, in all jurisdictions reasonably required by the Purchasers’ Agent or the Stream Collateral Agent, in each case within a reasonable time after the request therefor by the Purchasers’ Agent or the Stream Collateral Agent or the Purchasers’ Agent’s counsel, and in each case, in form and substance satisfactory to the Purchasers’ Agent’s counsel, acting reasonably.
(b)The Seller shall not, and the Seller shall not permit any other Guarantor to, change its legal or operating name or the location of its chief executive office, except with at least 15 days’ prior written notice to the Purchasers’ Agent and the Stream Collateral Agent.
(c)The Seller shall promptly notify the Purchasers of (i) the acquisition by any Project Entity of any Project Real Property, whether owned or leased (and in the case of any leased property, provide the Stream Collateral Agent with a charge over such leasehold interest on terms satisfactory to the Purchasers’ Agent and the Stream Collateral Agent, acting reasonably), and (ii) any new locations of tangible assets of any Project Entity, other than inventory in transit.
8.4Security Effective Notwithstanding Date of Deposit
The Security shall be effective and the undertakings in this Agreement and the other Stream Documents with respect thereto shall be continuing, whether the monies hereby or thereby secured or any part thereof shall be advanced before or after or at the same time as the creation of any such Security or before or after or upon the date of execution of this Agreement. The Security shall not be affected by any payments under this Agreement or any of the other Stream Documents, but shall constitute continuing security to and in favour of the Stream Collateral Agent for the benefit of the Purchasers for the Stream Obligations from time to time.

8.5No Merger
The Security shall not merge in any other security. No judgment obtained by or on behalf of the Purchasers shall in any way affect any of the provisions of this Agreement, the other Stream Documents or the Security. For greater certainty, no judgment obtained by or on behalf of the Purchasers shall in any way affect the obligation of the Seller to deliver Refined Silver or to pay any amounts at the rates, times and in the manner provided in this Agreement.
8.6Release of Security
(a)Subject to Section 8.6(b) and 8.6(c), following indefeasible payment and performance in full of all Stream Obligations under this Agreement and the other Stream Documents, the Purchasers’ Agent will promptly, at the request, cost and expense of the Seller, direct the Stream Collateral Agent to release and discharge the right and interest of the Purchasers’ Agent and the Purchasers in the Collateral.
(b)Subject to the Intercreditor Agreement, if any Collateral is disposed of as permitted by this Agreement or is otherwise released from the Security at the direction or with the consent of the Purchasers’ Agent, at the request, cost and expense of the Seller (on satisfaction, or on being assured of concurrent satisfaction, of any condition to or obligation imposed with respect to such disposition), the Purchasers’ Agent shall direct the Stream Collateral Agent to discharge such Collateral from the Security and deliver and re-assign to the relevant Stream Party (without any representation or warranty) any of such Collateral as is then in the possession of the Stream Collateral Agent.
(c)When the Second Threshold Amount has been delivered under this Agreement, the Purchasers' Agent will promptly, at the request, cost and expense of the Seller, direct the Stream Collateral Agent to release and discharge: (i) the right and interest of the Purchasers’ Agent and the Purchasers in the Collateral related to the Granite Creek Project, including the Granite Creek Project Property and the Granite Creek Project Real Property, including the Pledge Agreement with respect to the equity interests of the Granite Creek Owner; and (ii) all obligations of the Granite Creek Owner as a Guarantor hereunder, including the Security Documents from the Granite Creek Owner.
8.7Stockpiling
If the Owner or any other Stream Party intends to stockpile, store, warehouse or otherwise place Minerals or other minerals forming part of the Collateral off the Project Real Property, before doing so, such Owner or other Stream Party shall obtain from the property owner, operator or both, as applicable, where such stockpiling, storage, warehousing or other placement occurs, to provide in favour of the Stream Collateral Agent a written acknowledgement in form and substance satisfactory to the Purchasers’ Agent, acting reasonably, which provides that the Owner’s and/or its Affiliates’, as applicable, rights to the Minerals or other minerals forming part of the Collateral shall be preserved and which acknowledges the Purchasers’ Encumbrances thereon and provides the Stream Collateral Agent with a right of access in the event of enforcement by the Stream Collateral Agent of the Security Documents. For greater certainty, stockpiling of Eligible Project Minerals in accordance with the terms and conditions of the applicable NGM Toll Treatment Agreements shall be deemed to be in compliance with the provisions of this Section 8.7.
8.8Consent to Refinancing Facility and Agreement to Subordinate
(a)The Purchasers hereby consent to any Refinancing Facility, provided that such Refinancing Facility is subject to an intercreditor agreement on substantially similar terms and conditions as the Intercreditor Agreement, and agree that in connection with the Seller entering into any Refinancing Facility the Purchasers’ Agent shall enter into such an intercreditor agreement with the lenders under such Refinancing Facility (or an agent on behalf of such lenders).
(b)After the Covenant Release Date, the Purchasers will subordinate the Security, on terms and conditions satisfactory to the Purchasers’ Agent, acting reasonably, to the security interests of third-party lenders or financiers to any Group Member that specifically require priority.
Article 9
REPRESENTATIONS AND WARRANTIES
9.1Representations and Warranties of the Stream Parties
The Seller, as to itself and as to each of its Subsidiaries and, where applicable, each Stream Party, acknowledging that the other Parties are entering into this Agreement in reliance thereon, hereby jointly and severally make, on and as of the date of this Agreement, the representations and warranties set forth in Schedule L to the other Parties.
9.2Representations and Warranties of the Purchaser
Each Purchaser, acknowledging that the other Parties are entering into this Agreement in reliance thereon, makes, on and as of the date of this Agreement, the representations and warranties set forth in Schedule M to the other Parties.
9.3Survival of Representations and Warranties
The representations and warranties set forth in Schedules L and M shall survive the execution and delivery of this Agreement.
9.4Knowledge
Where any representation or warranty contained in this Agreement is expressly qualified by reference to the “knowledge” of the Seller, it shall be deemed to refer to the actual knowledge of any officer, director or member of management of any Project Entity and all information which ought to have been known by any of them after conducting a reasonable inquiry into the matters in question, whether or not any such inquiry was actually made.

Article 10
SELLER EVENTS OF DEFAULT
10.1Events of Default
Each of the following events or circumstances constitutes an event of default by the Seller (each, a “Seller Event of Default”):
(a)the Seller fails to sell and deliver Refined Silver to the Purchasers on the terms and conditions set forth in this Agreement within two Business Days of the date upon which sale and delivery is required hereunder;
(b)the Seller is in breach of its obligations under Section 3.3;
(c)other than as provided in Sections 10.1(a), 10.1(b) and 10.1(c), the Seller or any Guarantor is in breach or default of any terms or conditions, or any of its covenants or obligations, set forth in this Agreement or any other Stream Document, which breach or default is not remedied within a period of 15 Business Days after the earlier of (i) delivery by the Purchasers’ Agent to the Seller or any Guarantor, as applicable, of written notice of such breach or default, and (ii) such Person becoming aware of such breach;
(d)the Seller or any Guarantor makes any representation or warranty under any Stream Document which is, in any material respect (or in any respect in the case of representations and warranties that are qualified by materiality), incorrect or incomplete when made or deemed to be made;
(e)the Seller or any Guarantor ceases or threatens to cease to carry on its business or admits its inability, or fails, to pay its debts generally as they become due;
(f)the Seller or any Guarantor becomes bankrupt, whether voluntarily or involuntarily, or becomes subject to any proceeding seeking liquidation, arrangement, monitorship, relief of creditors or the appointment of a receiver or trustee over any of the Collateral, and such proceeding is not contested by the Seller or such Guarantor, as applicable, diligently, in good faith and on a timely basis and dismissed or stayed within 30 days of its commencement or issuance (for greater certainty, such 30-day grace period shall not apply if the Seller or such Guarantor becomes bankrupt voluntarily or any such proceedings are initiated by a Group Member);
(g)an order is made or a resolution is passed for the winding up, liquidation or dissolution of the Seller or any Guarantor;
(h)all or any portion of the Collateral is sold, transferred, Encumbered or assigned without the consent of the Purchasers (other than pursuant to a Permitted Asset Disposition or other disposition permitted hereunder or Permitted Encumbrance, as applicable);
(i)an Encumbrancer or any other Person takes possession of any of the Collateral by appointment of a receiver, receiver and manager, or otherwise;

(j)the Seller is in breach or default of its obligations under Section 7.1 or 7.2, or the Seller or any Guarantor takes or seeks to take any action to abandon all or any material portion of the Collateral (other than as permitted under Section 7.4);
(k)any Governmental Body directly or indirectly condemns, expropriates, nationalizes, seizes or appropriates any interest in any Stream Party or any material portion of the Collateral;
(l)it is or becomes unlawful, or any action taken by a Governmental Body makes it impractical or impossible, for the Seller or any Guarantor to perform any of its obligations in any material respect under any Stream Document;
(m)(i) any Group Member, or any director or officer of any Group Member, has breached, or is charged with breaching, any AML Legislation, any Anti-Corruption Laws or any Sanctions, or (ii) any employee or agent of any Group Member has breached, or is charged with breaching, any AML Legislation, any Anti-Corruption Laws or any Sanctions, unless either (A) such Group Member’s relationship with such employee or agent is terminated within 10 days of acquiring actual knowledge of such breach or charge, or (B) such Group Member takes such other action to remedy such breach or charge as may be acceptable to the Purchasers’ Agent within 10 days of acquiring actual knowledge of such breach or charge and thereafter continues to take such action as may be acceptable to the Purchasers’ Agent; or
(n)any of the Security or any Stream Document is repudiated or contested by the Seller or any Guarantor in whole or in part, ceases to be in full force and effect, or is invalidated or rendered unenforceable by any act, regulation or governmental action or is determined to be invalid by a court or other judicial entity or, in the case of the Security, to not constitute a first ranking priority Encumbrance in the Collateral, subject only to Permitted Encumbrances.
In addition to the foregoing, until the Covenant Release Date, each of the following events or circumstances shall also constitute a Seller Event of Default:
(o)the Seller or any Guarantor (i) fails to make any payment when such payment is due and payable to any Person in relation to any Debt having a principal amount in excess of $[Redacted – commercially sensitive information], and any applicable grace period in relation thereto has expired, or (ii) defaults in the observance or performance of any other agreement or condition in relation to any such Debt or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs or condition exists, the effect of which default or other condition, if not remedied within any applicable grace period, would be to cause, or to permit the holder of such Debt to declare such Debt to become due prior to its stated maturity date;
(p)the occurrence of any “Default” or “Event of Default”, as defined under the Gold Prepay Facility or any Refinancing Facility, or a Convertible Debt Agreement without giving effect to any amendments or waivers from the lenders thereunder;
(q)a final judgment, order, writ of execution, garnishment or attachment or similar process for an amount in excess of $[Redacted – commercially sensitive information] is issued or levied against the Seller or any Guarantor or any material portion of the Collateral;

(r)the applicable Owner takes or seeks to take any action to (i) put a Project on care and maintenance, or (ii) otherwise suspend mining operations at a Project (other than temporary suspensions for sound operational reasons not to exceed three months);
(s)any Material Project Authorization that has been previously obtained by an Owner is suspended, cancelled, revoked, forfeited, surrendered, refused renewal or terminated (whether in whole or in part) or otherwise is not, or ceases to be, in full force and effect at any time;
(t)an Owner fails to obtain, or loses the right to, or benefit of, a Material Project Authorization;
(u)a material default occurs and is continuing under any Material Project Agreement after giving effect to any cure period thereunder or any Material Project Agreement is terminated other than at scheduled maturity or with the prior written consent of the Purchasers’ Agent (at the direction of the Majority Purchasers), acting reasonably;
(v)a default occurs in the making of any Waterton Payment when required to be made, or any breach or default occurs under any agreement or instrument governing, evidencing, securing or otherwise relating to any Waterton Payment, including any Waterton Subordination Agreement; or
(w)the occurrence of a Material Adverse Effect.
10.2Remedies
(a)If a Seller Event of Default occurs and is continuing, the Purchasers shall have the right, upon written notice from the Purchasers’ Agent (at the direction of the Majority Purchasers) to the Seller, at their option and in addition to and not in substitution for any other remedies available to the Purchasers hereunder or at law or equity, to take any or all of the following actions:
(i)demand all amounts and deliveries owing by the Seller and the Guarantors to the Purchasers;
(ii)terminate this Agreement by written notice to the Seller and, without limiting Section 10.2(a)(i), demand all Losses suffered or incurred as a result of the occurrence of such Seller Event of Default and termination, including the greater of:
(A)the Early Termination Amount; and
(B)the NPV of the Remaining Stream, provided that for the purposes of this Section 10.2(a)(ii)(B) only, a [Redacted – commercially sensitive information]% discount rate will be applied; and
(iii)direct the Stream Collateral Agent to enforce the Security.
(b)The Parties hereby acknowledge and agree that (i) the Purchasers will be damaged by a Seller Event of Default; (ii) it would be impracticable or extremely difficult to fix the actual damages resulting from a Seller Event of Default; (iii) any sums payable in accordance with Section 10.2(a)(ii) with respect to a Seller Event of

Default are in the nature of liquidated damages, not a penalty, and are fair and reasonable; and (iv) the amount payable in accordance with Section 10.2(a)(ii) with respect to a Seller Event of Default represents a reasonable estimate of fair compensation for the losses that may reasonably be anticipated from such Seller Event of Default in full and final satisfaction of all amounts owed in respect of such Seller Event of Default.
(c)For greater certainty, if the Majority Purchasers do not exercise their termination right under Section 10.2(a)(ii), the obligations of the Seller or any successors following a realization hereunder shall continue in full force and effect.
Article 11
PURCHASER EVENTS OF DEFAULT
11.1Events of Default
Each of the following events or circumstances constitutes an event of default by a Purchaser (each, a “Purchaser Event of Default”):
(a)such Purchaser is in breach or default of any terms or conditions, or any of its covenants or obligations, set forth in this Agreement or any other Stream Document, which breach or default is not remedied within a period of 15 Business Days after the earlier of (i) delivery by the Seller to such Purchaser of written notice of such breach or default, and (ii) such Purchaser becoming aware of such breach; or
(b)such Purchaser makes any representation or warranty under any Stream Document which is, in any material respect (or in any respect in the case of representations and warranties that are qualified by materiality), incorrect or incomplete when made or deemed to be made.
11.2Remedies
The Seller shall have no right to terminate this Agreement. However, if a Purchaser Event of Default has occurred and is continuing, the Seller shall be entitled to all other remedies available to it under this Agreement (including Sections 13.3 and 13.4) or at law or in equity.
Article 12
THE PURCHASERS AND THE PURCHASERS’ AGENT
12.1Decision-Making
(a)Any amendment, waiver, discharge or termination with respect to this Agreement relating to the following matters shall be effective only if agreed between the Seller and the Unanimous Purchasers:
(i)any amount payable or deliverable by the Seller to the Purchasers, or any alteration in the currency or mode of calculation or computation of any amount payable or deliverable by the Seller to the Purchasers hereunder;
(ii)any change to Article 10 or what constitutes a Seller Event of Default;

(iii)any extension or reduction of the time for any payments or deliveries required to be made by the Seller to the Purchasers;
(iv)any extension or reduction of the notice period required in connection with any payment or delivery by the Seller to the Purchasers;
(v)any material change in the nature and scope of the Security or any release or discharge of any material portion of the Security, except that the Stream Collateral Agent may from time to time without notice to or the consent of the Purchasers execute and deliver partial releases of the Security from time to time in respect of any item of the Collateral to the extent expressly permitted in this Agreement;
(vi)any provision of this Article 12; or
(vii)the reduction or elimination of any rights of any Purchaser, acting alone or together with other Purchasers, to exercise any rights or receive any information.
(b)Except for the matters described in this Section 12.1 above or otherwise expressly provided for in this Agreement, any amendment, waiver, discharge or termination with respect to this Agreement shall be effective only, if agreed between the Seller and the Majority Purchasers, in writing and any such amendment, waiver, discharge or termination that is so agreed shall be final and binding upon all of the Purchasers. Subject to the other provisions of this Section 12.1, where the terms of this Agreement refer to any action to be taken hereunder or thereunder by the Purchasers or to any such action that requires the consent or other determination of the Purchasers, the action taken by and the consent or other determination given or made by the Majority Purchasers shall, except to the extent that this Agreement expressly provides to the contrary, constitute the action or consent or other determination of the Purchasers.
(c)The Purchaser’s Agent shall provide the other Purchasers with copies of all amendments, waivers or consents provided by the Purchasers’ Agent with respect to any provisions of this Agreement or other Stream Documents promptly upon execution thereof.
(d)To the extent that any of the Purchasers has an interest in the subject matter of any decision (other than the appointment of the Purchasers’ Agent) requiring approval of the Purchasers and such interest is adverse in any material respect from the interest of any other Purchasers, in their capacity as Purchasers, such Purchaser’s Share shall be disregarded in determining the approval of the Majority Purchasers or Unanimous Purchasers, as applicable.
12.2Purchasers’ Obligations Several; No Partnership
Subject to the terms and conditions of this Agreement, each Purchaser agrees to fund its respective Purchaser’s Share to the Seller. The obligations of each Purchaser under this Agreement are several and not joint or joint and several. No Purchaser shall be responsible for the obligations of any other Purchaser hereunder, nor shall any Purchaser be obligated to fund its portion of the Deposit unless it is satisfied, acting reasonably, that the other Purchasers will fund their respective portions of the Deposit. Neither the entering into of this Agreement nor the completion of any transactions contemplated herein shall constitute the Purchasers a partnership.
12.3Intercreditor Agreement
The rights and obligations of the Stream Collateral Agent shall be governed by the provisions of the Intercreditor Agreement. The exercise of the Purchasers’ Agent’s rights under the Intercreditor Agreement, including appointment of the Stream Collateral Agent, shall, subject to Section 12.1, be taken at the direction of the Majority Purchasers.
12.4Purchasers’ Agent
(a)From time to time, the Purchasers may authorize one of the Purchasers, or an Affiliate of one of the Purchasers to act as the Purchasers’ Agent for taking the actions of the Purchasers’ Agent specified under the Stream Documents. The Purchasers’ Agent shall be OMF Fund III (Hg) Ltd. or as otherwise be designated from time to time by notice in writing from the Majority Purchasers to the other Parties.
(b)In exercising its duties hereunder, the Purchasers’ Agent may engage and pay for the advice or services of any lawyers, accountants or other experts whose advice or services may to it seem necessary, expedient or desirable and rely upon any advice so obtained. The Purchasers’ Agent may refrain from exercising any right, power or discretion vested in it under this Agreement which would or might in its opinion in its sole discretion be contrary to any Applicable Law or otherwise render it liable to any Person, and may do anything which is in its opinion in its sole discretion necessary to comply with any such Applicable Law. The Purchasers’ Agent shall not be bound to disclose to any Person any information relating to any Group Member if such disclosure would or might in its opinion in its sole discretion constitute a breach of Applicable Law or be otherwise actionable at the suit of any Person.
(c)The Purchasers’ Agent shall not accept any responsibility for the accuracy and/or completeness of any information supplied in connection herewith and the Purchasers’ Agent shall not be under any liability to any Purchaser as a result of taking or omitting to take any action in relation to the Stream Documents save in the case of the Purchasers’ Agent’s gross negligence or wilful misconduct.
(d)Each Purchaser shall, on demand by the Purchasers’ Agent, indemnify the Purchasers’ Agent pro rata (based on each Purchaser’s Share), against any and all costs, claims, reasonable expenses (including legal fees) and liabilities which the Purchasers’ Agent may incur (and which, where applicable, have not been reimbursed by the Seller) to the extent required hereunder, otherwise than by reason of its own gross negligence or wilful misconduct, in acting in its capacity as the Purchasers’ Agent under the Stream Documents.
12.5Sharing of Information
Notwithstanding Section 6.13, the Purchasers may share among themselves any information they may have from time to time concerning the Group Members whether or not such information is confidential; but shall have no obligation to do so, provided that any Confidential Information so shared will remain subject to the terms and conditions of Section 6.13. The Seller, on behalf of itself and each Group Member, authorizes the Purchasers to share among each other any information possessed by any of them regarding the Group Members, subject to the obligations of the Purchasers under Section 6.13.
12.6Amendments to this Article
The Purchasers may amend any provision in this Article 12 without prior notice to or the consent of the Seller, and the Purchasers shall provide a copy of any such amendment to the Seller reasonably promptly thereafter; provided, however, that if any such amendment would adversely affect any rights, entitlements, obligations or liabilities of any of Group Member (other than in a de minimus manner), such amendment shall not be effective until the Seller provides its written consent thereto, such consent not to be unreasonably withheld or delayed.
12.7Adjustments Among Purchasers
(a)Each Purchaser agrees that it will at any time or from time to time, as required by any other Purchaser, purchase portions of the amounts due and owing to the other Purchasers and make any other adjustments which may be necessary or appropriate so that the amounts due and owing to each Purchaser, as adjusted under this Section, will, as nearly as possible, reflect each Purchaser’s Share determined as at the date of the exercise of any such rights.
(b)For greater certainty, the Purchasers acknowledge and agree that, without limiting the generality of the provisions of Section 12.7(a), those provisions will have application if and whenever any Purchaser shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of setoff, realization upon any Security or otherwise) on account of any money owing or payable by the Seller or a Guarantor to it in excess of the amounts to which it would otherwise be entitled under Section 12.7(a).
(c)The Seller agrees to be bound by and to do all things necessary or appropriate to give effect to any and all purchases and other adjustments made by and between the Purchasers under this Section 12.7.
Article 13
ADDITIONAL PAYMENT TERMS
13.1Payments
All payments of funds due by one Party to another under this Agreement shall be made in U.S. dollars and shall be made by wire transfer in immediately available funds to the bank account or accounts designated by the receiving Party in writing from time to time.
13.2Taxes
(a)All deliveries of Refined Silver and all payments and transfers of property of any kind made in respect of this Agreement or any other Stream Document (each such amount, a “Payment”) shall be made in full without set-off or counterclaim, and free of and without deduction or withholding for any Taxes, other than Excluded Taxes, except to the extent otherwise required by Applicable Law.
(b)If the payor of any Payment (the “Payor”) is required by Applicable Law to deduct or withhold any Taxes, other than Excluded Taxes, from or in respect of any Payment (any such Tax withheld by the Payor, an “Indemnified Withholding Tax”) to a Purchaser, then the amount otherwise payable to such Purchaser shall be increased by such amount (“Additional Amounts”) as may be necessary so that after making all required deductions or withholdings such Purchaser receives an amount equal to the sum it would have received if no deduction or withholding had been made from such Payment, and the Payor shall pay the full amount deducted to the relevant taxation or other authority in accordance with Applicable Law.
(c)If a Purchaser becomes liable for any Tax on any Payment, other than (i) any Excluded Taxes or (ii) any Indemnified Withholding Tax in respect of which the Purchaser has received Additional Amounts in accordance with Section 13.2(b) (any such other Tax, an “Indemnified Other Tax”), then the Payor shall indemnify such Purchaser for such Tax, and the indemnity payment shall be increased as may necessary so that after the imposition of any Tax on the indemnity payment (including Tax in respect of any such increase in the indemnity payment), such Purchaser shall receive the full amount of Taxes for which it is liable, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Body. A certificate as to the amount of such Indemnified Other Tax delivered to the Payor by such Purchaser shall be conclusive absent manifest error.
(d)If requested by the Seller, the Purchaser shall use reasonable commercial efforts to dispute the imposition or assertion by the relevant Governmental Body of any Indemnified Taxes, all at the Seller’s expense; provided, however, that the Purchaser may refuse to do so if doing so would have an adverse impact on it (including by disputing the imposition or assertion of such Taxes if there is no reasonable basis to do so), as determined by the Purchaser, acting reasonably. In the event that the Purchaser proceeds with disputing the imposition or assertion of such Taxes, the Purchaser will have carriage of such dispute and any related communications and proceedings, provided that Purchaser shall (i) timely keep the Seller informed of any material developments relating to the dispute and proceedings, (ii) timely provide the Seller with copies of any written correspondence with the relevant Governmental Body relating to the dispute or proceedings, (iii) give due consideration to any suggestions by the Seller relating to the conduct of the dispute or proceedings, and (iv) not settle, compromise or otherwise resolve such dispute without the consent of the Seller, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding clause (iv) of the immediately foregoing sentence, the Purchaser shall be entitled to discontinue such dispute at any time that it determines, acting reasonably, that the continuation of such dispute would have an adverse impact on it. In no event shall the Purchaser have any liability whatsoever to the Seller for any decision by it to commence, settle, compromise, resolve or discontinue such dispute, the manner in which the Purchaser carries out such dispute or the results thereof.
(e)If a Purchaser receives a refund of any Indemnified Taxes, or the Purchaser, acting reasonably, determines that, because of the payment of such Indemnified Taxes, it has benefited from a reduction in Excluded Taxes otherwise payable by it, it shall pay to the Payor an amount equal to such refund or reduction (but only to the extent of indemnity payments made, or Additional Amounts paid, by the payor under this Section 13.2 with respect to the Taxes giving rise to such refund or reduction), net of all out-of-pocket expenses of such Purchaser, as the case may be, and without interest (other than any net after-Tax interest paid by the relevant Governmental Body with respect to such refund). The Payor, upon the request of a Purchaser, agrees to repay the amount paid over to the Payor to such Purchaser, without interest, if such Purchaser is required to repay such refund or reduction to such Governmental Body. This paragraph shall not be construed to require a Purchaser to make available its Tax Returns (or any other information relating to its Taxes that it deems confidential) to the Seller or any other Person, to arrange its affairs in any particular manner or to claim any available refund or reduction.
(f)Any Purchaser that is entitled to an exemption from or reduction of Taxes under the law of the jurisdiction in which the Seller or any Payor is resident for tax purposes, any treaty to which such jurisdiction is a party, or otherwise, with respect to any payments made in respect of this Agreement shall, at the request of the Seller, deliver to the Seller (with a copy to the Administrative Agent), at the time or times prescribed by Applicable Law or reasonably requested by the Seller or the Administrative Agent, such properly completed and executed documentation prescribed by Applicable Law (if any) or as reasonably requested by the Seller or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding Taxes. In addition, any Purchaser, if requested by the Seller or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law (if any) or reasonably requested by the Seller or the Administrative Agent as will enable the Seller or the Administrative Agent to determine whether or not such Purchaser is subject to withholding or information reporting requirements. Notwithstanding the foregoing, no Purchaser shall be required to deliver any documentation pursuant to this Section 13.2(f) that such Purchaser is not legally able to deliver.
(g)Following the execution and delivery of this Agreement, each of the parties hereto will co-operate reasonably with the other parties hereto in implementing any proposed adjustments to the structure or terms of this Agreement to facilitate the reduction of the Seller’s or any other Group Member’s obligations to pay any Additional Amounts or Indemnified Other Taxes pursuant to this Section 13.2 or for any other reasonable tax planning purpose of any party, provided that such adjustments have no material adverse impact on the non-proposing party and that the costs of such adjustments shall be paid for by the proposing party. For greater certainty, if, as a result of a change in Applicable Law or in the interpretation of any Applicable Law by a relevant Governmental Body (a “Change in Law”), the Seller or any other Group Member is required to pay any Indemnified Taxes pursuant to this Section 13.2 which are materially in excess of the Indemnified Taxes which would have been paid to a Purchaser prior to the Change in Law, the parties agree that, upon the request of the Seller, the parties shall negotiate in good faith to implement any proposed adjustments to the structure or terms of this Agreement and any other relevant agreement between the Parties so that the Seller is no longer materially and adversely affected by such Change in Law; provided that, notwithstanding anything in this Agreement to the contrary, no party shall be obligated to execute any such amendment if doing so would have an adverse impact on such party, as determined by such party in its sole and absolute discretion acting reasonably.
13.3Overdue Payments
Unless otherwise provided herein, any payment or delivery not made by a Party on or by any applicable payment or delivery date referred to in this Agreement shall incur interest from the due date until such payment or delivery is paid or made in full at a per annum rate equal to 10% from and after the due date, calculated, compounded and paid monthly in arrears.
13.4Set-Off
Any dollar amount or Refined Silver owing by a Party to any other Party under this Agreement may be set off against any dollar amount or Refined Silver owed to such Party by the other Party. Subject to Section 2.6: (a) any amount of Refined Silver set off and withheld against any non-

payment by a Party shall be valued at the Silver Market Price as of the day that such amount of Refined Silver became deliverable to such Party and shall result in a reduction in the amount of Refined Silver otherwise to be delivered by that number of ounces equal to the dollar amount set off divided by such Silver Market Price; and (b) any payment set off and withheld against any non-delivery of Refined Silver by a Party shall value the Refined Silver at the Silver Market Price as of the day that such payment became payable to such Party and shall result in a reduction in the amount of Refined Silver otherwise to be delivered by such Party by that number of ounces equal to the dollar amount set off divided by such Silver Market Price.
Article 14
INDEMNITIES
14.1Indemnity of the Seller
The Seller shall, jointly and severally, indemnify and save each of the other Parties, their Affiliates and their directors, officers, employees and agents harmless from and against any and all Losses suffered or incurred by any of them as a result of, in respect of, or arising as a consequence of:
(a)any breach or inaccuracy of any representation or warranty of the Seller or any Guarantor contained in this Agreement or the other Stream Documents, including the representations and warranties set forth in Schedule L hereto, or in any document, instrument or agreement delivered pursuant hereto or thereto;
(b)any breach, including breach due to non-performance, by the Seller or any Guarantor of any covenant or agreement to be performed by such Person contained in this Agreement or the other Stream Documents or in any document, instrument or agreement delivered pursuant hereto or thereto;
(c)the development or operation of the Projects;
(d)the failure of any of the Group Members to comply with any Applicable Law, including any Applicable Law relating to environmental matters and reclamation obligations, the ICMM Guidelines, the HSEC Policy or the Anti-Corruption Policy; or
(e)the physical environmental condition of a Project and matters of health and safety related to the Projects or any action or claim brought with respect thereto (including conditions arising prior to the date of this Agreement), provided that the foregoing shall not apply to any Losses to the extent they arise primarily from the gross negligence or willful misconduct of any such indemnified Person.
14.2Indemnity of Purchasers
Each Purchaser shall indemnify and save each of the other Parties and their Affiliates and their directors, officers, employees and agents harmless from and against any and all Losses suffered or incurred by any of them as a result of, in respect of, or arising as a consequence of:

(a)any breach or inaccuracy of any representation or warranty of such Purchaser contained in this Agreement or the other Stream Documents, including the representations and warranties set forth in Schedule M hereto, or in any document, instrument or agreement delivered pursuant hereto or thereto; or
(b)any breach, including breach due to non-performance, by such Purchaser of any covenant or agreement to be performed by such Purchaser contained in this Agreement or the other Stream Documents or in any document, instrument or agreement delivered pursuant hereto or thereto, provided that the foregoing shall not apply to any Losses to the extent they arise primarily from the gross negligence or willful misconduct of any such indemnified Person.
14.3Non-Party Indemnified Persons
Each of the Parties shall act as the trustee to its related indemnified Persons under this Article 14 to the extent indemnified under this Agreement and accepts this trust and will hold and enforce the covenants herein on behalf of such related indemnified Persons.
Article 15
GENERAL
15.1Disputes and Arbitration
(a)Subject to Sections 15.1(b) and 15.1(c):
(i)Any dispute, controversy or claim arising out of or relating to this Agreement or the breach, termination or validity thereof which has not been resolved by the Parties within the time frames specified herein (or where no time frames are specified, within 15 days of the delivery of written notice by either Party of such dispute, controversy or claim) shall be referred to the chief executive officer, general counsel or other individual of similar seniority and authority of each applicable Party for prompt resolution.
(ii)Any such dispute, controversy or claim which cannot be resolved by such individuals within 15 days after it has been so referred to them hereunder, including the determination of the scope or applicability of this Agreement to arbitrate, shall be settled by binding arbitration administered by the International Center for Dispute Resolution, and any Party may so refer such dispute, controversy or claim to binding arbitration. Such referral to binding arbitration shall be to one qualified arbitrator in accordance with the Arbitration Rules, which Arbitration Rules shall govern such arbitration proceeding. The place of arbitration shall be Toronto, Ontario, and the language of arbitration shall be English. The determination of such arbitrator shall be final and binding upon the Parties and the costs of such arbitration shall be as determined by the arbitrator. Judgment on the award may be entered in any court having jurisdiction. The Parties covenant and agree that they shall conduct all aspects of such arbitration having regard at all times to expediting the final resolution of such arbitration.
(iii)The arbitration, including any settlement discussions between the parties related to the subject matter of the arbitration shall be conducted on a private and confidential basis and any and all information exchanged and disclosed during the course of the arbitration shall be used only for the purposes of the arbitration and any appeal therefrom. Neither party shall communicate any information obtained or disclosed during the course of the arbitration to any third party except to those experts or consultants employed or retained by, or consulted about retention on behalf of, such party in connection with the arbitration and solely to the extent necessary for assisting in the arbitration, and only after such persons have agreed to be bound by these confidentiality conditions. In the event that disclosure of any information related to the arbitration is required to comply with Applicable Law or court order, the disclosing party shall promptly notify the other party of such disclosure, shall limit such disclosure to only that information so required to be disclosed and shall have availed itself of the full benefits of any laws, rules, regulations or contractual rights as to disclosure on a confidential basis to which it may be entitled.
(iv)The award of the arbitrator and any reasons for the decision of the arbitrator shall also be kept confidential except (i) as may reasonably be necessary to obtain enforcement thereof; (ii) for either party to comply with its disclosure obligations under Applicable Law; (iii) to permit the parties to exercise properly their rights under the Arbitration Rules; and (iv) to the extent that disclosure is required to allow the parties to consult with their professional advisors.
(b)Any dispute, controversy or claim arising out of or relating to: (i) the enforcement of any remedies by the Purchasers under Article 10; or (ii) the Security Documents or any intercreditor agreement entered into by the Stream Collateral Agent on behalf of the Purchasers, including the Intercreditor Agreement, may, solely at the option of the Purchasers’ Agent (at the direction of the Majority Purchasers), be settled by binding arbitration in accordance with Section 15.1(a). Unless the Purchasers’ Agent shall have directed that any such dispute, controversy or claim be settled by arbitration, Section 15.1(a) shall not apply to any such dispute, controversy or claim. For greater certainty, no Group Member shall have any ability to direct that any such dispute, controversy or claim be settled by arbitration.
(c)Section 15.1(a) shall not preclude the Parties from seeking provisional remedies in aid of arbitration from a court of competent jurisdiction.
15.2Further Assurances
Each Party shall execute all such further instruments and documents and do all such further actions as may be necessary to effectuate the documents and transactions contemplated in this Agreement, in each case at the cost and expense of the Party requesting such further instrument, document or action, unless expressly indicated otherwise.
15.3No Joint Venture
Nothing herein shall be construed to create, expressly or by implication, a joint venture, mining partnership, commercial partnership, agency relationship, fiduciary relationship, or other partnership relationship between the Purchasers and any Group Member.

15.4Governing Law
This Agreement shall be governed by and construed under the laws of the Province of Ontario and the federal laws of Canada applicable therein (without regard to its laws relating to any conflicts of laws), and each Party irrevocably attorns and submits to the non-exclusive jurisdiction of the courts of the Province of Ontario. The United Nations Vienna Convention on Contracts for the International Sale of Goods shall not apply to this Agreement.
15.5Notices
(a)Unless otherwise specifically provided in this Agreement, any notice or other communication required or permitted to be given hereunder shall be in writing and shall be delivered by hand to an officer or other responsible employee of the addressee or transmitted by facsimile transmission or sent by electronic mail in PDF format, addressed to:
(i)if to any Stream Party:
[Redacted – personal information]

with a copy to (which shall not constitute notice):

[Redacted – personal information]

(ii)if to the Purchasers’ Agent:
[Redacted – personal information]

with copies to (which shall not constitute notice):
(iii)[Redacted – personal information]
(iv)and
(v)[Redacted – personal information]
(vi)if to the Purchasers, in accordance with the details specified in Schedule B, as amended from time to time in accordance with this Agreement,
(vii)or at such other address, facsimile number or email address as such Party from time to time directs in writing to the other Parties.
(b)Any notice or other communication given in accordance with this Section 15.5, if delivered by hand as aforesaid shall be deemed to have been validly and effectively given on the date of such delivery if such date is a Business Day and such delivery is received before 4:00 pm at of the place of delivery; otherwise, it shall be deemed to be validly and effectively given on the Business Day next following the date of delivery. Any notice of communication which is transmitted by facsimile transmission or electronic mail as aforesaid, shall be deemed to have been validly and effectively given on the date of transmission if such date is a

Business Day and such transmission was received before 4:00 pm at the place of receipt; otherwise it shall be deemed to have been validly and effectively given on the Business Day next following such date of transmission.
(c)Any notices and communications given in respect of this Agreement must be given in the English language, or if given in any other language, that notice or communication must be accompanied by an English translation of it, which must be certified as being a true and correct translation of the notice or communication.
15.6Press Releases
The Parties shall jointly plan and co-ordinate, and shall cause their respective Affiliates to jointly plan and coordinate, any public notices, press releases, and any other publicity concerning the entering into of this Agreement and none of the Parties or its Affiliates shall act in this regard without reasonable prior consultation with the other Parties, unless such disclosure is required to meet timely disclosure obligations of such Parties or their Affiliates under Applicable Laws in circumstances where prior consultation with the other Parties is not practicable, and a copy of such disclosure shall be provided to the other Parties at such time as it is made publicly available.
15.7Amendments
Except as otherwise provided herein, this Agreement may not be changed, amended or modified in any manner, except pursuant to an instrument in writing signed on behalf of each of the Parties.
15.8Beneficiaries
Except as otherwise provided herein, this Agreement is for the sole benefit of the Parties and their successors and permitted assigns and nothing herein is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature or kind whatsoever under or by reason of this Agreement.
15.9Entire Agreement
This Agreement, the other Stream Documents and the other Key Transaction Agreements together constitute the entire agreement between the Parties with respect to the subject matter hereof and cancel and supersede any prior understandings and agreements between the Parties with respect thereto. There are no representations, warranties, terms, conditions, opinions, advice, assertions of fact, matters, undertakings or collateral agreements, express, implied or statutory, with respect to the subject matter hereof and thereof by or between the Parties (or by any of their respective employees, directors, officers, representatives or agents) other than as expressly set forth in this Agreement, the other Stream Documents or the other Key Transaction Agreements.
15.10Waivers
Any waiver of, or consent to depart from, the requirements of any provision of this Agreement shall be effective only if it is in writing and signed by the Party giving it, and only in the specific instance and for the specific purpose for which it has been given. No failure on the part of any

Party to exercise, and no delay in exercising, any right under this Agreement shall operate as a waiver of such right. No single or partial exercise of any such right shall preclude any other or further exercise of such right or the exercise of any other right.
15.11Assignment
(a)This Agreement and the other Stream Documents shall enure to the benefit of and shall be binding on and enforceable by the Parties and their respective successors and permitted assigns.
(b)Except as otherwise provided herein, but subject to Section 15.11(f), the Seller shall not assign, in whole or in part, any of its rights, obligations or interest under this Agreement or the other Stream Documents without the prior written consent of the Purchasers’ Agent (at the direction of the Majority Purchasers).
(c)Subject to Section 15.11(f), any Purchaser may assign, in whole or in part, any of its rights, obligations or interest under this Agreement and the other Stream Documents without the consent of any other Party.
(d)An assignment by a Purchaser shall become effective when the Seller, the other Purchasers and the Stream Collateral Agent have received from the assignee (i) an agreement (addressed to all the parties to this Agreement) to be bound by this Agreement and to perform the obligations assigned to it, in substantially the form of Schedule I, and (ii) any documents required by local counsel and requested by the Purchasers’ Agent to ensure the assignee receives the benefit of the Security. Any assignee shall be treated as a Purchaser for all purposes of this Agreement, shall be entitled to the full benefit hereof and shall be subject to the obligations of the assigning Purchaser to the same extent as if it were an original party in respect of the rights or obligations assigned to it, and the assigning Purchaser shall be released and discharged from its obligations hereunder (but not from any claims or damages arising from a breach of this Agreement prior to such date or resulting from such assigning Purchaser’s gross negligence or wilful misconduct) from the date of assignment, accordingly and to the same extent.
(e)Notwithstanding any other provision of this Agreement, each Purchaser shall have the right to grant a security interest, hypothecate or pledge, in whole or in part, its interest under this Agreement to one or more lenders providing financing to the Purchaser without notice to, or the consent of, any other Party. If any such lender enforces such security interest, hypothec or pledge, it will provide notice of such enforcement to the Seller, the Stream Collateral Agent and the other Purchasers, and, upon delivery of such notice (which notice shall confirm that such lender agrees to be bound by the terms and conditions of this Agreement and the other Stream Documents to the extent of such interest), such lender shall be entitled to the interest of such Purchaser under this Agreement and the other Stream Documents.
(f)Notwithstanding any other provision of this Agreement, no Party shall assign, in whole or in part, any of its rights, obligations or interest under this Agreement or the other Stream Documents to any Sanctioned Person or Sanctioned Entity.

15.12Severability
If any provision of this Agreement is determined to be invalid, illegal or unenforceable in any respect, all other provisions of this Agreement shall nevertheless remain in full force and effect and the Parties shall negotiate in good faith to replace any provision that is invalid, illegal or unenforceable with such other valid provision that most closely replicates the economic effect and rights and benefits of such impugned provision.
15.13Costs and Expenses
(a)Except as otherwise provided for in this Agreement and subject to the following provisions of this Section 15.13, all costs and expenses incurred by a Party shall be for its own account.
(b)The Seller shall pay to the Purchasers’ Agent and the Purchasers on demand all reasonable and documented out of pocket due diligence expenses, including but not limited to documented legal and mining consultants’ costs incurred by the Purchasers’ Agent and the Purchasers on or prior to the date of this Agreement, including all reasonable and documented out of pocket costs associated with the drafting of this Agreement.
(c)The Seller shall pay to the Purchasers’ Agent and the Purchasers on demand all reasonable and documented costs and expenses of the Purchasers’ Agent and Purchasers and their agents, counsel, and any receiver or receiver-manager appointed by them or by a court (including all fees, expenses and disbursements of legal counsel) in connection with this Agreement and the other Stream Documents incurred after the date of this Agreement in connection with the following:
(i)the closing and funding of this Agreement;
(ii)any actual or proposed amendment or modification of the Stream Documents or any waiver thereunder and all instruments supplemental or ancillary thereto;
(iii)the registration, maintenance and/or discharge of any of the Security in any public record office; and
(iv)the defence, establishment, protection or enforcement of any of the rights or remedies of the Purchasers under this Agreement or any of the other Stream Documents. The Purchasers shall be entitled to set-off any amounts owing by the Seller pursuant to this Section 15.13 from the amount of the Deposit or any cash portion of the Purchase Price to be paid to the Seller pursuant to this Agreement, provided prior consent is obtained from the Seller, such consent not to be unreasonably withheld.
15.14Counterparts
This Agreement may be executed in one or more counterparts, and by the Parties in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopy or electronic scan shall be effective as delivery of a manually executed counterpart of this Agreement.
[Signature pages follow.]

IN WITNESS WHEREOF the Parties have executed this Agreement as of the day and year first written above.

i-80 GOLD CORP.
Per:	(signed) "Ewan Downie"
Name: Ewan Downie Title: Chief Executive Officer

Per:	(signed) "Ryan Snow"
Name: Ryan Snow Title: Chief Financial Officer

PREMIER GOLD MINES USA, INC.
Per:	(signed) "Ewan Downie"
Name: Ewan Downie Title: President and Secretary

Per:	(signed) "Ryan Snow"
Name: Ryan Snow Title: Vice President, Finance

OSGOOD MINING COMPANY, LLC
Per:	(signed) "Ewan Downie"
Name: Ewan Downie Title: President and Secretary

Per:	(signed) "Ryan Snow"
Name: Ryan Snow Title: Treasurer

RUBY HILL MINING COMPANY, LLC
Per:	(signed) "Ewan Downie"
Name: Ewan Downie Title: President and Secretary

Per:	(signed) "Ryan Snow"
Name: Ryan Snow Title: Vice President, Finance

OMF FUND III (HG) LTD., in its capacity as a Purchaser
Per:	(signed) "Garth Ebanks"
Name: Garth Ebanks Title: Director

OMF FUND III (HG) LTD., in its capacity as Purchasers’ Agent
Per:	(signed) "Garth Ebanks"
Name: Garth Ebanks Title: Director

SCHEDULE A
Form of Annual Compliance Certificate
[Redacted – commercially sensitive information]

SCHEDULE BSCHEDULE B
Purchasers
[Redacted – commercially sensitive information]

SCHEDULE CSCHEDULE C
Form of Completion Certificate
[Redacted – commercially sensitive information]

SCHEDULE DSCHEDULE D
Granite Creek Project Real Property
[Redacted – commercially sensitive information]
SCHEDULE E

SCHEDULE F
SCHEDULE GSCHEDULE E
Material Contracts
[Redacted – commercially sensitive information]

SCHEDULE HSCHEDULE F
Material Project Agreements
[Redacted – commercially sensitive information]

SCHEDULE ISCHEDULE G
Material Project Authorizations
[Redacted – commercially sensitive information]

SCHEDULE JSCHEDULE H
Project Agreements
[Redacted – commercially sensitive information]
SCHEDULE K

SCHEDULE LSCHEDULE I
Purchaser Assignment Agreement
[Redacted – commercially sensitive information]

SCHEDULE MSCHEDULE J
Royalties
[Redacted – commercially sensitive information]
SCHEDULE N

SCHEDULE OSCHEDULE K
Ruby Hill Project Real Property
[Redacted – commercially sensitive information]

SCHEDULE PSCHEDULE L
Representations and Warranties of the Stream Parties
The Seller, as to itself and as to each of its Subsidiaries and, where applicable, each Stream Party represents and warrants to the Purchasers’ Agent and the Purchasers at the date hereof, as follows:
1.Organization and Powers.  The Seller and each other Project Entity: has been duly incorporated or formed and is validly existing under the laws of its incorporation or formation, as applicable; has all requisite corporate power and authority or, if such entity is not a corporation, such other power and authority, to own and lease its property and assets and to carry on its business; except as disclosed in Schedule N, has all requisite corporate power and authority or, if such entity is not a corporation, such other power and authority, to enter into each of the Stream Documents to which it is or will become a party, and to perform its obligations thereunder; and is duly qualified, licensed or registered to do business in each jurisdiction in which the nature of its business or the property or assets owned or leased by it make such qualification, licensing or registration necessary. No proceeding has been instituted or, to the knowledge of the Seller, threatened in any such jurisdiction revoking, limiting or curtailing, or seeking to revoke, limit or curtail, such power and authority or qualification, licensing or registration. The Seller and each other Project Entity is up-to-date in all of its corporate filings in all material respects and is (if applicable) in good standing under Applicable Laws.
2.Authorization; No Conflict.  Except as disclosed in Schedule O, the execution and delivery by the Seller and each other Project Entity of the Stream Documents to which it is or will become a party, and the performance by it of its obligations hereunder and thereunder, have been duly authorized by all necessary corporate or other action on its part and do not and will not: contravene any provision of its constitutional documents or any resolution of its shareholders, partners or directors (or any committee thereof); conflict with, result in a breach of, or constitute a default or an event creating rights of acceleration, termination, modification or cancellation or a loss of rights under (with or without the giving of notice or lapse of time or both), any Material Contract; violate any Applicable Law; or other than as contemplated by the Stream Documents, result in, or require, the creation or imposition of any Encumbrance on any property or assets of a Project Entity.
3.Execution; Binding Obligation.  Each Stream Document to which the Seller or any other Stream Party is or will become a party:  has been, or when delivered under or in connection with this Agreement will be, duly executed and delivered by the Seller or the applicable Stream Party; and constitutes, or when delivered under or in connection with this Agreement will constitute, a legal, valid and binding agreement of the Seller and such other Stream Party as applicable, enforceable against the Seller and such other Stream Party, as applicable, in accordance with its terms, except to the extent enforcement may be affected by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Applicable Laws affecting creditors’ rights generally and subject to generally applicable principles of equity.
4.Consents.  No Group Member is required to give any notice to, make any filing with or obtain any Authorization, Order or other consent or approval of any Person in connection with the execution or delivery of or performance of its obligations under any Stream Document or other Key Transaction Agreements to which it is a party, or the consummation of the transactions contemplated herein and therein, other than those that have already been obtained and copies of which have been provided to the Purchasers’ Agent, including the conditional approval of the Toronto Stock Exchange of the transactions contemplated by the Key Transaction Documents that require such approval, and  filings required to be made on or following the date hereof pursuant to such conditional approval.
5.Corporate Structure; Subsidiaries; Other Ventures.  Schedule P sets forth the true and complete list of all Subsidiaries of the Seller, including the type and number of issued and outstanding shares or other equity interests of each such Subsidiary and the Person in whose name such shares or equity interests are registered. Except as set out in Schedule P, no Person (other than a Stream Party) has any option, warrant, right (pre-emptive, contractual or otherwise) or other security or conversion privilege of any kind that is exercisable or convertible into, or exchangeable for, or otherwise carries the right of the holder to purchase or otherwise acquire (whether or not subject to conditions) common shares or other equity interests of any Project Entity. No Project Entity is engaged in any joint purchasing arrangement, joint venture, partnership and other joint enterprise with any other Person. No Person has a direct or indirect ownership interest in any Project Entity (other than the Seller) except as set out in Schedule P, or the Project Property or is otherwise involved in any manner in the operation of the Projects, other than the Seller and the Project Entities.
6.Principal Place of Business and Other Locations.  The jurisdiction of incorporation, principal place of business, location of corporate records, and location of tangible assets (except for inventory which is in transit) of each Stream Party as of the date hereof is set out in Schedule Q (or if such Schedule is replaced in accordance with this Agreement, such replacement Schedule).
7.Residence for Tax Purposes.  The Seller is a resident of Canada (and no other jurisdiction) for tax purposes. Each of the Subsidiaries of the Seller is a resident of the United States for tax purposes (and no other jurisdiction).
8.Solvency.  Neither the Seller nor any other Project Entity is or can reasonably be expected to become insolvent within the meaning of Applicable Law.
9.No Defaults; Material Contracts.  No event has occurred or circumstance exists that (with or without the giving of notice or lapse of time or both) has contravened, conflicted with or resulted in, or may contravene, conflict with or result in, a violation or breach of, or give any Project Entity or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Material Contract, Authorization or Order to which it is a party or by which it or its properties and assets may be bound, and, to the knowledge of the Seller, each other Person that is party thereto is in compliance in all material respects with the terms and requirements thereof. Without limiting the generality of the foregoing:
(a)all Material Contracts as of the date hereof are set out in Schedule F, and true and complete copies thereof have been made available to the Purchasers’ Agent;
(b)no Project Entity nor, to the knowledge of the Seller, any other Person, is in default or breach in any material respect in the observance or performance of any term, covenant or obligation to be performed by such Project Entity or such other Person under any Material Contract to which such Project Entity is a party or by which it is otherwise bound (including its property and assets) and each such Material Contract is in good standing, constitutes a valid and binding agreement of each of the parties thereto, is in full force and effect and is enforceable in accordance with its terms, except to the extent enforcement may be affected by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Applicable Laws affecting creditors’ rights generally and subject to generally applicable principles of equity; and
(c)neither the Seller nor any other Project Entity has any knowledge of the invalidity of or grounds for rescission, avoidance or repudiation of any such Material Contract and no Project Entity has received notice of any intention to terminate any such Material Contract or repudiate or disclaim any transaction contemplated thereby.
10.Title to Real Property.  Schedule D, Schedule K and Schedule AA (or if such Schedules are replaced in accordance with this Agreement, such replacement Schedules) set out a complete and accurate list of the Real Property in which the Project Entities has a right, title or interest. The Project Entities, subject to Permitted Encumbrances:
(a)have or has valid and subsisting leasehold title to all leases of real property and Mineral Interests included within the Real Property;
(b)have or has valid possessory and record title to all Mineral Interests included within the Real Property, except such Mineral Interests that are leased to the Project Entities and are covered under paragraph (a); and
(c)have or has good and marketable title to such other real property interests included within the Real Property and not otherwise included under paragraphs (a) and (b).
Such Real Property is free and clear of all Encumbrances other than Permitted Encumbrances. Except as disclosed in Schedule D, Schedule K and Schedule AA as of the date hereof, neither the Seller nor any Project Entity holds any freehold, leasehold or other real property interests or rights (including licenses from landholders permitting the use of land, leases, rights of way, occupancy rights, surface rights and easements).
11.Other Project Property.  The Project Entities have good and valid title to, or leasehold interest in, all other Project Property that is not Real Property, free and clear of all Encumbrances other than Permitted Encumbrances.
12.Project Property.  Without limiting the generality of Section 10 and Section 11 of this Schedule L:
(a)Granite Creek Owner owns or otherwise has valid rights to use all of the Granite Creek Project Property, and no Person other than the Granite Creek Owner has any rights to participate in the Granite Creek Project Real Property or operate the Granite Creek Project;
(b)the Granite Creek Project Real Property constitutes all real property, mineral, surface interests and ancillary rights necessary for the development and mining operations of the Granite Creek Project, as currently operated and as contemplated to be developed and operated, substantially in accordance with the Mine Plan;
(c)other than the Royalties, the Offtake Agreement, the Stream Documents, the Convertible Debt Agreements, the Contingent Value Rights Agreement and this Agreement, none of the Granite Creek Project Real Property or any Minerals

produced therefrom are subject to an option, right of first refusal or right, title, interest, reservation, claim, rent, royalty, or payment in the nature of rent or royalty, or right capable of becoming an agreement, option, right of first refusal or right, title, interest, reservation, claim, rent, royalty, or payment in the nature of rent or royalty;
(d)other than pursuant to Applicable Laws, there are no restrictions on the ability of Granite Creek Owner to exploit the Granite Creek Project Real Property; the Granite Creek Owner owns or otherwise has valid rights to use all of the Granite Creek Project Property, and no Person other than the Granite Creek Owner has any rights to participate in the Granite Creek Project Real Property or operate the Granite Creek Project;
(e)Ruby Hill Owner owns or otherwise has valid rights to use all of the Ruby Hill Project Real Property, and no Person other than Ruby Hill Owner has any rights to participate in the Ruby Hill Project Real Property or operate the Ruby Hill Project;
(f)the Ruby Hill Project Real Property constitutes all real property, mineral, surface interests and ancillary rights necessary for the development and mining operations of the Ruby Hill Project, as currently operated and as contemplated to be developed and operated, substantially in accordance with the Mine Plan;
(g)other than the Royalties, the Offtake Agreement, the Stream Documents, the Convertible Debt Agreements, the Milestone Payment Rights Agreement and this Agreement, none of the Ruby Hill Project Real Property or any Minerals produced therefrom are subject to an option, right of first refusal or right, title, interest, reservation, claim, rent, royalty, or payment in the nature of rent or royalty, or right capable of becoming an agreement, option, right of first refusal or right, title, interest, reservation, claim, rent, royalty, or payment in the nature of rent or royalty;
(h)other than pursuant to Applicable Laws, there are no restrictions on the ability of the Ruby Hill Owner to exploit the Ruby Hill Project Real Property;
(i)Lone Tree Owner owns or otherwise has valid rights to use all of the Lone Tree Project Property, and no Person other than the Lone Tree Owner has any rights to participate in the Lone Tree Project Real Property or operate the Lone Tree Project;
(j)the Lone Tree Project Real Property constitutes all real property, mineral, surface interests and ancillary rights necessary for the development and mining operations of the Lone Tree Project, as currently operated and as contemplated to be developed and operated, substantially in accordance with the Mine Plan;
(k)other than the Royalties, the Lone Tree Contingent Consideration Agreement, the Offtake Agreement, the Stream Documents and this Agreement, none of the Lone Tree Project Real Property or any Other Minerals produced therefrom are subject to an option, right of first refusal or right, title, interest, reservation, claim, rent, royalty, or payment in the nature of rent or royalty, or right capable of becoming an agreement, option, right of first refusal or right, title, interest, reservation, claim, rent, royalty, or payment in the nature of rent or royalty; and

(l)other than pursuant to Applicable Laws, there are no restrictions on the ability of Lone Tree Owner to exploit the Lone Tree Project Real Property; the Lone Tree Owner owns or otherwise has valid rights to use all of the Lone Tree Project Property, and no Person other than the Lone Tree Owner has any rights to participate in the Lone Tree Project Real Property or operate the Lone Tree Project.
13.Maintenance of Project Property.  Except as disclosed in Schedule R, all mining concession, maintenance fees, recording fees, and Taxes and all other amounts have been paid when due and payable and all other actions and all other obligations as are required to maintain the Project Property in good standing, have been taken and complied with in all material respects.
14.No Expropriation.  No Project Property, nor any part thereof, has been taken or expropriated by any Governmental Body nor has any notice been given or proceeding commenced by a Governmental Body in respect thereof nor, to the knowledge of the Seller, is there any intent or proposal to give any such notice or commence any such proceeding.
15.Insurance.  The Collateral and the other businesses and operations of the Project Entities are insured under coverage obtained by the Group Members with reputable insurance companies (not Affiliates of the Seller) in such amounts, with such deductibles and covering such risks as is consistent with insurance carried by reasonably prudent participants in comparable businesses in the relevant jurisdictions, and such coverage will be in full force and effect. No Project Entity has breached the terms and conditions of any policies in respect thereof in any material respect nor failed to promptly give any notice or present any material claim thereunder. There are no material claims by any Project Entity under any such policy as to which any insurer is denying liability or defending under a reservation of rights clause. To the knowledge of the Seller, the Group Members will be able to renew existing insurance coverage as and when such policies expire or obtain comparable insurance coverage from similar institutions as may be necessary or appropriate to conduct the business of the Project Entities and at a comparable cost.
16.Authorizations and Other Rights.  The Project Entities have obtained or been issued all such Authorizations and Other Rights as are necessary for the conduct of their respective businesses and operations as currently conducted except for those Authorizations and Other Rights which, if not held, do not have and could not reasonably be expected to have a material impact on the Project Entities’ ability to develop or operate the Projects and carry on the business of the Project Entities. Without limiting the foregoing, the Project Entities have obtained or been issued all Project Authorizations other than such Authorizations and Other Rights that are not necessary for the conduct of development activities and operations (including commercial production transactions) as such activities and operations are currently being conducted, but that are expected to be obtained in the ordinary course of business, by the time they are necessary for the conduct of development activities and operations (including commercial production transactions) as contemplated by the Mine Plans, or the failure of which to be obtained would not be material to the development and operation of the Projects or the ongoing operation of commercial production (including commercial production transactions). Without limiting the foregoing:
(a)all Material Project Authorizations, whether obtained or issued by the date hereof or not, are set out in Schedule G, along with the status of such Material Project Authorizations. True and complete copies all Material Project Authorizations which have been obtained or issued as of the date hereof have been made available to the Purchasers, and no Project Entity is in breach or default of the terms and conditions thereof in any material respect; all of such Material Project Authorizations are in good standing, and no proceeding is pending or, to the knowledge of the Seller, threatened to revoke or limit any such Material Project Authorizations; and
(b)to the knowledge of the Seller, there are no facts or circumstances that might reasonably be expected to adversely affect the issuance, renewal or obtaining of any such Authorizations.
17.Bank Accounts.  The Stream Parties have no other bank accounts other than as set out in Schedule S.
18.Applicable Laws; Conduct of Operations.  The Seller and its Subsidiaries, including in the conduct of operations at the Projects, are and have been in compliance in all material respects with all Applicable Laws and, without limiting the generality of the foregoing, all exploration, development and mining operations in respect of the Project Real Property have been conducted in accordance with Good Industry Practice and all material workers’ compensation and health and safety regulations have been complied with. There are no pending or, to the knowledge of the Seller, proposed changes to Applicable Laws that would render illegal or materially restrict the development of the Projects or the conduct of operations at the Projects, or that could otherwise reasonably be expected to result in a Material Adverse Effect.
19.AML Legislation.  Without limiting the generality of Section 18 of this Schedule L, the Group Members are in compliance with, and have not been charged under, AML Legislation.
20.Anti-Corruption and Sanctions.  Without limiting the generality of Section 18 of this Schedule L the Group Members, and their respective officers, employees and, to the knowledge of the Seller, their directors and agents, are in compliance with, and have not been charged under, Anti-Corruption Laws and applicable Sanctions and are not knowingly engaged in any activity that would reasonably be expected to result in any Group Member being designated as a Sanctioned Person or Sanctioned Entity. None of the Group Members or, to the knowledge of the Seller, any of their respective directors, officers or employees, or to the knowledge of the Seller, any agent of any of them that will act in any capacity in connection with or benefit from the Deposit, has used, or authorized the use of, any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity, made, or authorized the making of, any direct or indirect unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any domestic or foreign government official or employee from corporate funds, or is a Sanctioned Person or a Sanctioned Entity. The Deposit, use of proceeds or other transaction contemplated by this Agreement will not violate Anti-Corruption Laws or applicable Sanctions.
21.Environmental Compliance.  Without limiting the generality of Sections 16 and 18 of this Schedule L, except as set out in Schedule T:
(a)the Project Entities, including without limitation, in the conduct of operations at the Projects, have been and are in compliance in all material respects with all Environmental Laws, the HSEC Policy [Redacted – commercially sensitive information];

(b)the Project Entities have, obtained all material Authorizations required under Environmental Laws necessary to construct, develop and operate the Projects or to conduct any other exploration, development, drilling or mining operations being conducted by it;
(c)No Project Entity has used or permitted to be used, except in material compliance with Environmental Laws, any of the Project Real Property to release, dispose, recycle, generate, manufacture, process, distribute, use, treat, store, transport or handle any Hazardous Substance;
(d)There is no presence of any Hazardous Substance on, in or under any of the Project Real Property and no Hazardous Substances will be generated from any Project Entity’s use of the Project Real Property (including without limitation as a result of the conduct of operations at the Projects) except in compliance in all material respects with Environmental Laws;
(e)none of the Project Entities, nor any of the Project Real Property, is subject to any pending or, to the knowledge of the Seller, threatened:
(i)material claim, notice, complaint, allegation, investigation, application, order, requirement or directive, each in writing, that relates to environmental, natural resources, Hazardous Substances, human health or safety matters or any other matter covered by Environmental Laws, and which would reasonably require or result in any work, repairs, rehabilitation, reclamation, remediation, construction, obligations, liabilities or expenditures (and, to the knowledge of the Seller, there is no basis for such a claim, notice, complaint, allegation, investigation, application, order, requirement or directive); or
(ii)material allegation, demand, direction, Order, notice or prosecution with respect to any matter covered by Environmental Laws including any Applicable Laws respecting the use, storage, treatment, transportation, rehabilitation, reclamation, remediation or disposition of any Hazardous Substance (including without limitation tailings, waste rock, sediment from erosion, wastewater and surface water run-off) from the Project Real Property, and no Project Entity has settled any allegation of non-compliance with Environmental Laws prior to prosecution;
(f)the Seller has made available to the Purchasers’ Agent a true and complete copy of each material environmental audit, assessment, study or test of which it is aware relating to the Projects, including any environmental and social impact assessment study reports and any other material environmental information;
(g)the Seller has provided to the Purchasers’ Agent a true and complete copy of the HSEC Policy in effect as of the date hereof. The HSEC Policy is consistent with Good Industry Practice as it pertains to health, safety, environmental, community and related operational matters [Redacted – commercially sensitive information];
(h)there are no material environmental liabilities in respect of the operations at the Projects other than those identified in the Material Project Authorizations; and
(i)there are no pending or, to the knowledge of the Seller, proposed (in writing) changes to Environmental Laws or environmental Authorizations referred to in paragraph (e)(ii) above that would render illegal or materially restrict the conduct of operations at the Projects, or that could otherwise reasonably be expected to result in a Material Adverse Effect.
22.Community Matters.  The applicable Project Entity’s consultation and dealing with any Aboriginal and other persons and groups located on or near the vicinity of the Project Real Property affected by any Project, including any ejidos, regarding the proposed exploration, development, construction, operating, closure and rehabilitation of the Project Property and the Projects have been consistent in scope with similar projects of that nature and in material compliance with HSEC Policy (or a substantially similar policy). Other than as disclosed in Schedule U, no Project Entity has received notice that the Project Real Property or any of the Projects is subject to any Aboriginal Claims, and, to the knowledge of the Seller, there are no current or pending Aboriginal Claims affecting Project Real Property or any Project. No Project Entity has received notice of any claim or assertion, written or oral, whether proven or unproven, from any other such affected persons or groups, or Persons acting on their behalf, with respect to any title (including collective title), rights or other interests which could reasonably be expected to conflict with a Project if such claim or assertion were valid. The Seller has disclosed all Aboriginal Information, and all other material correspondence, notices and other documents from or involving such other affected persons or groups, or Persons acting on their behalf, of which it is aware to the Purchasers, and other than as disclosed in Schedule T, no Project Entity has entered into any written or oral agreements with any Aboriginal or other such affected persons or groups to provide benefits, pecuniary or otherwise, with respect to the Projects at any stage of development and the Project Entities have not offered any Aboriginal or other such affected persons or groups any benefits with respect to any Project at any stage of development.
23.Employee and Labour Matters.  The Project Entities are in material compliance with all Applicable Laws respecting employment and employment practices, terms and conditions of employment, pay equity and wages; there is not currently any labour disruption or conflict involving any Project Entities or directly affecting a Project. Except as set out in Schedule V, none of the Project Entities are a party to a collective bargaining agreement.
24.Security.  Granite Creek Owner, Ruby Hill Owner and Lone Tree Owner have each implemented security practices and procedures at the applicable Projects in accordance with Applicable Laws and consistent with the HSEC Policy and Good Industry Practice.
25.Employee Benefit Plans.  Each Employee Benefit Plan mandated by a Governmental Body that is intended to qualify for special tax treatment meets all of the requirements for such treatment and has obtained all necessary approvals of all relevant Governmental Bodies. No Employee Benefit Plan has any unfunded liabilities, determined in accordance with IFRS, that have not been fully accrued on the Financial Statements or that will not be fully offset by insurance. All Employee Benefit Plans are registered where required by, and are in good standing under, all Applicable Laws. For purposes of this Section 25 of this Schedule L, “Employee Benefit Plan” means any employee benefit plan, pension plan, program, policy or arrangement sponsored, maintained or contributed to by any Project Entity or with respect to which any Project Entity has any liability or obligation.
26.Taxes.
(a)All Taxes due and payable by the Project Entities (whether or not shown as due on any Tax Returns and whether or not assessed (or reassessed) by the appropriate Governmental Body) have been timely paid when due. All assessments and reassessments received by any Project Entity in respect of Taxes have been paid when due.
(b)All Tax Returns required by Applicable Law to be filed by or with respect to any Project Entity have been properly prepared and timely filed when due and all such Tax Returns (including information provided therewith or with respect thereto) are true, complete and correct in all material respects, and no material fact or facts have been omitted therefrom which would make any such Tax Returns misleading in any material respect.
(c)Adequate provision has been made by the Seller in the Financial Statements and by Ruby Hill Acquired Entity in the Ruby Hill Acquired Entity Financial Statements for all Taxes for any period for which Tax Returns are not yet required to be filed, or for which Taxes are not yet due or payable, up to the date of the most recent financial statements delivered pursuant to Section 5.2.
(d)Since the respective dates of the most recent financial statements delivered pursuant to Section 5.2, the Ruby Hill Acquired Entity has not incurred any material liability, whether actual or contingent, for Taxes or engaged in any transaction or event that would result in any material liability, whether actual or contingent, for Taxes, other than liabilities incurred in the ordinary course of business other than Permitted Debt.
(e)No Project Entity has ever incurred any material liability, whether actual or contingent, for Taxes or engaged in any transaction or event that would result in any material liability, whether actual or contingent, for Taxes.
(f)Other than as disclosed in Schedule W(f), no audit or other proceeding by any Governmental Body is pending or, to the knowledge of the Seller, threatened with respect to any Taxes due from or with respect to any Project Entity, and no Governmental Body has given written notice of any intention to assert any deficiency or claim for additional Taxes against any Project Entity. There are no matters under audit or appeal or in dispute, or, to the knowledge of the Seller, under discussion, with any Governmental Body relating to Taxes.
(g)No Governmental Body of a jurisdiction in which any Project Entity does not file Tax Returns has made any written claim that any Project Entity is or may be subject to taxation by such jurisdiction. To the knowledge of the Seller, there is no basis for a claim that any Project Entity is subject to Tax in a jurisdiction in which such Project Entity does not file Tax Returns.
(h)Other than as disclosed in Schedule W(h), here are no outstanding agreements, waivers, objections or arrangements extending the statutory period of limitations applicable to any claim for Taxes due from or with respect to any Project Entity for any taxable period, nor has any such agreement, waiver, objection or arrangement been requested. No Project Entity is bound by any tax sharing, allocation or indemnification or similar agreement.
(i)The Project Entities have withheld or collected any Taxes that are required by Applicable Law to be withheld or collected and have paid or remitted, on a timely basis, the full amount of any Taxes that have been withheld or collected, and are due, to the applicable Governmental Body.
(j)[Redacted – commercially sensitive information].

27.Intellectual Property.  Each of the Project Entities owns, licenses or otherwise has the right to use all material licenses, Authorizations, patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, copyright applications, franchises, authorizations and other intellectual property rights that are necessary for the operation of its business, without infringement upon or conflict with the rights of any other Person with respect thereto (other than any intellectual property the absence of which or any such infringement upon or conflict with respect to which would not have a material impact on the Project Entities’ ability to develop or operate the Projects and carry on the Project Entities’ business). No slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by a Project Entity infringes upon or conflicts with any rights owned by any other Person. No claim or litigation regarding any of the foregoing is pending or, to the knowledge of the Seller, threatened.
28.Books and Records.  The minute books and corporate records of each Project Entity are true and correct in all material respects and contain all minutes of all meetings and all resolutions of the shareholders or directors (or any committee thereof), as applicable, of the Project Entity (and true and correct copies thereof have been provided by the Seller to the Purchasers’ Agent).
29.Financial Statements.
(a)The Ruby Hill Acquired Entity Financial Statements have been prepared in accordance with IFRS applied on a consistent basis throughout, and the Ruby Hill Acquired Entity Financial Statements present fairly, in all material respects, the financial condition of the Ruby Hill Acquired Entity, on a consolidated basis, as at the dates specified therein and for the periods then ended. The Seller does not intend to correct or restate, nor, to the knowledge of the Seller, is there any basis for any correction or restatement of, any aspect of the Ruby Hill Acquired Entity Financial Statements.
(b)The Financial Statements have been prepared in accordance with IFRS applied on a consistent basis throughout and complied, as of their date of filing, with the applicable published rules and regulations of any stock exchange on which the Seller’s securities are listed and Securities Laws, and the Financial Statements present fairly, in all material respects, the financial condition of the Seller and its Subsidiaries, on a consolidated basis, as at the date specified therein and for the period then ended. The Seller does not intend to correct or restate, nor, to the knowledge of the Seller, is there any basis for any correction or restatement of, any aspect of the Financial Statements.
(c)Except as disclosed in Schedule X(c), there are no off-balance sheet transactions, arrangements, obligations (including contingent obligations) or other relationships of the Seller or any of its Subsidiaries with unconsolidated entities or other Persons.
(d)Grant Thornton LLP Chartered Accountants is the auditor of the Seller and is “independent” as required under Securities Laws. There has never been a “reportable event” (within the meaning of National Instrument 51-102 Continuous Disclosure Obligations of the Canadian Securities Administrators) with the present or any former auditor of the Seller.

(e)The Seller is in compliance with National Instrument 52-109 Certification of Disclosure in Issuers’ Annual and Interim Filings of the Canadian Securities Administrators.
30.Absence of Change.  Except as disclosed in the Financial Statements, the Ruby Hill Acquired Entity Financial Statements or the Public Disclosure Documents as of the date hereof or as permitted by this Agreement after the date hereof, since December 31, 2020, there has been no event, change or effect which, individually or in the aggregate, has had, or could reasonably be expected to have, a Material Adverse Effect.
31.Related Party Transactions.  Except as disclosed in Schedule Y hereto, or as otherwise disclosed in writing by the Seller to the Purchasers’ Agent prior to the date hereof or as permitted by this Agreement after the date hereof, no Project Entity has: made any payment or loan to, or borrowed any moneys from or otherwise been indebted to, any Related Party thereof; or been a party to any Contract with any Related Party thereof, other than independent contractor or indemnification agreements entered into with officers or directors of a Project Entity which, in the case of clause (I) or (II), remains in effect on the date hereof.
32.No Liabilities.  No Project Entity has any material liabilities, contingent or otherwise, other than those reflected in the Financial Statements or the Ruby Hill Acquired Entity Financial Statements, as applicable.
33.Litigation.  There are no Orders which remain unsatisfied against any Project Entity or consent decrees or injunctions to which any Project Entity is subject. Except as disclosed in Schedule Z, there are no material investigations, actions, suits or proceedings at law or in equity or by or before any Governmental Body pending or, to the knowledge of the Seller, threatened against or directly affecting any Project Entity (or any of its properties or assets) or otherwise having a material impact on the ability of the Project Entity to develop or operate the Project and, to the knowledge of the Seller, there is no ground on which any such action, suit or proceeding might be commenced.
34.Debt Instruments.  No Project Entity has any Debt other than Permitted Debt.
35.No Subordination.  There is no Contract to which a Project Entity is a party or by which it or any of its properties or assets may be bound that requires the subordination in right of payment of any of the Stream Obligations under the Stream Documents to any other obligation of it.
36.Securities.
(a)The common shares of the Seller are listed and posted for trading on the TSX and no order ceasing or suspending trading in any securities of the Seller or prohibiting the sale or issuance of the common shares or the trading of any of the Seller’s issued securities has been issued and no (formal or informal) proceedings for such purpose are pending or, to the knowledge of the Seller, have been threatened. The Seller has not taken any action which would reasonably be expected to result in the delisting or suspension of the common shares on or from the TSX and the Seller is currently in compliance in all material respects with the rules and regulations of the TSX.
(b)The Seller has the full power and authority to create and issue the Warrants. The creation and issuance of the Warrants has been duly authorized and, when issued and delivered against payment of the consideration set forth in any Warrant

Certificate, the common shares issuable upon exercise of the Warrants will be validly issued as fully paid and non-assessable common shares and, subject to applicable Securities Laws (including with respect to required hold periods), will be listed on the TSX and be freely transferable. Upon issuance of the Warrants in accordance with the terms hereof, the applicable Purchasers will be the legal owners of the Warrants and will have good title thereto free and clear of all Encumbrances, other than as may be imposed as a result of the application of any Applicable Laws to the Warrants or as are imposed as a result of any actions taken by, or transactions entered into by, the applicable Purchasers.
37.Regulatory Compliance.
(a)The Seller is a “reporting issuer” (or the equivalent) in each of the provinces in Canada and is not included on a list of defaulting reporting issuers maintained by the Securities Regulators. The Seller has not taken any action to cease to be a reporting issuer in any jurisdiction in which it is a reporting issuer and has not received any notification from a Securities Regulator seeking to revoke the Seller’s reporting issuer status.
(b)All filings and fees required to be made and paid by the Seller pursuant to Securities Laws have been made and paid when due.
(c)Except as set forth in Schedule AA(c), since December 31, 2020, as of their respective filing dates, each of the Public Disclosure Documents complied with the requirements of applicable Securities Laws in all material respects and none of the Public Disclosure Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. There is no material change as of the date hereof relating to the Seller which has occurred and with respect to which the requisite material change report has not been filed with the Securities Regulators and made publicly available on SEDAR. The Seller has not filed any confidential material change report or other confidential report with any Securities Regulator or other Governmental Body which at the date hereof remains confidential.
38.Technical Disclosure.  The most recent estimated measured, indicated and inferred mineral resources and proven and probable mineral reserves disclosed in the Technical Reports and in the other technical reports disclosed in the Public Disclosure Documents for the Group Members’ mineral projects have been prepared and disclosed in accordance with accepted mining industry practices. The Seller is in compliance, in all material respects, with the requirements prescribed by National Instrument 43-101 (as in effect on the date of publication of the relevant report or information). The Seller has no knowledge that the mineral resources or mineral reserves (or any other material aspect of any technical reports) as disclosed in the Public Disclosure Documents were not, at the date of disclosure, inaccurate in any material respect. There are no outstanding unresolved comments of the TSX or any Securities Regulator in respect of the technical disclosure made in the Public Disclosure Documents. To the knowledge of the Seller, there has been no material reduction in the aggregate amount of estimated mineral resources and reserves for the Group Members’ mineral projects from the amounts last disclosed publicly by the Seller in the Public Disclosure Documents.
39.No Default.  No Seller Event of Default has occurred and is continuing under any Stream Document or any Key Transaction Agreement.

40.Disclosure.  All information which has been prepared by or on behalf of the Seller relating to the Seller and its Subsidiaries and disclosed in writing to the Purchasers’ Agent or the Purchasers is, as of the date of such information, true and correct in all material respects, and no fact or facts have been omitted therefrom which would make such information materially misleading. All forecasts, projections and budgets which have been prepared by or on behalf of the Seller relating to the Group Members and their Subsidiaries and the Projects and their respective businesses, properties and assets and delivered to the Purchasers’ Agent or the Purchasers represent the Seller’s reasonable estimates and assumptions as to future performance, which the Seller believes to be fair and reasonable as of the time made in the light of current and reasonably foreseeable business conditions. To the knowledge of the Seller, there is no matter, thing, information, fact, data or interpretation thereof relative to the Group Members or their Subsidiaries or their respective businesses, properties and assets which could reasonably be expected to have a Material Adverse Effect that has not been disclosed to the Purchasers’ Agent and Purchasers.
41.Foreign Controls.  The execution, delivery and performance of the Stream Documents by the Project Entities are, under applicable foreign exchange control regulations or metals control regulations of the jurisdiction in which each Project Entity is organized and existing, not subject to any notification or authorization except such as have been made or obtained or such as cannot be made or obtained until a later date (provided that any notification or authorization described in clause (II) shall be made or obtained as soon as is reasonably practicable and, to the knowledge of the Seller, there is no reason that any such authorizations will not be obtained in the ordinary course).

SCHEDULE QSCHEDULE M
Purchaser Representations and Warranties
1.Organization and Powers. Each Purchaser: (i) has been duly incorporated or formed and is validly existing under the laws of its incorporation or formation, as applicable; (ii) has all requisite corporate power and authority or, if such entity is not a corporation, such other power and authority, to own and lease its property and assets and to carry on its business; and (iii) has all requisite corporate power and authority or, if such entity is not a corporation, such other power and authority, to enter into each of the Stream Documents to which it is or will become a party, and to perform its obligations thereunder.
2.Authorization; No Conflict. The execution and delivery by each Purchaser of the Stream Documents to which it is a party, and the performance by it of its obligations hereunder and thereunder, have been duly authorized by all necessary corporate or other action on its part and do not and will not: (i) contravene any provision of its constating documents or any resolution of its shareholders, partners or directors (or any committee thereof); (ii) conflict with, result in a breach of, or constitute a default or an event creating rights of acceleration, termination, modification or cancellation or a loss of rights under (with or without the giving of notice or lapse of time or both), any contract material to it; or (iii) violate any Applicable Law.
3.Execution; Binding Obligation. Each Stream Document to which each Purchaser is or will become a party: (i) has been, or when delivered under or in connection with this Agreement will be, duly executed and delivered by it; and (ii) constitutes, or when delivered under or in connection with this Agreement will constitute, a legal, valid and binding agreement of it, enforceable against it in accordance with its terms, except to the extent enforcement may be affected by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Applicable Laws affecting creditors’ rights generally and subject to generally applicable principles of equity.
4.Consents. Each Purchaser is not required to give any notice to, make any filing with or obtain any Authorization, Order or other consent or approval of any Person in connection with the execution or delivery of or performance of its obligations under any Stream Document or the consummation of the transactions contemplated herein and therein.
5.No Finders. Each Purchaser is not party to any Contract that would give rise to a valid claim against any Group Member for a brokerage commission, finder’s fee or like payment in connection with the transactions contemplated by this Agreement.

SCHEDULE RSCHEDULE N
Organization and Powers
6.[Redacted – commercially sensitive information]
7.

SCHEDULE SSCHEDULE O
Authorization; No Conflict
8.[Redacted – commercially sensitive information]

SCHEDULE TSCHEDULE P
Corporate Structure; Subsidiaries; Other Ventures
9.[Redacted – commercially sensitive information]
10.

SCHEDULE USCHEDULE Q
Principal Place of Business and Other Locations
11.[Redacted – commercially sensitive information]
12.

SCHEDULE VSCHEDULE R
Maintenance of Project Property
13.[Redacted – commercially sensitive information]
14.

SCHEDULE WSCHEDULE S
Bank Accounts
15.[Redacted – commercially sensitive information]
16.

SCHEDULE XSCHEDULE T
Environmental Compliance
[Redacted – commercially sensitive information]

SCHEDULE YSCHEDULE U
Community Matters
[Redacted – commercially sensitive information]

SCHEDULE ZSCHEDULE V
Employee and Labour Matters
[Redacted – commercially sensitive information]

SCHEDULE AASCHEDULE W(f)
Audits
17.[Redacted – commercially sensitive information]
18.

SCHEDULE ABSCHEDULE W(h)
Taxes
19.[Redacted – commercially sensitive information]
20.

SCHEDULE ACSCHEDULE X(c)
Off-Balance Sheet Transactions
21.[Redacted – commercially sensitive information]
22.

SCHEDULE ADSCHEDULE Y
Related Party Transactions
23.[Redacted – commercially sensitive information]
24.

SCHEDULE AESCHEDULE Z
Litigation
25.[Redacted – commercially sensitive information]
26.

SCHEDULE AFSCHEDULE AA(c)
Public Disclosure Documents
27.[Redacted – commercially sensitive information]
28.

SCHEDULE AGSCHEDULE BB
Other Real Property
29.[Redacted – commercially sensitive information]